Exhibit 4.1

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of June 3, 2020

among

LIBBEY GLASS INC.,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Borrower,

LIBBEY INC.,
a Debtor and Debtor-in-Possession under Chapter 11 of the Bankruptcy Code, as Holdings,

THE LENDERS FROM TIME TO TIME PARTY HERETO,

and

CORTLAND CAPITAL MARKET SERVICES LLC,
as Administrative Agent

TABLE OF CONTENTS

i

v

Schedules:

Schedule 1.01(a)	-	Subsidiary Guarantors
Schedule 1.01(c)	-	Mortgaged Property
Schedule 1.01(d)	-	Permitted Investments
Schedule 1.01(e)	-	Permitted Liens
Schedule 2.01	-	Lenders; Commitments
Schedule 4.01(a)(iv)	-	Legal Opinions
Schedule 5.06	-	Litigation and Environmental Matters
Schedule 5.08(a)	-	Real Property
Schedule 5.08(b)	-	Intellectual Property
Schedule 5.08(c)	-	Insurance
Schedule 6.18	-	Post-Closing Requirements
Schedule 5.12	-	Capitalization and Subsidiaries
Schedule 7.03	-	Existing Indebtedness
Schedule 7.08	-	[Reserved]
Schedule 7.09	-	Existing Restrictions
Schedule 10.02	-	Notices

Exhibits:
Exhibit A	-	Form of Committed Loan Notice
Exhibit B	-	Form of Note
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Closing Checklist
Exhibit E	-	[Reserved]
Exhibit F	-	[Reserved]
Exhibit G-1	-	Form of Non-Bank Tax Certificate
Exhibit G-2	-	Form of Non-Bank Tax Certificate
Exhibit G-3	-	Form of Non-Bank Tax Certificate
Exhibit G-4	-	Form of Non-Bank Tax Certificate
Exhibit H	-	Form of Compliance Certificate
Exhibit I	-	Form of Interim Order
Exhibit J	-	Form of Funding Account Withdrawal Notice

SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT

This SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is entered into as of June 3, 2020, among LIBBEY GLASS INC., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (the “Borrower”), LIBBEY INC., a Delaware corporation and a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code (“Holdings”), the Debtor Subsidiary Guarantors (as defined below), each, a debtor and debtor-in-possession under Chapter 11 of the Bankruptcy Code, the Foreign Subsidiary Guarantors (as defined below), Cortland Capital Market Services LLC (“Cortland”), as Administrative Agent and Collateral Agent, and each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”).

PRELIMINARY STATEMENTS

WHEREAS, on June 1, 2020 (the “Petition Date”), the Borrower, Holdings, and the Debtor Subsidiary Guarantors (each a “Debtor” and collectively, the “Debtors”) filed voluntary petitions with the Bankruptcy Court commencing their respective cases that are pending under Chapter 11 of the Bankruptcy Code (each case of the Borrower and each other Debtor, a “Case” and collectively, the “Cases”) and have continued in the possession of their assets and management of their business pursuant to Section 1107(a) and 1108 of the Bankruptcy Code (as this and other capitalized terms used in these preliminary statements are defined in Section 1.01 below).

WHEREAS, the Borrower has requested that the Lenders extend credit to the Borrower in the form of new money term loans in an aggregate principal amount of up to $60,000,000 and in the form of roll-up loans in respect of the loans outstanding under the Pre-Petition Term Loan Credit Agreement (as defined below) in an aggregate principal amount equal to the aggregate principal amount of new money term loans funded hereunder pursuant to this Agreement (collectively, the “DIP Term Facility”), with all of the Borrower’s obligations under the DIP Term Facility to be guaranteed by each Guarantor.

WHEREAS, the priority of the DIP Term Facility with respect to the Collateral granted to secure the Loan Obligations shall be as set forth in the Interim Order and the Final Order, as applicable, in each case upon entry thereof by the Bankruptcy Court.

WHEREAS, the Borrower and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the extensions of credit under this Agreement.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto covenant and agree as follows:

Article I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01     Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below. Unless otherwise defined herein, all terms defined in the UCC and used but not defined in this Agreement have the meanings specified in the UCC:

“ABL Obligations” means, collectively, the DIP ABL Obligations and any Pre-Petition ABL Obligations that have not become DIP ABL Obligations through the DIP ABL Roll-Up and any remaining Pre-Petition ABL Obligations after giving effect to the DIP ABL Roll-Up.

“ABL Priority Collateral” has the meaning set forth in the Intercreditor Agreement.

“Acceptable Confirmation Order” means an order of the Bankruptcy Court confirming an Acceptable Plan, in form and substance satisfactory to the Required Lenders and the Administrative Agent in their sole discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders in their sole discretion).

“Acceptable Disclosure Statement” means the disclosure statement relating to the Acceptable Plan, in form and substance satisfactory to the Required Lenders in their reasonable discretion (as the same may be amended, supplemented, or modified from time to time after the initial filing thereof with the consent of the Required Lenders in their sole discretion).

“Acceptable Disclosure Statement Order” means an order of the Bankruptcy Court approving the Acceptable Disclosure Statement, in form and substance satisfactory to the Required Lenders in their sole discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof so long as such amendment, supplement, or modification is satisfactory to the Required Lenders in their sole discretion).

“Acceptable Plan” means a plan of reorganization for each of the Cases, in form and substance acceptable to the Required Lenders and the Administrative Agent, that, among other things, (i) provides for the termination of the Commitments and the indefeasible payment in full and full discharge of the Loan Obligations (other than contingent indemnification obligations not yet due) upon the effective date of such plan of reorganization, (ii) provides that the effective date of such plan shall occur by a date that is within the applicable Milestones, and (iii) provides for releases and other exculpatory provisions for the Administrative Agent, the Collateral Agent, the Lenders and the agents and lenders under the Pre-Petition Term Loan Credit Agreement and their respective Related Parties in form and substance satisfactory to the Required Lenders and the Required Lenders (as defined in the Pre-Petition Term Loan Credit Agreement).

“Adequate Protection” has the meaning set forth in the Interim Order or Final Order, as applicable.

“Additional Roll-Up Loans” has the meaning specified in Section 2.01(b).

“Additional Roll-Up Schedules” has the meaning specified in Section 2.01(b).

“Administrative Agent” means Cortland, in its capacity as administrative agent under this Agreement and the other Loan Documents, and its successors in such capacity as provided in Article IX.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent or another form reasonably acceptable to the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the possession, directly or indirectly, of the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided that exclusively for purposes of Section 7.08, beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purpose of this definition, terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Transaction” has the meaning specified in Section 7.08(a).

“Affiliated Recipient” means any Affiliate of any Netherlands Loan Guarantor or other Loan Party resident in the Netherlands for tax purposes (disregarding for such purpose the proviso to the definition of “Affiliate”).

“Agent Fee Letter” means the Fee Letter, dated as of the Closing Date, between Cortland, as Administrative Agent and Collateral Agent, and the Borrower.

“Agent Parties” has the meaning specified in Section 10.02(c).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Agreement” has the meaning specified in the introductory paragraph hereto.

“Ankura” means Ankura Consulting Group, LLC.

“Anti-Terrorism Laws” has the meaning specified in Section 5.19(a).

“Applicable Rate” means, (a) with respect to the New Money DIP Loans, a percentage per annum equal to: (i) for Eurocurrency Rate Loans, 11.00% and (ii) for Base Rate Loans, 10.00% and (b) with respect to the Roll-Up Loans, a percentage per annum equal to: (i) for Eurocurrency Rate Loans, 1.00% and (ii) for Base Rate Loans, 0.00%.

“Approved Budget” means the Initial Budget or then most current Budget prepared by the Borrower and approved by the Required DIP Lender Group pursuant to Section 6.01, as applicable.

“Approved Fund” means any Fund that is administered, advised or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Asset Disposition” means any direct or indirect sale, lease (other than an operating lease entered into in the ordinary course of business), transfer, issuance or other disposition, or a series of related sales, leases, transfers, issuances or dispositions that are part of a common plan, of shares of Capital Stock of a Subsidiary (other than directors’ qualifying shares), of any property or other assets (including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division) (each referred to for the purposes of this definition as a “disposition”) by the Borrower or any of its Subsidiaries, including any disposition by means of a merger, consolidation or similar transaction.

“Asset Sale” means any Asset Disposition other than Asset Dispositions made in reliance on Section 7.04(b)(i), (ii), (iii), (iv), (v) and (vi).

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit C or such other form approved by the Administrative Agent.

“Attributable Indebtedness” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate implicit in the transaction) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended), determined in accordance with GAAP; provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligations.”

“Avoidance Action” means any and all claims and causes of action of any Debtor’s estate arising under Sections 542, 544, 545, 547, 548, 549, 550, 551, 553(b) or 724(a) of the Bankruptcy Code, together with all proceeds therefrom.

“Avoidance Proceeds” means any proceeds or property recovered, unencumbered or otherwise arising in connection with successful Avoidance Actions, whether by judgment, settlement or otherwise.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, now and hereafter in effect, or any applicable successor statute.

“Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware, or any appellate court having jurisdiction over the Cases from time to time.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as the same may from time to time be in effect and applicable to the Cases, including any local rules of the Bankruptcy Court.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Federal Funds Rate in effect on such day plus 1/2 of 1%, (b) the Prime Rate in effect for such day and (c) the Eurocurrency Rate for a one-month Interest Period plus 1.00%; provided that for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate determined on such day at approximately 11:00 a.m. (London time) by reference to the ICE Benchmark Administration LTD (or the successor thereto if the ICE Benchmark Administration LTD is no longer making such rate available), as an authorized vendor for the purpose of displaying such rate(s) on such day; it being understood that, for the avoidance of doubt, the Base Rate shall be deemed to be not less than 2.00% per annum. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (a) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective on the effective date of such change in the Prime Rate, the Federal Funds Rate or the Eurocurrency Rate, as the case may be.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Board of Directors” means, as to any Person, the board of directors or managers, as applicable, of such Person or any duly authorized committee thereof.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing (or deemed borrowing) consisting of simultaneous Loans of the same Type and, in the case of Eurocurrency Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Base Certificate” means a Borrowing Base Certificate as defined in the DIP ABL Credit Agreement.

“Budget” means a rolling 13-week cash flow forecast delivered on or prior to the Closing Date and on each four week anniversary of the Closing Date thereafter, setting forth all forecasted receipts and disbursements of the Debtors and their Subsidiaries on a weekly basis during such 13-week period which shall include, among other things, available cash, revenue, cash flow, trade payables and ordinary course expenses, total expenses and capital expenditures, fees and expenses relating to the DIP Term Facility, vendor disbursements, liquidity, borrowing availability under the DIP ABL Credit Agreement, net operating cash flow and net cash flow, fees and expenses related to the Cases (including, for the avoidance of doubt, professional fees), working capital and other general corporate financial needs, (i) initially, covering the period commencing on or about the Petition Date and (ii) thereafter, covering the period commencing on the first day of each four-week anniversary or the Closing Date or the prior forecast, as applicable.

“Budget Variance Report” means a weekly variance report provided by the Borrower to the Administrative Agent (i) showing, in each case, by line item the actual cash receipts and disbursements for the immediately preceding week, noting therein all variances, on a line-item and aggregate basis, from the amounts set forth for such period in the Budget, and shall include explanations for all material variances, and (ii) certified by a Responsible Officer of the Borrower. The Budget Variance Report shall be in a form reasonably satisfactory to the Required Lenders, and shall contain supporting information reasonably requested by the Administrative Agent (acting at the direction of the Required Lenders) and reasonably satisfactory to the Required Lenders.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the State of New York, and if such day relates to any interest rate settings as to a Loan, any fundings, disbursements, settlements and payments in respect of any such Loan, or any other dealings to be carried out pursuant to this Agreement in respect of any such Loan, “Business Day” means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock and limited liability or partnership interests (whether general or limited), but excluding any debt securities convertible into such equity.

“Capitalized Lease Obligation” means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP, and the amount of Indebtedness represented by such obligation will be the capitalized amount of such obligation at the time any determination thereof is to be made as determined in accordance with GAAP, and the Stated Maturity thereof will be the date of the last payment of rent or any other amount due under such lease prior to the first date such lease may be terminated without penalty; provided, however, that any Obligations relating to a lease that would have been accounted for by the Borrower or a Subsidiary as an operating lease in accordance with GAAP as of December 31, 2018 shall be accounted for as an operating lease and not a Capitalized Lease Obligation for all purposes under this Agreement.

“Carve-Out” has the meaning specified in the Interim Order or the Final Order, as applicable.

“Carve-Out Trigger Date” has the meaning specified in the Interim Order or the Final Order, as applicable.

“Carve-Out Trigger Notice” has the meaning specified in the Interim Order or the Final Order, as applicable.

“Case” and “Cases” has the meaning specified in the Preliminary Statements.

“Cash Collateral” has the meaning specified in the Interim Order or the Final Order, as applicable.

“Cash Collateral Account” means a blocked account at a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Cash Equivalents” means:

(1)     Dollars, or in the case of the Borrower or any Foreign Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2)     securities issued or directly and fully guaranteed or insured by the U.S. Government or any agency or instrumentality of the United States (provided that the full faith and credit of the U.S. Government is pledged in support thereof), having maturities of not more than one year from the date of acquisition;

(3)     marketable general obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition of the United States (provided that the full faith and credit of the United States is pledged in support thereof) and, at the time of acquisition, having a credit rating of “A” or better from either S&P or Moody’s;

(4)     certificates of deposit, time deposits, eurodollar time deposits, overnight bank deposits or bankers’ acceptances having maturities of not more than one year from the date of acquisition thereof issued by any commercial bank having combined capital and surplus in excess of $500.0 million;

(5)     repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clauses (2), (3) and (4), entered into with any bank meeting the qualifications specified in clause (4) above;

(6)     commercial paper rated at the time of acquisition thereof at least “A-2” or the equivalent thereof by S&P or “P-2” or the equivalent thereof by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of investments, and in any case maturing within one year after the date of acquisition thereof;

(7)     solely with respect to any Subsidiary that is a Foreign Subsidiary, investments of comparable tenor and credit quality to those described in clauses (1) through (6) above customarily utilized in countries in which such Foreign Subsidiary operates for short term cash management purposes; and

(8)     interests in any investment company or money market fund that invests 95% or more of its assets in instruments of the type specified in clauses (1) through (7) above.

“Casualty” means any casualty, loss, damage, destruction or other similar loss with respect to real or personal property or improvements.

“CBAs” has the meaning specified in Section 6.24.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty; (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (iii) the compliance by any Lender with any written request, guideline or directive (whether or not having the force of law, but if not having force of law, then being one with which the relevant party would customarily comply) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Pub. L. No. 111-203) and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued and with respect to any Lender claiming increasing costs or charges pursuant to Section 3.01 or 3.04, only to the extent such Lender imposes the same charges on other similarly situated borrowers under comparable facilities.

“Change of Control” means the occurrence of any of the following:

(1)     the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Borrower or Holdings (or its successor by merger, consolidation or purchase of all or substantially all of its assets) (for the purposes of this clause, such person or group shall be deemed to beneficially own any Voting Stock of the Borrower or Holdings held by a parent entity, if such person or group “beneficially owns” (as defined above), directly or indirectly, more than 50% of the voting power of the Voting Stock of such parent entity); or

(2)     the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holdings or the Borrower and its Subsidiaries taken as a whole to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) other than Holdings, the Borrower or any of its Subsidiaries; or

(3)     the adoption by the stockholders of the Borrower or Holdings of a plan or proposal for the liquidation or dissolution of the Borrower or Holdings.

“Claim” means all claims, demands, rights, actions, causes of action, liabilities, duties, damages, losses, obligations, diminution in value, judgments, decrees, suits, liens, undertakings, rights to property or information, and controversies of any kind or nature whatsoever, whether absolute or contingent, due or to become due, accrued or unaccrued, disclosed or undisclosed, foreseen or unforeseen, apparent or not apparent, disputed or undisputed, liquidated or unliquidated, at law or in equity, or known or unknown, and whether existing, accrued or arising on, before or after the Petition Date, including all claims arising under state, federal or foreign laws, common law, statutes, rules, regulations or agreements. Without limiting the generality of the foregoing, the term “Claim” shall include the items described in the definition of “Claim” in 11 U.S.C. § 101(5), all claims or causes of action under Chapter 5 of the Bankruptcy Code (including Sections 542, 544, 545, 546, 547, 548, 549 and 550 of the Bankruptcy Code), all claims or causes of action under Sections 105 or 362 of the Bankruptcy Code, all claims or causes of action under any other Debtor Relief Laws, all claims or causes of action arising under the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act, or Uniform Voidable Transactions Act as in effect in any state, and all rights of contribution, subrogation, exoneration or indemnity.

“Class” (a) when used with respect to any Lender, refers to whether such Lender has a Loan with respect to a particular Class of Loans, and (b) when used with respect to Loans or a Borrowing, refers to whether such Loans, or the Loans comprising such Borrowing, are New Money DIP Loans or Roll-Up Loans.

“Closing Checklist” means that certain Closing Checklist for the DIP Term Facility attached as Exhibit D hereto.

“Closing Date” means June 3, 2020, the first date on which all conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 4.01.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collateral” means all the “DIP Collateral” (or equivalent term, including “Collateral”) as defined in the Interim Order (and, when entered, the Final Order) or in any Collateral Document and shall include any and all amounts held in the Funding Account and all proceeds thereof. Without limitation of the foregoing, subject to the terms of the Orders, the Intercreditor Agreement and the Carve-Out, the Collateral shall include all proceeds of any and all Avoidance Actions.

“Collateral Agent” means Cortland, in its capacity as collateral agent under this Agreement, the other Loan Documents, the Intercreditor Agreement and the other Collateral Documents, and its successors in such capacity as provided in Article IX.

“Collateral Documents” means, collectively, the US Collateral Documents, the Netherlands Collateral Documents, the Luxembourg Collateral Document, the Portugal Collateral Documents, the Mexico Collateral Documents and the Orders.

“Commitment” means a New Money DIP Commitment. The aggregate amount of the Commitments as of the Closing Date is $60,000,000, as set forth on Schedule 2.01.

“Commitment Fee” has the meaning specified in Section 2.09.

“Commitment Schedule” means the Schedule attached hereto as Schedule 2.01.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurocurrency Rate Loans, pursuant to Section 2.02(a), which shall be in writing in substantially in the form of Exhibit A.

“Commodity Agreement” means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by the Borrower or any Subsidiary designed to protect the Borrower or any of its Subsidiaries against fluctuations in the price of commodities actually used in the ordinary course of business of the Borrower and its Subsidiaries.

“Common Stock” means with respect to any Person, any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or nonvoting) of such Person’s common stock whether or not outstanding on the Closing Date, and includes, without limitation, all series and classes of such common stock.

“Communication” has the meaning specified in Section 10.18.

“Compensation Period” has the meaning set forth in Section 2.12(c)(ii).

“Compliance Certificate” means a certificate substantially in the form of Exhibit H.

“Condemnation” means any taking by a Governmental Authority of property or assets, or any part thereof or interest therein, for public or quasi-public use under the power of eminent domain, by reason of any public improvement or condemnation or in any other manner.

“Confidential Information” has the meaning specified in Section 10.07.

“Corresponding Liabilities” means all present and future liabilities and contractual and non-contractual obligations of a Loan Party under or in connection with this Agreement and the other Loan Documents, but excluding its Parallel Liability.

“Cortland” has the meaning specified in the introductory paragraph hereto.

“Credit Extension” means a Borrowing.

“Credit Suisse” has the meaning set forth in Section 2.09(c).

“CRO” has the meaning set forth in Section 6.28.

“CS Syndication Commitments” has the meaning set forth in Section 2.09(c).

“Currency Agreement” means in respect of a Person any foreign exchange contract, currency swap agreement, futures contract, option contract or other similar agreement as to which such Person is a party or a beneficiary.

“Debtor” and “Debtors” has the meaning specified in the Preliminary Statements.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, the Dutch Bankruptcy Act (Faillissementswet) , the Mexican Commercial Insolvency Law (Ley de Concursos Mercantiles) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtor Subsidiary Guarantor” means each of (i) LGA3 Corp., a Delaware corporation; (ii) LGA4 Corp., a Delaware corporation; (iii) LGAC LLC, a Delaware limited liability company; (iv) LGAU Corp., a Delaware corporation; (v) LGC Corp., a Delaware corporation; (vi) LGFS Inc., a Delaware corporation; (vii) Libbey.com LLC, a Delaware limited liability company; (viii) Syracuse China Company, a Delaware corporation; (ix) The Drummond Glass Company, a Delaware corporation; and (x) World Tableware Inc., a Delaware corporation

“Default” means any event that is, or after notice or the passage of time or both would be, an Event of Default.

“Default Rate” means an interest rate equal to (a) the Base Rate plus (b) the Applicable Rate plus (c) 2.0% per annum; provided that with respect to the overdue principal or interest in respect of a Eurocurrency Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan, plus 2.0% per annum, in each case to the fullest extent permitted by applicable Laws.

“Defaulting Lender” means any Lender that (a) has failed (i) to fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder, unless such Lender notifies the Administrative Agent and the Borrower in good faith in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (which conditions precedent, together with the applicable Default, if any, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the Administrative Agent, the Collateral Agent or any Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower and the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with the applicable Default, if any, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (d) is, or a direct or indirect parent company of such Lender is, (i) the subject of a Bail-In Action, (ii) insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (iii) the subject of a proceeding under any Debtor Relief Laws, or a receiver, trustee, conservator, intervenor or sequestrator or the like (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in a like capacity with respect to such Lender) has been appointed for such Lender or its direct or indirect parent company, or such Lender or its direct or indirect parent company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Capital Stock in such Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent or the Required Lenders that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination by the Administrative Agent or the Required Lenders to the Borrower and each Lender, and, if such determination is made by the Required Lenders, to the Administrative Agent.

“Delaware LLC” shall mean any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware Divided LLC” shall mean any Delaware LLC which has been formed upon consummation of a Delaware LLC Division.

“Delaware LLC Division” shall mean the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account Control Agreement” has the meaning assigned to such term in the US Security Agreement (it being agreed that each “Deposit Account Control Agreement” entered into in connection with the Pre-Petition Term Loan Credit Agreement shall be a Deposit Account Control Agreement hereunder)..

“DIP ABL Administrative Agent” means, JPMorgan Chase Bank, N.A., in its capacity as administrative agent under the DIP ABL Facility, together with its successors and permitted assigns in such capacity.

“DIP ABL Credit Agreement” means that certain Debtor-In-Possession Credit Agreement, dated as of the date hereof, among the Borrower, each of the Guarantors, the DIP ABL Administrative Agent and the lenders party thereto from time to time.

“DIP ABL Loan Documents” means the “Loan Documents” as defined in the DIP ABL Credit Agreement.

“DIP ABL Obligations” means the “Secured Obligations” as defined in the DIP ABL Credit Agreement.

“DIP ABL Roll-Up” means the roll-up of certain of the loans and other obligations outstanding under the Pre-Petition ABL Credit Agreement into loans and other obligations outstanding under the DIP ABL Credit Agreement, to the extent provided in the Orders and the DIP ABL Credit Agreement.

“DIP Lender Group” means the Administrative Agent and ad hoc group of Lenders represented by Arnold & Porter Kaye Scholer LLP.

“DIP Term Facility” has the meaning specified in the Preliminary Statements.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 5.06.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event:

(1)     matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(2)     is convertible or exchangeable for Indebtedness or Disqualified Stock (excluding Capital Stock that is convertible or exchangeable solely at the option of the Borrower or a Subsidiary); or

(3)     is redeemable at the option of the holder of the Capital Stock in whole or in part,

in each case on or prior to the date that is 91 days after the earlier of the date (a) of the Maturity Date or (b) on which there are no Loan Obligations outstanding, provided that only the portion of Capital Stock that so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date will be deemed to be Disqualified Stock; provided further that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Borrower to repurchase such Capital Stock upon the occurrence of a change of control or asset sale (each defined in a substantially similar manner to the corresponding definitions in this Agreement) shall not constitute Disqualified Stock if the terms of such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) provided that the Borrower may not repurchase or redeem any such Capital Stock (and all such securities into which it is convertible or for which it is ratable or exchangeable) pursuant to such provision prior to compliance by the Borrower with Section 7.02 and Section 7.04 and such repurchase or redemption complies with Section 7.06.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary of Holdings organized under the Laws of the United States, any state thereof or the District of Columbia.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Copy” has the meaning specified in Section 10.18.

“Electronic Record” has the meaning specified in Section 10.18.

“Electronic Signature” has the meaning specified in Section 10.18.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 10.06(b)(iii), (iv) and (v) (subject to such consents, if any, as may be required under Section 10.06(b)(iii)).

“Environmental Law” means any applicable federal, state, local, or foreign statute, rule, regulation, order, judgment, directive, decree, permit, license or common law relating to pollution or the protection of the outdoor or indoor environment, natural resources or human health or safety in relation to exposure to Hazardous Materials, including those laws relating to the manufacture, generation, handling, transport, storage, treatment, release or threat of release of Hazardous Materials.

“Environmental Liability” means any liability, obligation, loss, claim, action, suit, order or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Loan Party or any of their respective Subsidiaries arising from, resulting from or based upon (i) actual or alleged violation of any Environmental Law, (ii) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (iii) exposure to any Hazardous Materials, (iv) the release or threatened release of any Hazardous Materials into the environment or (v) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is under common control with any Loan Party and is treated as a single employer within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(m) or (o) of the Code.

“ERISA Event” means (i) a Reportable Event with respect to a Pension Plan; (ii) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (iii) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan, notification of any Loan Party or ERISA Affiliate concerning the imposition of Withdrawal Liability or notification that a Multiemployer Plan is insolvent or is in reorganization within the meaning of Title IV of ERISA or, is in endangered or critical status, within the meaning of Section 305 of ERISA; (iv) the receipt by any Loan Party or ERISA Affiliate from the PBGC or plan administrator of a notice of intent to terminate, the treatment of a plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (v) an event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (vi) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Loan Party or any ERISA Affiliate; (vii) a determination that any Pension Plan is in “at-risk” status (within the meaning of Section 303(i)(4)(A) of ERISA or Section 430(i)(4)(A) of the Code); (viii) with respect to a Pension Plan, the failure to satisfy the minimum funding standard of Section 412 of the Code and Section 302 of ERISA; or (ix) the failure to make by its due date a required contribution to a Pension Plan under Section 430(j) of the Code or the failure to make a required contribution to a Multiemployer Plan.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurocurrency Rate” means, for any Interest Period with respect to any Eurocurrency Rate Loan, the rate per annum determined by the Administrative Agent, at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of such Interest Period by reference to the ICE Benchmark Administration LTD (or any successor service or entity that has been authorized by the U.K. Financial Conduct Authority to administer the London Interbank Offered Rate) for deposits in Dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the ICE Benchmark Administration LTD (or the successor thereto if the ICE Benchmark Administration LTD is no longer making such rate available) as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provision of this definition, the “Eurocurrency Rate” shall be the interest rate per annum, determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such relevant Interest Period by major banks in the London interbank market in London, England to the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of such Interest Period; provided that, notwithstanding anything to the contrary contained in this definition, the Eurocurrency Rate shall be deemed to not be less than 1.00% per annum.

“Eurocurrency Rate Loan” means a Loan that bears interest at a rate based on the Eurocurrency Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Event of Loss” means, with respect to any Collateral, any (1) Casualty of such Collateral, (2) Condemnation or seizure (other than pursuant to foreclosure or confiscation or requisition of the use of such Collateral) or (3) settlement in lieu of clause (2) above, in each case, having a fair market value in excess of $250,000.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereby.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or non-U.S. Law), franchise Taxes, and branch profits Taxes, in each case, imposed by a jurisdiction (including any political subdivision thereof) as a result of (A) such Recipient being organized in, having its principal office in, having its permanent establishment or agency in, or in the case of any Lender, having its applicable Lending Office in, such jurisdiction, (B) such Recipient having a substantial interest (aanmerkelijk belang) as defined in the Netherlands Income Tax Act 2001 (Wet inkomstenbelasting 2001) in a Netherlands Loan Guarantor, or (C) any other present or former connection of such Recipient with the jurisdiction imposing such Taxes (other than any such connection arising solely from this Agreement or any other Loan Documents or any transactions contemplated thereunder), (ii) except in the case of a Recipient that is an assignee pursuant to a request by the Borrower under Section 10.13, any U.S. federal withholding Tax imposed on any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document that is required to be imposed on amounts payable to such Recipient pursuant to Laws in force at the time such Recipient becomes a party hereto (or designates a new Lending Office), or, if such Recipient is an intermediary, partnership or other flow-through entity for U.S. federal income tax purposes, the later date (if any) on which the relevant beneficial owner, partner or member of such Recipient became a beneficial owner, partner or member thereof, except in each case to the extent that (A) such Recipient is an assignee of any other Recipient (or the relevant beneficial owner, partner or member of such Recipient acquired its applicable interest from another beneficial owner, partner or member of such Recipient) that was entitled, immediately prior to such assignment or acquisition, to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 3.01(a), or (B) such Recipient was entitled, immediately prior to the designation of a new Lending Office, to receive additional amounts from any Loan Party with respect to such withholding Tax pursuant to Section 3.01(a), (iii) any Tax that is attributable to such Recipient’s failure to comply with Section 3.01(e), (iv) any Tax imposed pursuant to FATCA or (v) solely with respect to any Affiliated Recipient, any Tax imposed under the Netherlands Interest and Royalty Withholding Tax Act 2021 (Wet bronbelasting 2021).

“Executive Order” has the meaning specified in Section 5.19(a).

“fair market value” means, with respect to any asset or liability, the fair market value of such asset or liability as determined by the Borrower in good faith.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any intergovernmental agreements implementing the foregoing and any applicable Law implementing any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1.00%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it as determined by the Administrative Agent.

“Final Order” means an order of the Bankruptcy Court authorizing and approving on a final basis, among other things, the DIP Term Facility and the Transactions contemplated by this Agreement in the form of the Interim Order (with only such modifications thereto as are necessary to convert the Interim Order to a final order and such other modifications as are satisfactory to the Borrower and Required Lenders in their sole discretion) (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Borrower and the Required Lenders in their sole discretion) as to which no stay has been entered.

“Final Order Entry Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (v) Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code.

“Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by, or entered into with, any Loan Party or any Subsidiary with respect to employees employed outside the United States.

“Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States, any state thereof or the District of Columbia.

“Foreign Subsidiary Guarantors” means, collectively, the Mexico Loan Guarantors, the Netherlands Loan Guarantors and the Portugal Loan Guarantor.

“Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Funding Account” means a non-interest bearing account at KeyBank, N.A. or any other a commercial bank specified by the Administrative Agent in the name of the Administrative Agent and under the sole dominion and control of the Administrative Agent, and otherwise established in a manner reasonably satisfactory to the Administrative Agent.

“Funding Account Withdrawal Notice” has the meaning specified in Section 2.14.

“Funding Authorization Letter” means that certain letter agreement, dated as of the Closing Date, made by the Borrower in favor of the Administrative Agent, pursuant to which, among other things, the Borrower has authorized and directed the Administrative Agent to disburse or otherwise apply the proceeds of the New Money DIP Loans on the Closing Date in accordance with a funds flow memorandum attached to such letter.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time, including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in this Agreement will be computed in conformity with GAAP, except that in the event the Borrower is acquired in a transaction in which purchase accounting is applied to the Borrower’s financial statements, the effects of the application of purchase accounting in such instance shall be disregarded in the calculation of such ratios and other computations.

“General Partner” has the meaning provided in the definition of “Indebtedness.”

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central bank).

“Granting Lender” has the meaning specified in Section 10.06(g).

“Grants of Security Interests in Intellectual Property” means, collectively, each Grant of Security Interest in Patent Rights, each Grant of Security Interest in Trademark Rights and each Grant of Security Interest in Copyright Rights to be filed with the United States Patent and Trademark Office (it being agreed that each “Grant of Security Interests in Intellectual Property” entered into in connection with the Pre-Petition Term Loan Credit Agreement shall be a Grant of Security Interests in Intellectual Property hereunder).

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(1)     to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness of such other Person (whether arising by virtue of partnership arrangements, or by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

(2)     entered into for purposes of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term “Guarantee” will not include endorsements for collection or deposit in the ordinary course of business. The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means each of Holdings and each Subsidiary Guarantor.

“Guarantor Subordinated Obligation” means, with respect to a Guarantor, any Indebtedness of such Guarantor (whether outstanding on the Closing Date or thereafter Incurred) that is expressly subordinated in right of payment to the Obligations of such Guarantor under its Loan Guaranty, pursuant to a written agreement, without giving effect to collateral arrangements.

“Hazardous Materials” means any pollutant, contaminant or hazardous, toxic, medical, biohazardous, or dangerous waste, substance, constituent or material regulated as such pursuant to any applicable Environmental Law, including, without limitation, any asbestos, any petroleum or petroleum products, oil (including crude oil or any fraction thereof), any radioactive substance, any polychlorinated biphenyls, any toxin, chemical, disease-causing agent or pathogen, and any other substance that gives rise to liability under any applicable Environmental Law.

“Hedging Obligations” of any Person means the Obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodity Agreement.

“Holdings” has the meaning set forth in the introductory paragraph of this Agreement.

“Hong Kong Share Mortgage” means that certain Share Mortgage dated as of the Closing Date between the Borrower, as mortgagor, and Cortland, in its capacities as Administrative Agent and Collateral Agent, as mortgagee, with respect to the issued share capital of Libbey Asia Limited.

“Incur” means issue, create, assume, Guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) will be deemed to be Incurred by such Person at the time it becomes a Subsidiary; and the terms “Incurred” and “Incurrence” have meanings correlative to the foregoing.

“Indebtedness” means, with respect to any Person on any date of determination (without duplication):

(1)     the principal of and premium (if any) in respect of indebtedness of such Person for borrowed money;

(2)     the principal of and premium (if any) in respect of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)     the principal component of all obligations of such Person in respect of letters of credit, bankers’ acceptances or other similar instruments (including reimbursement obligations with respect thereto except to the extent such reimbursement obligation relates to a trade payable or similar obligation to a trade creditor in each case incurred in the ordinary course of business);

(4)     the principal component of all obligations of such Person to pay the deferred and unpaid purchase price of property (except trade payables), which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto;

(5)     Capitalized Lease Obligations and all Attributable Indebtedness of such Person;

(6)     the principal component or liquidation preference of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock of the Borrower or a Subsidiary or Preferred Stock of a Subsidiary that is not a Subsidiary Guarantor (but excluding, in each case, any accrued dividends);

(7)     the principal component of all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that the amount of such Indebtedness will be the lesser of (a) the fair market value of such asset at such date of determination and (b) the amount of such Indebtedness of such other Persons;

(8)     the principal component of Indebtedness of other Persons to the extent Guaranteed by such Person;

(9)     to the extent not otherwise included in this definition, net obligations of such Person under Hedging Obligations (the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligation that would be payable by such Person at such time); and

(10)     to the extent not otherwise included in this definition, the principal amount of any Indebtedness outstanding in connection with a securitization transaction is the amount of obligations outstanding under the legal documents entered into as part of such securitization that would be characterized as principal on any date of determination if such securitization transaction were structured as a secured lending transaction.

The amount of Indebtedness of any Person at any date will be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that contingent obligations arising in the ordinary course of business and not with respect of borrowed money shall be deemed not to constitute Indebtedness; provided further that, for the avoidance of doubt, to the extent that prior to the Petition Date, any Mexico Loan Guarantor has agreed with a counterparty to extend the payment terms of accounts payable to such counterparty, any accounts payable to such counterparty shall be deemed not to constitute Indebtedness notwithstanding any change in the accounting treatment of such accounts payable.

In addition, “Indebtedness” of any Person shall include Indebtedness described in the preceding paragraph that would not appear as a liability on the balance sheet of such Person if:

(1)     such Indebtedness is the obligation of a partnership or Joint Venture that is not a Subsidiary;

(2)     such Person or a Subsidiary of such Person is a general partner of the Joint Venture (a “General Partner”); and

(3)     there is recourse, by contract or operation of law, with respect to the payment of such Indebtedness to property or assets of such Person or a Subsidiary of such Person; and then such Indebtedness shall be included in an amount not to exceed:

(a)     the lesser of (i) the net assets of the General Partner and (ii) the amount of such obligations to the extent that there is recourse, by contract or operation of law, to the property or assets of such Person or a Subsidiary of such Person; or

(b)     if less than the amount determined pursuant to clause (a) immediately above, the actual amount of such Indebtedness that is recourse to such Person or a Subsidiary of such Person, if the Indebtedness is evidenced by a writing and is for a determinable amount.

“Indemnified Liabilities” has the meaning specified in Section 10.04(b).

“Indemnified Taxes” means all Taxes imposed on or with respect to, or measured by, any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, other than Excluded Taxes or Other Taxes.

“Indemnitee” has the meaning specified in Section 10.04(b).

“Initial Budget” means the Budget delivered on or prior to the Closing Date.

“Initial Roll-Up Date” has the meaning specified in Section 2.01(b).

“Initial Roll-Up Loans” has the meaning specified in Section 2.01(b).

“Initial Roll-Up Schedules” has the meaning specified in Section 2.01(b).

“Insolvency Proceeding” means any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (i) the entry of an order for relief under Debtor Relief Laws, or the initiation by any Person of any proceeding or filing under any other insolvency, debtor relief or debt adjustment law; (ii) the appointment of a receiver, interim receiver, trustee, liquidator, administrator, monitor, conservator or other custodian for such Person or any part of its property; or (iii) an assignment or trust mortgage for the benefit of creditors.

“Insolvency Regulation” means the Council Regulation (EC) No. 848/2015 of 20 May 2015 on Insolvency Proceedings.

“Intellectual Property” has the meaning assigned to such term in the US Security Agreement.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of the date hereof, by and among the Pre-Petition ABL Administrative Agent, the Pre-Petition Term Loan Collateral Agent, the DIP ABL Administrative Agent, the Collateral Agent, Holdings, the Borrower, and the Subsidiaries of the Borrower party thereto, as amended, modified or supplemented from time to time in accordance therewith and the terms of this Agreement.

“Interest Payment Date” means, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the DIP Term Facility; provided that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date of the DIP Term Facility.

“Interest Period” means, as to each Eurocurrency Rate Loan, the period commencing on the date such Eurocurrency Rate Loan is disbursed or converted to or continued as a Eurocurrency Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Committed Loan Notice; provided that:

(i)     any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(ii)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iii)     no Interest Period shall extend beyond the Maturity Date of the DIP Term Facility.

“Interest Rate Agreement” means with respect to any Person any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement as to which such Person is party or a beneficiary.

“Interim Order” means an order of the Bankruptcy Court, in the form set forth in Exhibit I, authorizing on an interim basis, among other things, the DIP Term Facility and the Transactions contemplated by this Agreement, with only such modifications as are satisfactory to the Borrower and the Required Lenders in their sole discretion (as the same may be amended, supplemented, or modified from time to time after entry thereof with the consent of the Required Lenders in their sole discretion) as to which no stay has been entered.

“Interim Order Entry Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“Investment” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of any direct or indirect advance, loan (other than advances or extensions of credit to customers in the ordinary course of business) or other extensions of credit (including by way of Guarantee or similar arrangement, but excluding any debt or extension of credit represented by a bank deposit other than a time deposit) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“IRS” means the United States Internal Revenue Service.

“Joint Venture” means any Person, other than an individual or a Subsidiary of the Borrower, (i) in which the Borrower or a Subsidiary holds or acquires a security interest (whether by way of Capital Stock or otherwise) and (ii) which is engaged in a Related Business.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“Lease” means any agreement pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Leasehold Property” means, as of any time of determination, any leasehold interest then owned by any Loan Party in any leased real property.

“Lender” means each bank or other lending institution listed on Schedule 2.01, each Eligible Assignee that becomes a Lender pursuant to Section 10.06(b), and their respective permitted successors.

“Lender Advisors” means Arnold & Porter Kaye Scholer LLP and Ankura, as advisors to the DIP Lender Group and the Pre-Petition Lender Group.

“Lender Group” means, collectively, the DIP Lender Group and the Pre-Petition Lender Group.

“Lending Office” means with respect to any Lender, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated in such Lender’s Administrative Questionnaire or in any applicable Assignment and Assumption pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans are to be made and maintained.

“Libbey Mexico” has the meaning set forth in Section 5.10.

“Libbey Mexico Tax Assessment” has the meaning set forth in Section 5.10.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, attachment, charge or security interest in, on or of such asset, including, without limitation, all “liens” as defined by Section 101(37) of the Bankruptcy Code, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, at any time, the sum of (i) the balance of all Qualified Cash at such time and (ii) Aggregate Availability (as defined in the DIP ABL Credit Agreement) of the Borrower at such time minus $10,000,000.

“Loan” means a loan made or deemed made by a Lender to the Borrower under Article II, including any New Money DIP Loan and any Roll-Up Loan (and including any PIK Interest that has been added to the outstanding principal amount of such Roll-Up Loan as provided herein).

“Loan Documents” means, collectively, (i) this Agreement, (ii) the Loan Guaranty, (iii) the Intercreditor Agreement, (iv) the Collateral Documents, (v) the Portugal Guarantee, (vi) the Mexico Guarantee, (vii) the Netherlands Intercompany Subordination Agreement, (viii) the Agent Fee Letter and (ix) any other documents guaranteeing the Loan Obligations or any other documents creating a security interest with respect thereto.

“Loan Guarantors” means Holdings and the Subsidiary Guarantors (other than, solely for purposes of Article XI hereof, the Portugal Loan Guarantor).

“Loan Guaranty” means, collectively, (i) the guaranty made by Holdings and the Subsidiary Guarantors (other than the Portugal Loan Guarantor) in favor of the Administrative Agent on behalf of the Senior Credit Parties pursuant to Article XI of this Agreement, (ii) the Portugal Guarantee and (iii) the Mexico Guarantee.

“Loan Obligations” means the Obligations of the Loan Parties under the Loan Documents.

“Loan Parties” means, collectively, (i) the Borrower, (ii) Holdings and (iii) each other Guarantor.

“Luxembourg Collateral Document” means the third ranking deposit account pledge agreement governed by the laws of the Grand Duchy of Luxembourg dated on or about the date hereof between, among others, Libbey Europe B.V. as pledgor and the Collateral Agent.

“Material Adverse Effect” means (i) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, other than, in each case, as a result of the events, facts or circumstances leading up to the commencement of the Cases and the continuation and prosecution thereof, (ii) a material adverse effect on the ability of the Loan Parties (taken as a whole) to perform their respective payment obligations under any Loan Document to which any of the Loan Parties is a party or (iii) a material adverse effect on the rights and remedies of the Lenders or the Agents under any Loan Document. For the avoidance of doubt, solely for purposes of clause (i) hereof, “Material Adverse Effect” shall expressly exclude (a) any matters disclosed in any “first day” pleadings or declarations and (b) the effect of filing the Cases, the events and conditions related to, resulting from and/or leading up thereto and the effects thereon and any action required to be taken under the Loan Documents or the Order.

“Maturity Date” means the earliest of (i) thirty-five (35) days following the Petition Date (or such later date as agreed to by the Required Lenders) if the Final Order shall not have been entered by such date, (ii) the effective date of any Chapter 11 plan for the reorganization of the Borrower or any other Debtor, (iii) the date on which all or substantially all of the assets of the Debtors are sold in a sale under a chapter 11 plan or pursuant to Section 363 of the Bankruptcy Code, (iv) one hundred eighty (180) days following the Petition Date, and (v) the date that all Loans shall become due and payable in full in accordance with the terms of this Agreement, including due to acceleration upon the occurrence of an Event of Default.

“Maximum Liability” has the meaning set forth in Section 11.11.

“Maximum Rate” has the meaning specified in Section 10.09.

“Mexican Subsidiaries” has the meaning specified in Section 6.01(viii).

“Mexico Collateral” means any and all Collateral owned, leased or operated by a Person covered by the Mexico Collateral Documents and any and all other Collateral of any Loan Party that may at any time, pursuant to a Mexico Collateral Document, be or become subject to a security interest or Lien in favor of the Collateral Agent, on behalf of the Senior Credit Parties, to secure the Secured Obligations or any other rights granted to the Administrative Agent, the Collateral Agent and the Lenders in the Orders or any other Loan Document.

“Mexico Collateral Documents” means, collectively, the Mexico Security Agreement and the other security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Agreement or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Mexico Collateral (or equity interests issued by a Mexico Loan Guarantor) is pledged, assigned or granted (or purported to be pledged, assigned or granted) to or on behalf of the Collateral Agent for the ratable benefit of the holders of the Secured Obligations or notice of such pledge, assignment or grant is given.

“Mexico Guarantee” means any Mexico Loan Guarantor’s corporate Guarantee granted under the Mexico Guarantee Agreement.

“Mexico Guarantee Agreement” means the Corporate Guarantee Agreement (contrato de fianza) to be granted by the Mexico Loan Guarantor under the Mexico Guarantee Agreement.

“Mexico Loan Guarantors” means the US Borrower’s Subsidiaries that are organized under the laws of Mexico (other than Crisa Libbey, S.A. de C.V.).

“Mexico Security Agreement” means, collectively, the Mexico Security Trust, the Mexico Equity Interest Pledge Agreement and the Mexico Non Possessory Pledge Agreement.

“Mexico Equity Interest Pledge Agreement means, collectively, one or more Mexican law-governed Non-Possessory Equity Pledge Agreements (Contratos de Prenda sin Transmisión de Posesión sobre Partes Sociales), in form and substance satisfactory to the Collateral Agent, pursuant to which the Persons holding any Equity Interests issued by the Mexico Loan Guarantors and/or owners of the equity interests of the Mexico Loan Guarantors, as pledgors, have pledged and granted a first priority Lien in favor of the Collateral Agent (or any other designated Person under the Intercreditor Agreement), as pledgee, with the consent and acknowledgement of the corresponding Mexico Loan Guarantor, over all of the present and future assets (Bienes Pignorados, as defined therein), except as otherwise transmitted to the Mexico Security Trustee and subject to the Mexico Security Trust Agreement, and given as security for the Secured Obligations and the ABL Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Mexico Non Possessory Pledge Agreement” means, collectively, one or more Mexican law-governed Non-Possessory Pledge Agreements (Contratos de Prenda sin Transmisión de Posesión) in form and substance satisfactory to the Collateral Agent, pursuant to which the corresponding Loan Guarantors, as pledgors, have pledged and granted a first priority Lien in favor of the Collateral Agent (or any other designated Person under the Intercreditor Agreement), as pledgee, over all or substantially all of the present and future assets (Bienes Pignorados, as defined therein), and given as security for the Secured Obligations and the ABL Obligations, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Mexico Security Trust” means, one Mexican law-governed Irrevocable Transfer of Title and Security Trust Agreement with Reversion Right (Contrato de Fideicomiso Irrevocable Traslativo de Dominio y de Garantía con Derechos de Reversión), in form and substance satisfactory to the Collateral Agent, to be entered into by and among each corresponding Loan Guarantor, as settlors, the Mexico Security Trustee, as trustee, the DIP ABL Administrative Agent and the Collateral Agent (or any other designated Person under the Intercreditor Agreement), as first and second place beneficiaries, respectively, pursuant to which the corresponding settlors, have transferred or will transfer to the Mexico Security Trustee all of the Mexico Collateral identified therein to form part of the trust estate (Patrimonio del Fideicomiso, as defined therein), and given as security for the Secured Obligations and the ABL Obligations, except as otherwise covered by the Mexico Non Possessory Pledge Agreement and the Mexico Equity Interest Pledge Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Mexico Security Trustee” means any Mexican banking institution acceptable to the Collateral Agent, acting as trustee under the Mexico Security Trust Agreement.

“Milestone” has the meaning specified in Section 6.21.

“Modified CBAs” has the meaning specified in Section 6.24.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgage” means, collectively, the deeds of trust, trust deeds, hypothecs and mortgages as the same may be amended, amended and restated, supplemented or otherwise modified from time to time creating and evidencing a Lien on a Mortgaged Property made by the Loan Parties in favor or for the benefit of the Collateral Agent for the benefit of the Senior Credit Parties in form and substance reasonably satisfactory to the Collateral Agent with such modifications as may be required by local law (including the Mexico Security Trust, with respect to any real property located in Mexico owned by the Mexico Loan Guarantors, any Netherlands Mortgage and any US Mortgage).

“Mortgage Policies” has the meaning specified in Section 6.16(b).

“Mortgaged Property” means the real property listed on Schedule 1.01(c).

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate makes or is obligated to make contributions, or in the past six years has made or been obligated to make contributions.

“Net Proceeds” means, with respect to any event, (a) the cash (which term, for purposes of this definition, shall include Cash Equivalents) proceeds received in respect of such event, including any cash received in respect of any noncash proceeds, but only as and when received, net of (b) the sum, without duplication, of (i) all reasonable fees and out of pocket expenses (including any underwriting discounts and commissions) paid in connection with such event by the Borrower or any Subsidiary to Persons that are not Affiliates of the Borrower or any Subsidiary, and (ii) in the case of any Asset Sale or Event of Loss, (A) the amount of all payments (including in respect of principal, accrued interest and premiums) required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness of the Borrower or the Subsidiaries of the types referred to in clauses (1), (2), (4) and (5) of the definition of “Indebtedness” (other than Loan Obligations, Indebtedness pursuant to the Pre-Petition Term Loan Documents, Indebtedness pursuant to the DIP ABL Loan Documents and Indebtedness pursuant to the Pre-Petition ABL Loan Documents) secured by the assets subject thereto, and (B) the amount of all Taxes paid (or reasonably estimated to be payable) by the Borrower or any Subsidiary, and the amount of any reserves established by the Borrower or any Subsidiary in conformity with GAAP to fund purchase price adjustment, indemnification and similar contingent liabilities reasonably estimated to be payable that are directly attributable to the occurrence of such event.

“Netherlands Collateral” means any and all Collateral owned, leased or operated by a Person covered by the Netherlands Collateral Documents and any and all other Collateral of any Loan Party that may at any time, pursuant to a Netherlands Collateral Document, be or become subject to a security interest or Lien in favor of the Collateral Agent, on behalf of the Senior Credit Parties, to secure the Secured Obligations or any other rights granted to the Administrative Agent, the Collateral Agent and the Lenders in the Orders or any other Loan Document.

“Netherlands Collateral Documents” means, collectively, the Netherlands Security Agreements, the Netherlands Mortgages and the other security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Agreement or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Netherlands Collateral (or equity interests issued by a Netherlands Loan Guarantor) is pledged, assigned or granted (or purported to be pledged, assigned or granted) to or on behalf of the Collateral Agent for the ratable benefit of the holders of the Secured Obligations or notice of such pledge, assignment or grant is given.

“Netherlands Fiscal Unity” means any fiscal unity for Dutch corporate income tax or Dutch VAT, consisting of Loan Parties only.

“Netherlands Intercompany Note” means that certain intercompany loan agreement dated April 30, 2011, and amended on April 22, 2016, between Libbey Mexico, as debtor, and Libbey Mexico Holdings B.V., as creditor, which agreement shall be subject in all respects to the terms of the Netherlands Intercompany Subordination Agreement.

“Netherlands Intercompany Pledge” means the non-possessory pledge agreement (contrato de prenda sin transmisión de posesión) entered into dated April 22, 2016 by and between Libbey Mexico Holdings B.V. and Libbey México, S. de R.L. de C.V. with respect to certain Equity Interests issued by Crisa Libbey México, S. de R.L. de C.V.

“Netherlands Intercompany Subordination Agreement” means the Subordination Agreement dated June 3, 2020, between the DIP ABL Administrative Agent, the Collateral Agent, Libbey Mexico Holdings B.V. and Libbey México, S. de R.L. de C.V.

“Netherlands Loan Guarantors” means each of the Borrower’s Subsidiaries that are organized under the laws of The Netherlands.

“Netherlands Mortgage” means each Mortgage in respect of owned real property located in the Netherlands of a Netherlands Loan Guarantor.

“Netherlands Security Agreement” means each of that certain Dutch Security Agreement, dated on or about the date hereof, between the Netherlands Loan Guarantors, the Borrower and the Collateral Agent, and any other pledge or security agreement entered into, on or after the date of this Agreement by any Netherlands Loan Guarantor or with respect to the equity interests issued by any of the Netherlands Loan Guarantors (as required by this Agreement or any other Loan Document) as the same has been and may further be amended, restated or otherwise modified from time to time.

“New Money DIP Commitment” means, with respect to each Lender, the commitment of such Lender to make a New Money DIP Loan to the Borrower hereunder in an aggregate principal amount not to exceed the amount set forth opposite such Lender’s name on the Commitment Schedule under the heading “New Money DIP Commitment”, as such commitment may be (a) reduced from time to time pursuant to Section 2.06 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption. The aggregate amount of the Lenders’ New Money DIP Commitments on the Closing Date is $60,000,000.

“New Money DIP Loan” means a Loan made pursuant to Section 2.01(a).

“Non-Bank Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(3).

“Non-Paying Guarantor” has the meaning specified in Section 11.12.

“Note” means a promissory note of the Borrower payable to any Lender or its registered assigns, in substantially the form of Exhibit B hereto, evidencing the aggregate Indebtedness of the Borrower to such Lender resulting from the Loans made by such Lender.

“Obligations” means any principal, interest (including any interest and fees accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law), premium, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker’s acceptances), damages and other liabilities, and Guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness, Hedging Obligations or cash management and related banking services.

“OFAC” has the meaning specified in Section 5.19(b)(v).

“Orders” means the Interim Order and the Final Order, as applicable, in each case upon entry thereof by the Bankruptcy Court.

“Organization Documents” means: (i) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (ii) with respect to any limited liability company, the certificate or articles of formation or organization or association and operating or limited liability company agreement; and (iii) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary Taxes or any other excise, property, intangible, mortgage recording or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, delivery, performance, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Document; provided that such term shall not include any of the foregoing Taxes that result from an Assignment and Assumption, grant of a participation pursuant to Section 10.06(d) or transfer or assignment to or designation of a new Lending Office (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a present or former connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising from any Loan Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by a Borrower.

“Outstanding Amount” means, with respect to the Loans, on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Parallel Liability” means a Loan Party’s undertaking pursuant to Section 10.22.

“Participant” has the meaning specified in Section 10.06(d).

“Participant Register” has the meaning specified in Section 10.06(d).

“Paying Guarantor” has the meaning specified in Section 11.12.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code and is sponsored or maintained by any Loan Party or any ERISA Affiliate or to which any Loan Party or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time in the past six years.

“Permitted Investment” means an Investment made, held, or permitted to exist by Holdings or any Subsidiary in:

(1)     Capital Stock in their Subsidiaries; provided that (i) such investees are Subsidiaries prior to such Investments, (ii) any such Capital Stock held by a Loan Party shall be pledged in accordance with the Collateral Documents and the Orders and (iii) no new Investment shall be made by a Loan Party in a non-Loan Party following the Closing Date;

(2)     loans or advances made by the Borrower or any Subsidiary to the Borrower or any Subsidiary; provided that, following the Closing Date, no new loans or advances shall be made by (a) a Foreign Subsidiary Guarantor in a non-Loan Party or (b) a Debtor in a non-Debtor;

(3)     cash and Cash Equivalents in accordance with the Approved Budget;

(4)     receivables owing to the Borrower or any Subsidiary created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Borrower or any such Subsidiary may make in the ordinary course of business consistent with the past practices of the Borrower and the Subsidiaries;

(5)     payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business and in accordance with the Approved Budget;

(6)     Capital Stock, Obligations or securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments or pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of a debtor;

(7)     Investments in existence on the Closing Date and listed on Schedule 1.01(d) and any modification, replacement, renewal or extension thereof from time to time; provided that (i) the parties thereto shall remain the same and (ii) the amount of any such Investment thereunder does not increase; provide further that there shall not be any additions thereto (including any capital contributions) made after the date hereof;

(8)     payments made by a Debtor to a Foreign Subsidiary for goods or services provided by such Foreign Subsidiary to such Debtor so long as any such transactions between such Foreign Subsidiary and such Debtor are entered into in the ordinary course of business consistent with past practice on a cost plus basis subject to periodic true-up (but, in any event, on pricing terms that are not greater than those in existence on the Closing Date); provided that, on and after the Closing Date, no transfer pricing true-up payments are made by a Debtor to a Foreign Subsidiary;

(9)     Guarantees of Indebtedness permitted under Section 7.03;

(10)     Investments consisting of non-exclusive licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business and consistent with past practice; and

(11)     Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business.

“Permitted Liens” means, with respect to any Person:

(1)     Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(2), including Terminated Swap Obligations (as defined in the DIP ABL Credit Agreement) and Hedging Obligations owing to agents or lenders (or their Affiliates) under the DIP ABL Loan Documents or Pre-Petition ABL Loan Documents and related banking services and cash management Obligations owing to agents or lenders (or their Affiliates) under the DIP ABL Loan Documents or Pre-Petition ABL Loan Documents and Liens on assets of Subsidiaries securing Guarantees of Indebtedness and other Obligations of the Borrower and/or Libbey Europe B.V. under the DIP ABL Loan Documents or Pre-Petition ABL Loan Documents permitted to be incurred pursuant to Section 7.03(b)(2); provided that such Liens are at all times subject to the Intercreditor Agreement and the Orders;

(2)     subject to the Orders and the terms thereof, pledges or deposits by such Person under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(3)     Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP and Incurred in the ordinary course of business;

(4)     Liens for Taxes, assessments or other governmental charges, in each case, arising Post-Petition (i) not yet overdue for a period of more than 30 days or not yet payable or subject to penalties for nonpayment or (ii) that are being contested in good faith by appropriate proceedings diligently conducted for which appropriate reserves required pursuant to GAAP have been made in respect thereof;

(5)     Liens in favor of issuers of surety or performance bonds or letters of credit or bankers’ acceptances issued Post-Petition pursuant to the request of and for the account of such Person in the ordinary course of its business;

(6)     survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; provided that the Person complies with the applicable provisions of the Collateral Documents and the Orders relating to such Liens;

(7)     Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(5);

(8)     leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) subject to any lease (other than any capital lease), license, sublease, or sublicense of the Borrower or any of its Subsidiaries permitted by the Loan Documents;

(9)     judgment Liens in respect of judgments after the Petition Date not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

(10)     Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, lease, improvement or construction of, assets or property acquired or constructed in the ordinary course of business; provided that:

(a)     the Incurrence of the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under this Agreement and does not exceed the cost of the assets or property so acquired or constructed; and

(b)     such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Borrower or any Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)     Liens arising solely by virtue of any statutory or common law provisions, or on the basis of Dutch general banking conditions (algemene bankvoorwaarden), relating to banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

(12)     Liens arising from Uniform Commercial Code financing statement filings filed prior to the Petition Date regarding operating leases entered into by the Borrower and its Subsidiaries in the ordinary course of business;

(13)     Liens existing on the Closing Date and listed on Schedule 1.01(e) hereof;

(14)     any interest or title of a lessor under any Capitalized Lease Obligation or operating lease permitted by this Agreement;

(15)     Liens securing the Loan Obligations;

(16)     Liens securing Indebtedness permitted to be incurred pursuant to Section 7.03(b)(5), and Liens on assets of Subsidiaries securing Guarantees of Indebtedness and other Obligations of the Borrower under the Pre-Petition Term Loan Documents permitted to be incurred pursuant to Section 7.03(b)(5); provided that such Liens are at all times subject to the Intercreditor Agreement and the Orders;

(17)     Liens created pursuant to the Orders;

(18)     any joint and several liability (hoofdelijke aansprakelijkheid) pursuant to Sections 24, 39 and 43 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) as a result of any Loan Party being or becoming a member of the Netherlands Fiscal Unity; and

(a)     Liens on the Equity Interests of Crisa Libbey México, S. de R.L. de C.V. granted by Libbey Mexico in favor of Libbey Mexico Holdings B.V. in accordance with the terms of the Netherlands Intercompany Pledge as in effect on the date hereof, and subject in all respects to the Netherlands Subordination Agreement.

“Permitted Variances” shall mean (i) all variances that are favorable to the financial condition and the interests of the Debtors and the other Loan Parties and the interests of the Lenders, and (ii) any variance that is unfavorable to the financial condition and the interests of the Debtors and the other Loan Parties or the interests of the Lenders and does not exceed, (x) with respect to disbursements (excluding fees, costs and expenses of professional advisors), 10%, tested every week on a cumulative basis for a rolling four week period (or, solely for each of the first three weeks of the Cases, tested every week on a cumulative basis for the period from the Petition Date through such Testing Date), (y) with respect to both (a) accrued fees, costs and expenses of professional advisors and (b) the payment of fees, costs and expenses of professional advisors, 15%, tested every fourth week, on a cumulative basis for the rolling four week period, and (z) with respect to net cash flow (excluding fees, costs and expenses of professional advisors), 20%, tested every fourth week, on a cumulative basis for the rolling four week period, in each case, based upon the most recent Approved Budget, and as reflected in the Budget Variance Report.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company, government or any agency or political subdivision hereof or any other entity.

“Petition Date” has the meaning specified in the Preliminary Statements.

“PIK Rate” means a rate per annum equal to 2.00%.

“Platform” has the meaning specified in Section 6.02.

“Portugal Collateral” means any and all Collateral owned, leased or operated by a Person covered by the Portugal Collateral Documents (including credit rights) and any and all other Collateral (including credit rights) of any Loan Party that may at any time, pursuant to a Portugal Collateral Document, be or become subject to a security interest or Lien in favor of the Collateral Agent, acting for itself and on behalf and for the benefit of the remaining Senior Credit Parties, to secure the Secured Obligations on the terms and conditions, and as, set forth in the Portugal Security Agreement or any other rights granted to the Administrative Agent, the Collateral Agent and the Lenders in the Orders or any other Loan Document.

“Portugal Collateral Documents” means, collectively, the Portugal Security Agreement and the other security agreements, including the Portugal Mortgage Deed, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Agreement or any of the foregoing, governed by Portuguese Law as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which Portugal Collateral (or equity interests issued by a Portugal Loan Guarantor) is pledged, assigned or granted (or purported to be pledged, assigned or granted) to or on behalf of the Collateral Agent acting for itself and on behalf and for the benefit of the remaining Senior Credit Parties for the ratable benefit of the holders of the Secured Obligations or notice of such pledge, assignment or grant is given. Any security interests granted by a Portugal Loan Guarantor incorporated or established under the laws of Portugal shall be preserved and shall not be released, discharged, extinguished or in any way impaired, prejudiced or jeopardized neither (i) by the amendment, alteration or novation of the Loan Obligations nor (ii) by the transfer, whether by assignment, novation or otherwise of the Loan Obligations, all carried out in accordance with the Loan Documents.

“Portugal Guarantee” means any Portugal Loan Guarantor’s corporate Guarantee governed by Portuguese Law and granted under the Portugal Security Agreement.

“Portugal Loan Guarantor” means the Borrower’s Subsidiary that is organized under the laws of Portugal and party to the Portugal Security Agreement.

“Portugal Mortgage Deed” means the mortgage notarial deed over the factory (hipoteca de fábrica) owned by the Portugal Loan Guarantor governed by Portuguese law to be granted before a Portuguese Notary following the Closing Date pursuant to Section 6.18.

“Portugal Security Agreement” means the security agreement governed by Portuguese law to be executed before a Portuguese Notary following the Closing Date pursuant to Section 6.18 by and between the Collateral Agent, the Portugal Loan Guarantor, Libbey Europe B.V. and any other Loan Parties that may be party thereto.

“Post Carve-Out Cap” has the meaning specified in the Interim Order or the Final Order, as applicable.

“Post-Petition” means the time period commencing immediately upon the filing of the Cases.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) that is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Prepayment Event” means (a) any Asset Sale, (b) any Event of Loss, or (c) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 7.03.

“Pre-Petition ABL Administrative Agent” means, in the case of the Borrower and the US Loans (as defined in the Pre-Petition ABL Credit Agreement), JPMorgan Chase Bank, N.A., and in the case of the Netherlands Borrower and the Netherlands Loans (as each are defined in the Pre-Petition ABL Credit Agreement), J.P. Morgan Europe Limited, each in its capacity as administrative agent for the Lenders thereunder.

“Pre-Petition ABL Credit Agreement” means that certain Amended and Restated Credit Agreement, dated as of February 8, 2010 (as amended, amended and restated or otherwise modified prior to or on the Closing Date), among the Borrower, Libbey Europe B.V., a Netherlands corporation, the other Subsidiaries of Holdings party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent with respect to the US Loans, J.P. Morgan Europe Limited, as Administrative Agent with respect to the Netherlands Loans, the other titled agents party thereto and the lenders party thereto from time to time.

“Pre-Petition ABL Loan Documents” means the “Loan Documents” as defined in the Pre-Petition ABL Credit Agreement.

“Pre-Petition ABL Obligations” means the “Secured Obligations” as defined in the Pre-Petition ABL Credit Agreement.

“Pre-Petition Lender Group” means the Pre-Petition Term Loan Administrative Agent and the ad hoc group of Lenders (as defined in the Pre-Petition Term Loan Credit Agreement) represented by Arnold & Porter Kaye Scholer LLP.

“Pre-Petition Term Loan Administrative Agent” means Cortland, in its capacity as administrative agent under the Pre-Petition Term Loan Documents.

“Pre-Petition Term Loan Collateral Agent” means Cortland, in its capacity as collateral agent under the Pre-Petition Term Loan Documents.

“Pre-Petition Term Loan Credit Agreement” means that certain Credit Agreement, dated as of April 9, 2014 (as amended, amended and restated or otherwise modified prior to or on the Closing Date), among the Borrower, Holdings, the other Subsidiaries of Holdings party thereto, the Pre-Petition Term Loan Administrative Agent (as successor to Citibank, N.A., in its capacities as administrative agent and collateral agent), and the lenders party thereto from time to time.

“Pre-Petition Term Loan Documents” means the “Loan Documents” as defined in the Pre-Petition Term Loan Credit Agreement.

“Prime Rate” means, for any day, the prime rate published in The Wall Street Journal for such day; provided that if The Wall Street Journal ceases to publish for any reason such rate of interest, “Prime Rate” shall mean the prime lending rate as set forth on the Bloomberg page PRIMBB Index (or successor page) for such day (or such other service as determined by the Administrative Agent from time to time for purposes of providing quotations of prime lending interest rates).

“Pro Rata Share” means, with respect to each Lender at any time a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the sum of the Outstanding Amount of the Loans of such Lender and the aggregate unused Commitments of such Lender at such time and the denominator of which is the sum of the Outstanding Amount of all Loans and the aggregate unused Commitments of all Lenders at such time.

“Process Agent” means Libbey Glass Inc. or such other Person acceptable to the Administrative Agent to act as agent for service of process for the purposes set forth in this Agreement.

“Property” means any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Public Lender” has the meaning specified in Section 6.02.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted (other than restrictions imposed pursuant to the Loan Documents) cash and Cash Equivalents of the Borrower and the other Loan Parties that is in a deposit account or in a securities account, or any combination thereof, and which deposit account and securities account and all cash and Cash Equivalents therein are (i) subject to a perfected security interest in favor of the Collateral Agent prior to all other Liens (other than Liens securing the ABL Obligations) and (ii) located within the United States. For the avoidance of doubt, Qualified Cash shall not include any cash in the Funding Account.

“Real Property” means a Loan Party’s interest in all Leases and all land, tenements, hereditaments and any estate or interest therein, together with the buildings, structures, parking areas and other improvements thereon (including all fixtures), now or hereafter owned or leased by any Loan Party, together with all easements, rights-of-way, and similar rights relating thereto and all leases, licenses tenancies and occupancies thereof.

“Recipient” means any Agent or any Lender, as applicable.

“Register” has the meaning specified in Section 10.06(c).

“Regulation S” means Regulation S under the Securities Act.

“Regulation U” shall mean Regulation U, T or X as promulgated by the Board of Governors of the Federal Reserve System, as amended from time to time.

“Related Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of the Borrower and its Subsidiaries, on the Petition Date.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates, and the respective officers, directors, partners, members, equityholders, investors, fiduciaries, trustees, controlling persons, administrators, managers, employees, agents, advisors, attorneys, representatives and attorneys-in-fact of such Person and its Affiliates.

“Remedies Notice Period” has the meaning specified in Section 8.02.

“Reportable Event” means, with respect to any Pension Plan, any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, other than events for which the 30-day notice period has been waived.

“Request for Credit Extension” means with respect to a Borrowing, continuation or conversion of Loans, a Committed Loan Notice.

“Required Class Lenders” means, with respect to any Class on any date of determination, Lenders having more than 50% of the sum of (i) the outstanding Loans under such Class and (ii) the aggregate unused Commitments (if any) under such Facility.

“Required DIP Lender Group” means, as of any date of determination, the Lenders in the DIP Lender Group holding more than 50.0% of the sum of (a) the Outstanding Amount of the Loans that are held by the DIP Lender Group and (b) the aggregate unused Commitments that are held by the DIP Lender Group as of such date. For purposes of this definition, the Outstanding Amount of the Loans and the aggregate unused Commitments shall be determined by excluding the sum of the Outstanding Amount of the Loans of each Defaulting Lender and the aggregate unused Commitments of each Defaulting Lender at such time.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50.0% of the sum of (a) the Outstanding Amount of the Loans and (b) the aggregate unused Commitments as of such date. For purposes of this definition, the Outstanding Amount of the Loans and the aggregate unused Commitments shall be determined by excluding the sum of the Outstanding Amount of the Loans of each Defaulting Lender and the aggregate unused Commitments of each Defaulting Lender at such time.

“Required Roll-Up Lenders” means, as of any date of determination, Lenders holding more than 50.0% of the sum of the aggregate principal amount of the Roll-Up Loans as of such date.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or to which any of its material property is subject.

“Responsible Officer” means the Chairman of the Board, the Chief Executive Officer, the President, the Chief Financial Officer, any Vice President, the Treasurer, the Assistant Treasurer, the Secretary or the Assistant Secretary of a Loan Party or, if such Loan Party is a partnership or a limited liability company or Foreign Subsidiary that has no such officers, a person duly authorized under applicable law by the general partner, managers, members or a similar body to act on behalf of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Investment” means any Investment other than a Permitted Investment.

“Restricted Payments” has the meaning specified in Section 7.06(a).

“Roll-Up Lenders” means the financial institutions listed on the Initial Roll-Up Schedule and/or the Additional Roll-Up Schedule.

“Roll-Up Loans” has the meaning specified in Section 2.01(b).

“Roll-Up Schedules” has the meaning specified in Section 2.01(b).

“Rule 144A” means Rule 144A under the Securities Act.

“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc., and any successor thereto.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired whereby the Borrower or a Subsidiary transfers such property to a Person (other than the Borrower or any of its Subsidiaries) and the Borrower or a Subsidiary leases it from such Person.

“Same Day Funds” means immediately available funds.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Obligations” has the meaning set forth in the US Security Agreement and includes the Loan Obligations.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Selected CBAs” has the meaning specified in Section 6.24.

“Senior Credit Party” means each Lender, the Administrative Agent, the Collateral Agent, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 9.05 and designated by the Administrative Agent as a “Senior Credit Party”, and each Indemnitee and the respective successors and assigns of any of the foregoing, and “Senior Credit Parties” means any two or more of them, collectively.

“Solvent” mean, with respect to each Loan Party, at any time that (i) the fair value of the assets of such Loan Party, at a fair valuation, at such time exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Loan Party at such time are greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Loan Party at such time is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Loan Party at such time does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is then conducted and is proposed to be conducted thereafter.

“SPC” has the meaning specified in Section 10.06(g).

“Stated Maturity” means, with respect to any Indebtedness, the date specified in the agreement governing or certificate relating to such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision, but shall not include any contingent obligations to repay, redeem or repurchase any such principal prior to the date originally scheduled for the payment thereof.

“Submitted Proposals” has the meaning specified in Section 6.24.

“Subordinated Obligation” means any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) that is subordinated or junior in right of payment to the Loans pursuant to a written agreement, without giving effect to collateral arrangements.

“Subsidiary” of any Person means (a) any corporation, association or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total ordinary voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or persons performing similar functions) or (b) any partnership, joint venture limited liability company or similar entity of which more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, is, in the case of clauses (a) and (b), at the time owned or controlled, directly or indirectly, by (1) such Person, (2) such Person and one or more Subsidiaries of such Person or (3) one or more Subsidiaries of such Person. Unless otherwise specified herein, each reference to a Subsidiary will refer to a Subsidiary of the Borrower.

“Subsidiary Guarantor” means each US Loan Guarantor (other than Holdings), each Mexico Loan Guarantor, each Netherlands Loan Guarantor, and the Portugal Loan Guarantor.

“Superpriority Claim” means any administrative expense claim in the case of any Loan Party having priority over any and all administrative expenses, diminution claims and all other priority claims against the Debtors, subject only to the Carve-Out, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code, and over any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 365, 503(b), 506(c) (subject only to and effective upon entry of the Final Order), 507(a), 507(b), 726, 1113 or 1114 of the Bankruptcy Code.

“Syndication Fee” has the meaning set forth in Section 2.09(c).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, remittances, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Priority Collateral” has the meaning assigned to the term “Term Priority Collateral” in the Intercreditor Agreement.

“Testing Date” shall mean (x) with respect to the testing of Permitted Variances under clause (ii)(x) of the definition thereof, the last Business Day of (i) the first full calendar week after the Closing Date and (ii) every week thereafter (each such date under this clause (x), a “Disbursements Testing Date”) and (y) with respect to the testing of Permitted Variances under subclauses (y) and (z) of clause (ii) of the definition thereof, the last Business Day of (i) the fourth full calendar week after the Closing Date and (ii) every fourth week thereafter (each such date under this clause (y), a “Professional Fees and Net Cash Flow Testing Date”).

“Testing Period” shall mean (a) in the case of any Disbursements Testing Date (as defined in the definition of Testing Date), the one week period ending on such Disbursements Testing Date, and (b) in the case of any Professional Fees and Net Cash Flow Testing Date (as defined in the definition of Testing Date), the four week period ending on such Professional Fees and Net Cash Flow Testing Date.

“Threshold Amount” means $500,000.

“Transactions” means the execution and delivery of this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby, the execution and delivery of the DIP ABL Credit Agreement and the other DIP ABL Loan Documents and the transactions contemplated thereby, and payment of fees and expenses related to each of the foregoing.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurocurrency Rate Loan.

“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that, at any time, if by reason of mandatory provisions of law, any or all of the perfection or priority of the Senior Credit Parties’ security interest in any item or portion of the Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect, at such time, in such other jurisdiction for purposes of the provisions hereof relating to such perfection or priority and for purposes of definitions relating to such provisions.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“United States” and “U.S.” mean the United States of America.

“US Collateral” means any and all Collateral owned, leased or operated by a Person covered by the US Collateral Documents and any and all other Collateral of any Loan Party that may at any time, pursuant to a US Collateral Document, be or become subject to a security interest or Lien in favor of the Collateral Agent, on behalf of the Senior Credit Parties, to secure the Secured Obligations or any other rights granted to the Administrative Agent, the Collateral Agent and the Lenders in the Orders or any other Loan Document.

“US Collateral Documents” means, collectively, the US Security Agreement, the US Mortgages, the Grants of Security Interests in Intellectual Property, the Hong Kong Share Mortgage and the other security agreements, pledge agreements, agency agreements and other instruments and documents executed and delivered pursuant to this Agreement or any of the foregoing, as the same may be amended, supplemented or otherwise modified from time to time and pursuant to which US Collateral is pledged, assigned or granted (or purported to be pledged, assigned or granted) to or on behalf of the Collateral Agent for the ratable benefit of the holders of the Secured Obligations or notice of such pledge, assignment or grant is given.

“US Loan Guarantors” means the Borrower’s domestic Subsidiaries (including each of the Debtor Subsidiary Guarantors) and Holdings.

“US Loan Party” means the Borrower, Holdings and the other US Loan Guarantors party hereto and to the US Security Agreement.

“US Mortgage” means each Mortgage in respect of real property of a US Loan Party (it being agreed that each “Mortgage” entered into in connection with the Pre-Petition Term Loan Credit Agreement shall be a US Mortgage hereunder)..

“US Security Agreement” means, collectively, the Debtor-In-Possession Pledge and Security Agreement, dated as of the date hereof, among each US Loan Party and the Collateral Agent, as it may be amended, amended and restated, supplemented or otherwise modified from time to time, together with each other security agreement supplement executed and delivered by a US Loan Party pursuant to Section 6.11.

“USA PATRIOT Act” has the meaning specified in Section 10.19.

“Voting Stock” of a Person means all classes of Capital Stock of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

“Withdrawal” shall mean a disbursement of funds from the Funding Account. “Withdraw” and “Withdrawn” shall have correlative meanings thereto.

“Withdrawal Date” has the meaning specified in Section 2.14.

“Withdrawal Liability” means the liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withdrawal Termination Instruction” has the meaning specified in Section 2.14.

“Withholding Agent” shall mean any Loan Party, any Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 1.02     Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a)     The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any Law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such Law and any reference to any law or regulation shall, unless otherwise specified, refer to such Law or regulation as amended, modified or supplemented from time to time and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b)     In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(c)     Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d)     Dutch terms. In any Loan Document, where it concerns a Dutch entity or Dutch security, a reference to:

(i)	a composition, assignment or similar arrangement with any creditor includes an akkoord;

(ii)	a necessary action to authorise where applicable, includes without limitation:

1.	any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

2.

obtaining a (conditional or unconditional) positive or neutral advice (advies) from the competent works council(s) if an advice is required pursuant to the Dutch Works Councils Act (Wet op de ondernemingsraden);

(iii)	gross negligence means grove schuld;

(iv)	negligence means schuld;

(v)

a security interest includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), privilege (voorrecht), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(vi)	wilful misconduct means opzet;

(vii)	a winding-up, administration or dissolution (and any of those terms) includes a Dutch entity being declared bankrupt (failliet verklaard) or dissolved (ontbonden);

(viii)	a moratorium includes surseance van betaling and a moratorium is declared or occurs includes surseance verleend;

(ix)

any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Dutch Tax Collection Act (Invorderingswet 1990), with the exception of any notice for the postponement of Tax liability payments filed in accordance with the decree of the Dutch State Secretary of Finance of 22 April 2020 with nr. 2020-8499 (as replaced by the decree of 6 May 2020 with nr. 2020-9594) or any other decree or arrangement through which the aforementioned decree is amended or replaced from time to time;

(x)	a receiver includes a curator;

(xi)	an administrator includes a bewindvoerder or stille bewindvoerder;

(xii)	an attachment includes a beslag;

(xiii)	a merger includes a juridische fusie; and

(xiv)	a demerger includes a juridische splitsing.

(e)     Portuguese Terms. In any Loan Document, where it concerns a Portuguese entity or Portugal Collateral, a reference to:

(i)

a lien or security interest includes, without limitation, any penhor (financeiro, mercantil), hipoteca or any other security in rem (garantia real) contemplated in the Portuguese Civil Code or an assignment as security (cessão de créditos com escopo de garantia);

(ii)	“guarantee” includes, without limitation, a fiança, aval, garantia autónoma, garantia à primeira solicitação or any other form of guarantee (garantia pessoal);

(iii)	attachments or similar creditors process includes, without limitation, a penhora;

(iv)	a “set-off” includes for purposes of Portuguese law, legal set-off (compensação legal) and contractual set-off (compensação convencional);

(v)	“wilful misconduct” includes dolo.

Section 1.03     Accounting Terms and Determinations.

(a)     Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time.

(b)     Changes in GAAP. If at any time any change in GAAP or in the application thereof would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and any other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c)     Computation of Certain Financial Covenants. Unless otherwise specified herein, all defined financial terms (and all other definitions used to determine such terms) shall be to those determined and computed in respect of the Borrower and its Subsidiaries.

Section 1.04     Rounding. Any financial ratios required to be maintained or satisfied by the Borrower or any of their respective Subsidiaries pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

Section 1.05     Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

Section 1.06     Timing of Payment or Performance. When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day.

Article II

THE COMMITMENTS AND CREDIT EXTENSIONS

Section 2.01     The Loans.

(a)     New Money DIP Loans. Subject to the terms and conditions hereof and in the Orders, each Lender agrees, following entry of the Interim Order and the satisfaction (or waiver) of the conditions to Borrowing set forth in Sections 4.01 and 4.02, to make term loans to the Borrower in no more than two (2) Borrowings from time to time during the period commencing on the Interim Order Entry Date and ending on the Maturity Date, in an aggregate principal amount in Dollars for each such Borrowing not to exceed such Lender’s unused New Money DIP Commitment (the “New Money DIP Loans”); provided that the total outstanding New Money DIP Loans of all Lenders shall not exceed (A) prior to the entry of the Final Order, $30,000,000 and (B) following entry of the Final Order, the New Money DIP Commitments.

(b)     Roll-Up Loans.

(i)     Subject to the terms and conditions hereof and in the Orders, on the Closing Date (or, in the case of any Roll-Up Lender that is not a Lender on the Closing Date, the date such Roll-Up Lender becomes a Lender hereunder) (the “Initial Roll-Up Date”), a principal amount of loans outstanding pursuant to the Pre-Petition Term Loan Credit Agreement held by lenders thereunder, as set forth on the Initial Roll-Up Schedule (as defined below), which are also Roll-Up Lenders or Affiliates of Roll-Up Lenders hereunder, shall be automatically substituted and exchanged for (and prepaid by) Loans hereunder, in a principal amount equal to $1.00 of principal amount of loans outstanding pursuant to the Pre-Petition Term Loan Credit Agreement of such Roll-Up Lender or such Affiliate of such Roll-Up Lender for each $1.00 of New Money DIP Loans held by such Roll-Up Lender or such Affiliate of such Roll-Up Lender hereunder on the Initial Roll-Up Date (roll-up loans pursuant hereto, the “Initial Roll-Up Loans”). The parties hereto hereby agree that set forth on the Initial Roll-Up Schedule will be the name of each Roll-Up Lender or Affiliate of a Roll-Up Lender whose loans under the Pre-Petition Term Loan Credit Agreement will be exchanged for (and prepaid by) Initial Roll-Up Loans on the Initial Roll-Up Date, and the amount of Initial Roll-Up Loans to be received by each such Roll-Up Lender or Affiliate of such Roll-Up Lender on the Initial Roll-Up Date. On the Closing Date, Ankura, as financial advisor to the Lender Group, shall deliver to the Administrative Agent a schedule setting forth the name of each Roll-Up Lender or Affiliate of such Roll-Up Lender whose loans under the Pre-Petition Term Credit Agreement will be exchanged for (and prepaid by) Initial Roll-Up Loans hereunder on the Initial Roll-Up Date (the “Initial Roll-Up Schedule”) and the amount of Initial Roll-Up Loans to be received by such Roll-Up Lender or Affiliate of such Roll-Up Lender on the Initial Roll-Up Date (and the parties hereto hereby agree that the Administrative Agent (and the agent under the Pre-Petition Term Loan Credit Agreement) may each conclusively rely on the Initial Roll-Up Schedule in adjusting the Register (and the equivalent document under the Pre-Petition Term Loan Credit Agreement) to reflect the cancellation of loans under the Pre-Petition Term Loan Credit Agreement and the Initial Roll-Up Loans to be received by the Roll-Up Lenders on the Initial Roll-Up Date). Furthermore, the parties agree that each Roll-Up Lender and each Affiliate of a Roll-Up Lender that will receive Initial Roll-Up Loans hereunder and that is not already a Lender hereunder at the time thereof must become a Lender hereunder, by executing a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, on or prior to the applicable Initial Roll-Up Date in order to receive its portion of the Initial Roll-Up Loans. Notwithstanding anything to the contrary in this Agreement or otherwise, with respect to any Initial Roll-Up Loan that is received by a Roll-Up Lender or Affiliate thereof after the Closing Date as a result of such Roll-Up Lender or Affiliate becoming a Lender hereunder after the Closing Date, for all purposes under this Agreement and the other Loan Documents (including for purposes of calculating interest (including interest at the PIK Rate) accruing on the Intial Roll-Up Loans under Section 2.08), immediately upon such Roll-Up Lender or Affiliate becoming a Lender hereunder, the Initial Roll-Up Loan of such Lender or Affiliate shall be deemed to have been made by such Roll-Up Lender or Affiliate (and the exchange and prepayment of the applicable loans of such Roll-Up Lender or Affiliate under the Pre-Petition Term Credit Agreement shall be deemed to have occurred) on the Closing Date.

(ii)     Subject to the terms and conditions hereof and in the Orders, upon any Borrowing of New Money DIP Loans on or after the Final Order Entry Date, a principal amount of loans outstanding pursuant to the Pre-Petition Term Loan Credit Agreement held by lenders thereunder, as set forth on the Additional Roll-Up Schedule (as defined below), which are also Roll-Up Lenders or Affiliates of Roll-Up Lenders hereunder, shall be automatically substituted and exchanged for (and prepaid by) Loans hereunder, in a principal amount equal to $1.00 of principal amount of loans outstanding pursuant to the Pre-Petition Term Loan Credit Agreement of such Roll-Up Lender or such Affiliate of such Roll-Up Lender for each $1.00 of New Money DIP Loans advanced by such Roll-Up Lender or such Affiliate of such Roll-Up Lender hereunder in connection with such Borrowing of New Money DIP Loans on or after the Final Order Entry Date (collectively, the “Additional Roll-Up Loans” and, together with the Initial Roll-Up Loans, “Roll-Up Loans”). The parties hereto hereby agree that set forth on each Additional Roll-Up Schedule will be the name of each Roll-Up Lender or Affiliate of a Roll-Up Lender whose loans under the Pre-Petition Term Loan Credit Agreement will be exchanged for (and prepaid by) Additional Roll-Up Loans upon the applicable Borrowing, and the amount of Additional Roll-Up Loans to be received by each such Roll-Up Lender or Affiliate of such Roll-Up Lender upon the applicable Borrowing. Prior to the Borrowing of New Money DIP Loans on or after the Final Order Entry Date, the Roll-Up Lenders (or Ankura) shall deliver to the Administrative Agent a schedule setting forth the name of each Roll-Up Lender or Affiliate of such Roll-Up Lender whose loans under the Pre-Petition Term Loan Credit Agreement will be exchanged for (and prepaid by) Additional Roll-Up Loans hereunder upon the applicable Borrowing (each, an “Additional Roll-Up Schedule” and, together with the Initial Roll-Up Schedule, the “Roll-Up Schedules”) and the amount of Additional Roll-Up Loans to be received by such Roll-Up Lender or Affiliate of such Roll-Up Lender upon such Borrowing of New Money DIP Loans on or after the Final Order Entry Date (and the parties hereto hereby agree that the Administrative Agent (and the agent under the Pre-Petition Term Loan Credit Agreement) may each conclusively rely on each Additional Roll-Up Schedule in adjusting the Register (and the equivalent document under the a Pre-Petition Term Loan Credit Agreement) to reflect the cancellation of loans under the Pre-Petition Credit Agreement and the Additional Roll-Up Loans to be received by the Roll-Up Lenders upon such Borrowing of New Money DIP Loans on or after the Final Order Entry Date). Furthermore, the parties agree that each Affiliate of a Roll-Up Lender that will receive Additional Roll-Up Loans hereunder and that is not already a Lender hereunder at the time thereof must become a Lender hereunder, by executing a joinder to this Agreement in form and substance reasonably satisfactory to the Administrative Agent, on or prior to the date of such applicable Borrowing in order to receive its portion of the Additional Roll-Up Loans.

(c)     Loans Generally. Following the making of any New Money DIP Loans by a Lender, the New Money DIP Commitment of such Lender shall be automatically and permanently reduced by the amount of such New Money DIP Loans so made by such Lender, and shall automatically and permanently terminate when reduced to $0. Once funded, each New Money DIP Loan shall be a “Loan” for all purposes under this Agreement and the other Loan Documents. Amounts borrowed, deemed borrowed or exchanged under Section 2.01 and repaid or prepaid may not be reborrowed.

Section 2.02     Borrowings and Continuations of Loans.

(a)     Each Loan shall be made as part of a Borrowing consisting of Loans of the same Type made by the Lenders proportionately to their pro rata shares of the applicable Commitments. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurocurrency Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which shall be given in writing by delivering to the Administrative Agent a written Committed Loan Notice appropriately completed and signed by a Responsible Officer of the Borrower. Each such notice must be received by the Administrative Agent not later than 11:00 a.m. New York City time (i) one (1) Business Day prior to the requested date of any Borrowing of Loans (in the case of the Borrowing on the Closing Date) or three (3) Business Days prior to the requested date of any Borrowing of Loans (in the case of the Borrowing to occur on or after the Final Order Entry Date), (ii) three (3) Business Days prior the requested continuation of Eurocurrency Rate Loans or any conversion of Base Rate Loans to Eurocurrency Rate Loans, and (iii) one (1) Business Day before the requested date of any conversion of Loans to Base Rate Loans. Each Borrowing of, conversion to or continuation of Eurocurrency Rate Loans shall be in a minimum principal amount of $1.0 million, or a whole multiple of $500,000, in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurocurrency Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, a Eurocurrency Rate Loan with a duration of one month. Any such automatic conversion to Eurocurrency Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurocurrency Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurocurrency Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one (1) month.

(b)     Following receipt of a Committed Loan Notice in accordance with Section 2.02(a), the Administrative Agent shall promptly notify each Lender of such Committed Loan Notice, and in the case of a requested Borrowing, of the amount of its New Money DIP Loan to be made as part of the requested Borrowing. If no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans or continuation described in Section 2.02(a). In the case of each Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in Same Day Funds to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders not later than 11:00 a.m. New York City time on the Business Day specified in the applicable Committed Loan Notice. Upon satisfaction or waiver of the applicable conditions precedent specified herein and receipt by the Administrative Agent of all of the proceeds of the New Money DIP Loans, the Administrative Agent will remit the amounts so received, in like funds, to the Funding Account except, in the case of the New Money DIP Loans being made on the Closing Date, as provided in the Funding Authorization Letter (which, for the avoidance of doubt, may provide that a portion of such funds be remitted to the Funding Account).

(c)     Except as otherwise provided herein, a Eurocurrency Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Rate Loan unless the Borrower pays the amount due, if any, under Section 3.05 in connection therewith. During the existence of an Event of Default, the Administrative Agent or the Required Lenders may require that no Loans may be converted to or continued as Eurocurrency Rate Loans.

(d)     The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurocurrency Rate Loans upon determination of such interest rate. The determination of the Eurocurrency Rate by the Administrative Agent shall be conclusive in the absence of manifest error. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate promptly following the announcement of such change.

(e)     After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than nine (9) Interest Periods in effect.

(f)     The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

(g)     Notwithstanding anything to the contrary in this Section 2.02, subject to the terms and conditions set forth herein and in the Interim Order, the Initial Roll-Up Loans will be deemed made and fully funded hereunder on the Initial Roll-Up Date in such amounts as set forth in Section 2.01(b) above and the applicable Additional Roll-Up Loans will be deemed made and fully funded hereunder on the date of the Borrowing of New Money DIP Loans on or after the Final Order Entry Date hereunder concurrently with such Borrowing in such amounts as set forth in Section 2.01(b) above. On the date on which any Roll-Up Loans are deemed funded hereunder, such Roll-Up Loans shall be of the same Type, and, if applicable, have the same Interest Period as the New Money DIP Loans made on such date.

Section 2.03     [Reserved].

Section 2.04     [Reserved].

Section 2.05     Prepayments.

(a)     Optional.

(i)     The Borrower may, upon, subject to clause (iii) below, irrevocable written notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty but subject to compliance with the conditions set forth in this Section 2.05 and with Section 3.05); provided that (1) such notice must be received by the Administrative Agent not later than 2:00 p.m. New York City time (A) three (3) Business Days prior to any date of prepayment of Eurocurrency Rate Loans and (B) one (1) Business Day prior to any on the date of prepayment of Base Rate Loans; (2) any prepayment of Eurocurrency Rate Loans shall be in a minimum principal amount of $1.0 million, or a whole multiple of $500,000 in excess thereof; and (3) any prepayment of Base Rate Loans shall be in a minimum principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment and the Class(es) and Type(s) of Loans and the order of Borrowing(s) to be prepaid. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s Pro Rata Share or other applicable share provided for under this Agreement of such prepayment. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable not later than 2:00 p.m. New York City time on the date specified therein. Any prepayment of a Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. Each prepayment of any Loans pursuant to this Section 2.05(a) shall be applied in an order of priority to repayments thereof required pursuant to Section 2.07 as directed by the Borrower and, absent such direction, shall be applied in direct order of maturity to repayments thereof required pursuant to Section 2.07. Such payment shall be paid to the Lenders in accordance with their respective Pro Rata Shares or other applicable share as provided for under this Agreement.

(b)     Mandatory.

(i)     Not later than the fifth Business Day following the date of receipt by the Borrower or any Subsidiary of any Net Proceeds in respect of any Prepayment Event (or, in the case of a Prepayment Event described in clause (c) of the definition thereof, on the date of the incurrence of the applicable Indebtedness), the Borrower shall prepay the Borrowings in an aggregate amount equal to 100% of such Net Proceeds; provided, that to the extent such Net Proceeds relate to any property that constitutes ABL Priority Collateral, prepayments of Loans pursuant to this Section 2.05(b)(i) with such Net Proceeds of such property shall only be required to the extent that the Discharge of ABL Obligations (as defined in the Intercreditor Agreement) has occurred; provided, further, that solely in the case of an Event of Loss, the Borrower may, at least one Business Day prior to the date of the required prepayment, deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower to the effect that the Borrower intends to cause such Net Proceeds (or a portion thereof specified in such certificate) to be reinvested in Collateral consisting of replacement assets (including through the repair, restoration or replacement of the damaged, destroyed or condemned assets) or other non-current assets useful in the business of the Borrower and its Subsidiaries, in each case, within 365 days after the receipt of such Net Proceeds, and certifying that, as of the date thereof, no Event of Default has occurred and is continuing, in which case during such period the Borrower shall not be required to make such prepayment to the extent of the amount set forth in such certificate; provided further that any such Net Proceeds that are not so reinvested by the end of such period shall be applied to prepay the Loans promptly upon the expiration of such period.

(ii)     [Reserved].

(iii)     [Reserved].

(iv)     [Reserved].

(v)     [Reserved].

(vi)     (A) each prepayment of Loans pursuant to this Section 2.05(b) shall be applied ratably to the Loans then outstanding; and (B) each such prepayment shall be paid to the Lenders in accordance with their respective Pro Rata Shares of such prepayment.

(vii)     The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Loans required to be made pursuant to clause (i) of this Section 2.05(b) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall be irrevocable and in writing, and shall specify the prepayment date and the principal amount of Loans to be prepaid and provide a reasonably detailed calculation of the amount of such prepayment, and shall be given in writing. The Administrative Agent will promptly notify each Lender of the contents of the Borrower’s prepayment notice and of such Lender’s Pro Rata Share of the prepayment. The Borrower shall make such mandatory prepayment not later than 2:00 p.m. New York City time on the date of such prepayment.

(viii)     Funding Losses, Etc. All prepayments under this Section 2.05 shall be made together with, in the case of any such prepayment of a Eurocurrency Rate Loan on a date other than the last day of an Interest Period therefor, any amounts owing in respect of such Eurocurrency Rate Loan pursuant to Section 3.05. Notwithstanding any of the other provisions of Section 2.05(b), so long as no Event of Default shall have occurred and be continuing, if any prepayment of Eurocurrency Rate Loans is required to be made under this Section 2.05(b), prior to the last day of the Interest Period therefor, the Borrower may, in its sole discretion, deposit the amount of any such prepayment otherwise required to be made thereunder into a Cash Collateral Account until the last day of such Interest Period, at which time the Administrative Agent shall be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of such Loans in accordance with this Section 2.05(b). Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall also be authorized (without any further action by or notice to or from the Borrower or any other Loan Party) to apply such amount to the prepayment of the outstanding Loans in accordance with this Section 2.05(b).

(ix)     [Reserved].

(x)     In connection with any mandatory prepayments by the Borrower of the Loans pursuant to this Section 2.05(b), such prepayments shall be applied on a pro rata basis to the then outstanding Loans being prepaid irrespective of whether such outstanding Loans are Base Rate Loans or Eurocurrency Rate Loans; provided that with respect to such mandatory prepayment, the amount of such mandatory prepayment shall be applied first to Loans that are Base Rate Loans to the full extent thereof before application to Loans that are Eurocurrency Rate Loans.

Section 2.06     Termination of Commitments. To the extent not terminated earlier, the New Money DIP Commitments of each Lender shall terminate immediately and without further action on the Maturity Date.

Section 2.07     Repayment of Loans. The Borrower shall repay to the Administrative Agent for the ratable account of the Lenders on the Maturity Date the aggregate principal amount of all Loans (including all Roll-Up Loans and all PIK Interest capitalized and added to the aggregate outstanding principal amount of Roll-Up Loans) outstanding on such date, together with all accrued and unpaid interest thereon.

Section 2.08     Interest.

(a)     Subject to the provisions of Section 2.08(b), each Loan shall bear interest on the outstanding principal amount thereof from the date made or deemed made (including through funding of New Money DIP Loans into the Funding Account or through the roll-up of loans under the Pre-Petition Term Loan Credit Agreement into Roll-Up Loans pursuant to Section 2.01(b)) through repayment (whether by acceleration or otherwise) thereof as follows.

(i)     if a Base Rate Loan, at the Base Rate plus the Applicable Rate with respect to such Loans; or

(ii)     if a Eurocurrency Rate Loan, at the Eurocurrency Rate for such Interest Period plus the Applicable Rate with respect to such Loans.

The applicable Base Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive and binding on the parties hereto, absent manifest error.

(b)     Upon the occurrence and during the continuance of any Event of Default, upon notification by the Administrative Agent (acting at the direction of the Required Lenders) to the Borrower, all outstanding Obligations shall bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate and thereafter such Obligations shall bear interest at the Default Rate to the fullest extent permitted by applicable laws and without further notice, motion or application to, or hearing before, or order from, the Court.

(c)     In addition to the interest payable pursuant to Section 2.08(a) or (b) above, each Roll-Up Loan shall bear additional interest on the outstanding principal amount thereof at a rate per annum equal to the PIK Rate. Once capitalized and added to the outstanding amount of the Roll-Up Loans on each Interest Payment Date in accordance with clause (d) below, amounts so added to principal will bear interest as set forth in this Section 2.08.

(d)     Interest on each Loan shall be due and payable in arrears in cash on each Interest Payment Date applicable thereto and at such other times as may be specified herein; provided, that in the case of each Roll-Up Loan, interest accruing on such Roll-Up Loan at the PIK Rate shall be capitalized and added to the aggregate outstanding principal amount of such Roll-Up Loan on the Interest Payment Date applicable thereto in lieu of cash payment (and shall be treated as principal of such Roll-Up Loan at all times thereafter). Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

Section 2.09     Fees.

(a)     On the Closing Date, the Borrower shall pay to each Lender party to this Agreement on the Closing Date, as fee compensation for such Lender’s Commitment on the Closing Date, a commitment fee (the “Commitment Fee”) in an amount equal to 4.00% of such Lender’s Commitment on the Closing Date. The Commitment Fee shall be fully and irrevocably due and payable in cash on the Closing Date and shall be paid as original issue discount as indicated in the last sentence of this clause (a). The Commitment Fee shall be earned by the Lenders on the Closing Date as a fee in consideration of the Commitments and the making of the New Money DIP Loans and for the time and costs expended in extending the Commitments and the making of the New Money DIP Loans. Such Commitment Fee shall be fully earned when paid and shall not be refundable for any reason whatsoever. THE BORROWER EXPRESSLY WAIVES THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE COMMITMENT FEE. The Borrower expressly agrees that: (A) the Commitment Fee is reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Commitment Fee shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between the Lenders and the Borrower giving specific consideration in this transaction for such agreement to pay the Commitment Fee; and (D) the Borrower shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Borrower expressly acknowledges that its agreement to pay the Commitment Fee to the Lenders as herein described is a material inducement for the Lenders to provide the Commitments and provide the Loans. The Commitment Fee shall be paid as original issue discount such that the advance of the New Money DIP Loans on the Closing Date shall be made with an original issue discount of four percent (4.00%) of the aggregate principal amount of the New Money DIP Loans so advanced on the Closing Date resulting in proceeds of such New Money DIP Loans being advanced net of such original issue discount (which original issue discount will be retained by the applicable Lenders according to their respective shares thereof). For all purposes other than funding of the New Money DIP Loans on the Closing Date, the aggregate outstanding principal balance of the New Money DIP Loans funded on the Closing Date immediately after giving effect to the borrowing of the New Money DIP Loans on the Closing Date and the amount of the New Money DIP Loans to be repaid hereunder shall be the aggregate amount borrowed under Section 2.1(a).

(b)     The Borrower shall pay to the Agents such fees as shall have been separately agreed upon in writing (including pursuant to the Agent Fee Letter) in the amounts and at the times so specified. Such fees will be in addition to the payment of the Agents’ fees, costs and expenses pursuant to Section 10.04 hereof.

(c)     On the Closing Date, as consideration for the agreement of Credit Suisse Loan Funding LLC (“Credit Suisse”) to use commercially reasonable efforts to syndicate 100% of Credit Suisse’s Commitments and outstanding Loans, the Borrower shall pay or cause to be paid to Credit Suisse a syndication fee (the “Syndication Fee”) in an amount equal to $186,741. Such Syndication Fee shall be fully earned when paid and shall not be refundable for any reason whatsoever. The Syndication Fee shall be paid as original issue discount such that the advance of the New Money DIP Loans on the Closing Date by Credit Suisse shall be made with an original issue discount of $186,741 of the aggregate principal amount of the New Money DIP Loans so advanced on the Closing Date resulting in proceeds of such New Money DIP Loans being advanced net of such original issue discount. For all purposes other than funding of the New Money DIP Loans on the Closing Date, the aggregate outstanding principal balance of the New Money DIP Loans funded on the Closing Date immediately after giving effect to the borrowing of the New Money DIP Loans on the Closing Date and the amount of the New Money DIP Loans to be repaid hereunder shall be the aggregate amount borrowed under Section 2.1(a).

Section 2.10     Computation of Interest and Fees. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of three hundred and sixty-five (365) days, or three hundred and sixty-six (366) days, as applicable, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a three hundred and sixty (360) day year and actual days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.12(a), bear interest for one (1) day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

Section 2.11     Evidence of Debt.

(a)     The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and evidenced by one or more entries in the Register maintained by the Administrative Agent, acting solely for purposes of Treasury Regulation Section 5f.103-1(c), as agent for the Borrower, in each case in the ordinary course of business. The accounts or records maintained in good faith by the Administrative Agent and each Lender shall be prima facie evidence absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loan Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender, the Borrower shall execute and deliver to such Lender a Note payable to such Lender, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b)     Entries made in good faith by the Administrative Agent in the Register pursuant to Section 2.11(a), and by each Lender in its account or accounts pursuant to Section 2.11(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from the Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement and the other Loan Documents, absent manifest error; provided that the failure of the Administrative Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the Obligations of the Borrower under this Agreement and the other Loan Documents.

Section 2.12     Payments Generally; Administrative Agent’s Clawback.

(a)     All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Borrower in Dollars and in Same Day Funds not later than 2:00 p.m. New York City time on the date specified herein. Subject to clause (b) below, the Administrative Agent will promptly distribute to each Lender its Pro Rata Share (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s applicable Lending Office. All payments received by the Administrative Agent after 2:00 p.m. New York City time may, in the Administrative Agent’s discretion, in each case be deemed received on the next succeeding Business Day, in the Administrative Agent’s sole discretion, and any applicable interest or fee shall continue to accrue.

(b)     Except as otherwise provided herein, if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be; provided that, if such extension would cause payment of interest on or principal of Eurocurrency Rate Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c)     Unless the Borrower or any Lender has notified the Administrative Agent, prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower or such Lender, as the case may be, will not make such payment, the Administrative Agent may assume that the Borrower or such Lender, as the case may be, has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to the Person entitled thereto. If and to the extent that such payment was not in fact made to the Administrative Agent in Same Day Funds, then:

(i)     if the Borrower failed to make such payment, each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the applicable Federal Funds Rate from time to time in effect; and

(ii)     if any Lender failed to make such payment, such Lender shall forthwith on demand pay to the Administrative Agent the amount thereof in Same Day Funds, together with interest thereon for the period from the date such amount was made available by the Administrative Agent to the Borrower to the date such amount is recovered by the Administrative Agent (the “Compensation Period”) at a rate per annum equal to the applicable Federal Funds Rate from time to time in effect. When such Lender makes payment to the Administrative Agent (together with all accrued interest thereon), then such payment amount (excluding the amount of any interest which may have accrued and been paid in respect of such late payment) shall constitute such Lender’s Loan included in the applicable Borrowing. If such Lender does not pay such amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent may make a demand therefor upon the Borrower, and the Borrower shall pay such amount to the Administrative Agent, together with interest thereon for the Compensation Period at a rate per annum equal to the rate of interest applicable to the applicable Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which the Administrative Agent or the Borrower may have against any Lender as a result of any default by such Lender hereunder.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.12(c) shall be conclusive, absent manifest error.

(d)     If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Credit Extension set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(e)     The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 10.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 10.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 10.04(c).

(f)     Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(g)     Whenever any payment received by the Administrative Agent under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Administrative Agent and the Lenders under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Lenders in the order of priority set forth in Section 8.04. If the Administrative Agent receives funds for application to the Loan Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the manner in which such funds are to be applied, the Administrative Agent may (to the fullest extent permitted by mandatory provisions of applicable Law), but shall not be obligated to, elect to distribute such funds to each of the Lenders in accordance with such Lender’s Pro Rata Share of the Outstanding Amount of all Loans outstanding at such time, in repayment or prepayment of such of the outstanding Loans or other Loan Obligations then owing to such Lender.

Section 2.13     Sharing of Payments by Lenders. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the Loans made by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such Loans pro rata with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 10.05 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement as in effect from time to time or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder. The Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 10.08) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation. Each Lender that purchases a participation pursuant to this Section 2.13 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Loan Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Loan Obligations purchased.

Section 2.14     Withdrawal of Funds from the Funding Account. The Borrower shall have the right to withdraw the funds on deposit in the Funding Account by delivering written notice to the Administrative Agent in the form attached as Exhibit J hereto (each such notice, a “Funding Account Withdrawal Notice”) not later than 12:00 (noon), one (1) Business Day before the proposed Withdrawal Date; provided that (i) the Borrower shall concurrently provide a Liquidity forecast, in a form substantially consistent with the Approved Budget, certified by the chief financial officer of the Borrower, demonstrating, to the satisfaction of the Required Lenders or their advisors, that the Debtors’ Liquidity at the end of the week after such withdrawal will not exceed $5,000,000, (ii) the Debtors shall be in compliance with Section 6.25 as of the date of such proposed withdrawal (and after giving effect thereto) and (iii) all conditions set forth in Section 4.02 shall be satisfied prior to and after giving effect to such withdrawal. Each Funding Account Withdrawal Notice shall specify the following information:

(a)     the amount of such withdrawal;

(b)     the date of such proposed withdrawal (which shall be on the first Business Day following the delivery of a Funding Account Withdrawal Notice) (the “Withdrawal Date”);

(c)     referencing the most recent 13-week forecast, the calculation of the amount of the withdrawal and stating how such amount complies with (i) above;

(d)     that as of the date of such withdrawal, the conditions set forth in Section 4.02 and this Section 2.14 are satisfied; and

(e)     the wiring instructions of the account of the Borrower to which the proceeds of such withdrawal are to be disbursed.

On the Withdrawal Date specified in the Funding Account Withdrawal Notice, the Administrative Agent shall disburse funds from the Funding Account in an aggregate principal amount equal to the amount specified in such Funding Account Withdrawal Notice to the account of the Borrower specified in such Funding Account Withdrawal Notice, unless the Administrative Agent has received a Withdrawal Termination Instruction from the Required Lenders prior to 10:00 a.m., New York City time, on such Withdrawal Date (and such Withdrawal Termination Instruction has not been withdrawn by the Required Lenders in writing prior to 10:00 a.m., New York City time on such Withdrawal Date). All proceeds of the Loans (except to the extent otherwise applied on the Closing Date in accordance with the Committed Loan Notice) shall be held in the Funding Account at all times until such proceeds are disbursed or otherwise applied in accordance with this Section 2.14.

On and after the date of receipt by the Administrative Agent of a written direction from the Required Lenders instructing the Administrative Agent that it may no longer honor instructions from the Borrower with respect to the Funding Account due to any of the conditions set forth in this Section 2.14 or in Section 4.02 being unsatisfied or incapable of satisfaction (a “Withdrawal Termination Instruction”), the Borrower shall have no right to request withdrawals from the Funding Account and the Administrative Agent shall not honor any such request; provided, however, that the Agents shall not be liable for (i) any disbursements pursuant to instructions from the Borrower or (ii) irrevocable electronic funds transfers or wire transfers that are subject to cut-off times, in each case, that were processed or initiated prior to receipt of such Withdrawal Termination Instruction. Any Withdrawal Termination Instruction received by the Administrative Agent from the Required Lenders shall remain in effect until such time, if any, as the Administrative Agent shall have received a written termination of such Withdrawal Termination Instruction from the Required Lenders.

Each submission by the Borrower to the Administrative Agent of a Funding Account Withdrawal Notice shall be deemed to constitute a representation and warranty by the Borrower that the conditions set forth in Section 4.02 and this Section 2.14 have been satisfied as of the applicable Withdrawal Date (both before and after giving effect to the proposed withdrawal). With respect to any disbursement, withdrawal, transfer, or application of funds from the Funding Account hereunder, the Administrative Agent shall be entitled to conclusively rely upon, and shall be fully protected in relying upon, (i) any Funding Account Withdrawal Notice submitted by the Borrower as evidence that all conditions precedent to a withdrawal and disbursement from the Funding Account to the Borrower have been satisfied (including, without limitation, those set forth in Section 4.02), unless the Administrative Agent has received a Withdrawal Termination Instruction from the Required Lenders prior to 10:00 a.m., New York City time, on the applicable Withdrawal Date (and such Withdrawal Termination Instruction has not been subsequently withdrawn by the Required Lenders in writing prior to 10:00 a.m., New York City time, on such Withdrawal Date), and (ii) any Withdrawal Termination Instruction received by it. Notwithstanding anything herein to the contrary, the Administrative Agent shall have no obligation to disburse any amount from the Funding Account in excess of the amounts then held in the Funding Account. The Agents shall have no duty to inquire or investigate whether any condition precedent to a withdrawal from the Funding Account has been satisfied, and shall not be deemed to have any knowledge that a condition is not satisfied unless it has received a Withdrawal Termination Instruction.

For the avoidance of doubt, all proceeds of Loans held in the Funding Account shall be Loans for all purposes hereunder and, notwithstanding that the proceeds of such Loans are held in the Funding Account, shall bear interest in accordance with this Agreement and shall be subject to all other terms and provisions of the Orders, this Agreement and the other Loan Documents to the same extent as all other Loans.

Notwithstanding anything to the contrary contained herein, the Administrative Agent shall be entitled to apply funds held in the Funding Account to the payment of the fees owing under the Agent Fee Letter and all expenses and indemnities payable to the Collateral Agent, the Administrative Agent or the Lenders hereunder or under any other Loan Document, regardless of whether any condition precedent in Article IV has been satisfied and regardless of whether a Withdrawal Termination Instruction has been delivered to the Administrative Agent; provided that notice of such application is provided to the Borrower and the Lenders.

Article III

TAXES, INCREASED COSTS PROTECTION AND ILLEGALITY

Section 3.01     Taxes.

(a)     Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i)     Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall to the extent permitted by applicable Law be made free and clear of and without reduction or withholding for any Taxes. If, however, applicable Law (as determined in the good faith discretion of the applicable Withholding Agent) requires any Withholding Agent to withhold or deduct any Tax, including both U.S. federal backup withholding and non-resident withholding Taxes, from any payment, then (A) the applicable Withholding Agent shall be entitled to make such withholding or deduction, (B) the applicable Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable Law and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Loan Party shall be increased by such Loan Party as necessary so that after any required withholding or deductions for such Indemnified Taxes or Other Taxes have been made (including withholding or deductions for Indemnified Taxes or Other Taxes applicable to additional sums payable under this Section 3.01) the applicable Lender (or, in the case of payments made to any Agent for its own account, the Agent) receives an amount equal to the sum it would have received had no such withholding or deductions for Indemnified Taxes or Other Taxes been made.

(b)     Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c)     Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, the Borrower shall, and does hereby, indemnify each Recipient, and shall make payment in respect thereof within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable by such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender, or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, the Administrative Agent and/or each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the Administrative Agent or affected Lender, exercised in good faith, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d)     Evidence of Payments. After any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by applicable Law to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)     Status of Lenders; Tax Documentation.

(i)     Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law or by the Governmental Authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any Lender is subject to information reporting requirements; (B) whether or not any payments made hereunder or under any other Loan Document are subject to withholding Taxes, (C) if applicable, the required rate of withholding or deduction, and (D) such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding Taxes in respect of any payments to be made to such Lender by any Loan Party pursuant to any Loan Document or otherwise to establish such Lender’s status for withholding Tax purposes in the applicable jurisdiction. Notwithstanding anything to the contrary in the foregoing sentence, the completion, execution and submission of any such documentation (other than such documentation set forth in Sections 3.01(e)(ii)(A), 3.01(e)(ii)(B)(1), 3.01(e)(ii)(B)(2), 3.01(e)(ii)(B)(3), 3.01(e)(ii)(B)(4) and 3.01(e)(iii)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Each Lender agrees that if any documentation or information previously delivered by a Lender pursuant to this Section 3.01(e) (including any specific documentation set forth in subsection (ii) below) expires or becomes obsolete, or the occurrence of any change in the Lender’s circumstances requires a change in the most recent documentation previously delivered by it to the Borrower and the Administrative Agent, each such Lender shall promptly update such documentation or information or promptly notify in writing the Borrower and the Administrative Agent if such Lender is no longer legally eligible to do so.

(ii)               Without limiting the generality of the foregoing:

(A)

any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement) and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent executed copies of IRS Form W-9 (or any successor form thereto); and

(B)

each Foreign Lender shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement) and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent whichever of the following is applicable:

(1)     executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or any successor forms thereto) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2)     executed copies of IRS Form W-8ECI (or any successor form thereto);

(3)     in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit G-1, to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “Non-Bank Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E (or any successor forms thereto);

(4)     where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), executed copies of IRS Form W-8IMY (or any successor form thereto) and all required supporting documentation, including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, the Non-Bank Certificate(s) substantially in the form of Exhibit G-2 or Exhibit G-3 (provided that, if the Foreign Lender is a partnership and not a participating Lender, the applicable Non-Bank Certificate(s) may be provided by the Foreign Lender on behalf of the beneficial owner(s) substantially in the form of Exhibit G-4); or

(5)     executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(iii)     If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iv)     If the Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the Borrower with two duly completed copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding. If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), (A) with respect to payments received on behalf of the Lenders, it shall provide the Borrower with two duly completed copies of IRS Form W-8IMY (together with any required accompanying documentation) certifying on Part I and Part IV of such Form W-8IMY that it is a U.S. branch that has agreed to be treated as a U.S. person for U.S. federal withholding Tax purposes with respect to payments to be received by it on behalf of the Lenders and (B) with respect to payments received for its own account, it shall provide the Borrower with two duly completed copies of IRS Form W-8ECI.

(v)     Notwithstanding anything to the contrary in this Section 3.01, neither the Administrative Agent nor any Lender shall be required to deliver any documentation that it is not legally eligible to deliver.

(f)     Treatment of Certain Refunds. Subject to the last sentence in Section 3.01(c), at no time shall any Recipient have any obligation to file for or otherwise pursue any refund of Taxes withheld or deducted from funds paid for the account of such Recipient. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, such Recipient shall pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the such Recipient, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of such Recipient, agrees to repay the amount paid over to the Borrower pursuant to this Section 3.01(f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Recipient in the event such Recipient is required to repay such refund to such Governmental Authority. In such event, such Recipient shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Recipient may redact or so mark any information therein that it deems confidential). Notwithstanding anything to the contrary in this Section 3.01(f), in no event will any Recipient be required to pay any amount to the Borrower pursuant to this Section 3.01(f) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 3.01(f) shall not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.

(g)     Delays in Requests. Failure or delay on the part of any Recipient to demand compensation pursuant to the foregoing provisions of this Section 3.01 shall not constitute a waiver of such Recipient’s right to demand such compensation; provided that the Borrower or other relevant Loan Party shall not be required to compensate any Recipient pursuant to the foregoing provisions of this Section 3.01 for any incremental interest, additions to tax, penalties or expenses resulting from the failure of such Recipient to notify the Borrower or other relevant Loan Party within 180 days after such Recipient receives notification from the applicable Governmental Authority of the claim giving rise to such request for compensation.

Section 3.02     Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Loans, or to determine or charge interest rates based upon Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, in respect of Loans, (A) then (i) within fifteen (15) days after any notice given to the Borrower by the affected Lender or Lenders, the Administrative Agent and the Borrower shall enter into negotiations in good faith with a view to agreeing to an alternative interest rate acceptable to the Borrower to maintain affected Loans and (ii) if, at the expiration of thirty (30) days from the giving of such notice by such Lender, the Administrative Agent and the Borrower shall not have reached an agreement, such Loans will bear interest at a rate per annum reasonably determined by the Administrative Agent to be the cost of funds of representative participating members in the London interbank eurodollar market selected by the Administrative Agent for maintaining loans similar to the Loans plus the Applicable Rate. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

Section 3.03     Inability to Determine Rates(a)     .

(a)     If prior to the commencement of any Interest Period for a Eurocurrency Rate Borrowing:

(i)     the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period; or

(ii)     the Administrative Agent is notified in writing by the Required Lenders that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Eurocurrency Rate Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable, whereupon, (x) no Loans may be made as, or converted to, Eurocurrency Rate Loans until such time as the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, and (y) any Committed Loan Notice given by the Borrower with respect to the Loans in respect of which such determination was made shall be deemed rescinded by the Borrower. The Administrative Agent shall promptly notify the Borrower and the Lenders when such circumstances no longer exist.

(b)     If at any time the Administrative Agent determines (which determination shall be conclusive absent manifest error) that (x) the circumstances set forth in Section 3.03(a)(i) have arisen (including because the rate described in the definition of “Eurocurrency Rate” is not available or published on a current basis) and such circumstances are unlikely to be temporary or (y) the circumstances set forth in Section 3.03(a)(i) have not arisen but the supervisor for the administrator of the rate described in the definition of “Eurocurrency Rate” or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the rate described in the definition of “Eurocurrency Rate” no longer be used for determining interest rates for loans, then the Administrative Agent (acting at the direction of the Required Lenders) and the Borrower shall endeavor to establish an alternate rate of interest to the Eurocurrency Rate that (x) gives due consideration to the then prevailing market convention for determining a rate of interest for syndicated loans denominated in Dollars in the United States at such time, and (y) is a rate for which the Administrative Agent has indicated in writing to the Lenders (which includes email) that it is able to calculate and administer, and the Administrative Agent and the Borrower shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Rate); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement (and the Lenders hereby (A) authorize and direct the Administrative Agent to execute and deliver any such amendment in respect of which the Required Lenders have indicated in writing to the Administrative Agent (which may be via email) that such amendment (and the alternate interest rate specified therein) is satisfactory to the Required Lenders and (B) acknowledge and agree that the Administrative Agent shall be entitled to all of the exculpations and indemnifications provided for in this Agreement in favor of the Administrative Agent in executing and delivering any such amendment). Notwithstanding anything to the contrary contained in Section 10.01, such amendment shall become effective without any further action or consent of any other party to this Agreement. Until an alternate rate of interest shall be determined in accordance with this paragraph (but, in the case of the circumstances described in clause (y) above, only to the extent the rate described in the definition of “Eurocurrency Rate” for such Interest Period is not available or published at such time on a current basis), (1) no Loans may be made as, or converted to, Eurocurrency Rate Loans and (2) any Committed Loan Notice given by the Borrower requesting the making of, or conversion to or continuation of, any Eurocurrency Rate Borrowing shall be deemed rescinded by the Borrower.

Section 3.04     Increased Costs; Reserves on Loans.

(a)     Increased Costs Generally. If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its Lending Office);

(ii)     subject any Recipient to any Tax on its loan, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (except for Indemnified Taxes or Other Taxes indemnifiable under Section 3.01 and any Excluded Taxes); or

(iii)     impose on any Lender (or its Lending Office) or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender (or its Lending Office) or such other Recipient of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender or other Recipient (whether of principal, interest or any other amount) then, upon request of such Lender by delivery of a certificate pursuant to subsection (c) of this Section 3.04, the Borrower will pay to such Lender or other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender or other Recipient for such additional costs incurred or reduction suffered.

(b)     Capital and Liquidity Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding liquidity or capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the New Money DIP Commitments of such Lender or the Loans made by such Lender to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to liquidity requirements and capital adequacy), then from time to time, upon request by delivery of a certificate pursuant to subsection (c) of this Section 3.04, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c)     Certificates for Reimbursement. A certificate of a Lender prepared in good faith setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section 3.04 and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof by the Borrower.

(d)     Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section 3.04 for any increased costs incurred or reductions suffered more than six (6) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof); provided, further, that the Borrower shall not be required to compensate a Lender for increased costs or reductions suffered more than nine (9) months after such Change in Law, except that in the case of any such change having retroactive effect such period shall be extended until nine (9) months after the Lender becomes aware of such change.

Section 3.05     Compensation for Losses. Upon written demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(i)     any continuation, payment or prepayment of any Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii)     any failure by a Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan on the date or in the amount notified by the Borrower.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Loan made by it at the Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Loan was in fact so funded.

Section 3.06     Mitigation Obligations; Replacement of Lenders.

(a)     Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender (at the written request of the Borrower) shall, as applicable, use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)     Replacement of Lenders. If a Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if a Lender becomes and continues to be a Defaulting Lender, the Borrower may replace such Lender in accordance with Section 10.13.

(c)     Defaulting Lender. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law, the Commitments and Loans of such Defaulting Lender shall not be included in determining whether the Required Lenders or any other Required Lenders have taken or may take any action hereunder or under any other Loan Document (including any consent to any amendment, waiver or other modification pursuant to Section 10.5); provided that any amendment, waiver or other modification that under Section 10.01 requires the consent of all Lenders affected thereby shall require the consent of such Defaulting Lender in accordance with the terms thereof.

Section 3.07     Survival. Each party’s obligations under this Article III shall survive termination of the New Money DIP Commitments, repayment of all other Loan Obligations hereunder, any assignment of rights by or the replacement of a Lender, and resignation or replacement of any Agent.

Article IV

CONDITIONS PRECEDENT

Section 4.01     Conditions to Credit Extension on the Closing Date. The obligation of each Lender to make a Credit Extension hereunder on the Closing Date is subject to satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)     The Administrative Agent’s receipt of the following, each of which shall be originals, facsimiles or electronic copies (including, but not limited to, PDF) (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party and each in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders:

(i)     executed counterparts of this Agreement and the Loan Guaranty;

(ii)     executed counterparts of the Security Agreement, each other Collateral Document (other than Collateral Documents that pursuant to the express terms hereof (or otherwise in accordance with the Closing Checklist) are not contemplated to be executed and delivered on the Closing Date) and the Intercreditor Agreement, together with:

(A)

copies of UCC, United States Patent and Trademark Office, United States Copyright Office, tax and judgment lien searches, in each case as of a recent date made with respect to the Loan Parties in such offices and the states (or other jurisdictions) of formation of such Persons or in which the chief executive officer of each such Person is located, in each case as indicated in the schedules to the Security Agreement, together with copies of the financing statements (or similar documents) disclosed by such search, and accompanied by evidence satisfactory to the Administrative Agent that the Liens indicated in any such financing statement (or similar document) are in respect of a Permitted Lien or have been or will be contemporaneously released or terminated;

(B)

certificates, if any, representing the Capital Stock constituting Collateral pledged under the Collateral Documents referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the instruments constituting Collateral pledged under the Collateral Documents indorsed in blank (or confirmation in lieu thereof that such certificates, powers and instruments are in the possession of the administrative agent under the DIP ABL Facility); and

(C)

all documents and instruments set forth on the Closing Checklist under the heading “Closing Date Security Documents”; provided, that for purposes of the Mexico Collateral Documents, the Administrative Agent (or its counsel) shall have received the notarial instruments containing the corresponding Mexico Collateral Documents, duly executed by the parties thereof and ratified before the presence of a Mexican notary public. The Order shall be effective to create in favor of the Collateral Agent a legal, valid, perfected and enforceable security interest and Lien upon the Collateral of the Loan Parties (other than the Foreign Subsidiary Guarantors), with the priority set forth in the Order and the terms thereof.

(iii)     to the extent applicable in the relevant jurisdiction, (A) a copy of the certificate or articles of incorporation or organization (or equivalent in the relevant jurisdiction), including all amendments thereto, of each Loan Party, certified, if applicable, as of a recent date by the Secretary of State or similar Governmental Authority of the jurisdiction of its organization, and a certificate as to the good standing or excerpt from the Dutch trade register (in each case, where relevant) of each Loan Party as of a recent date, from such Secretary of State or similar Governmental Authority, (B) in the case of each Loan Party organized under the laws of the Netherlands, a copy of the shareholders register or, if applicable, and only to the extent applicable, partnership register of such Loan Party, and (C) a certificate of a Responsible Officer of each Loan Party, dated the Closing Date and certifying (i) that attached thereto is a true and complete copy of the by-laws, memorandum and articles of association or operating (or limited liability company) agreement or limited partnership agreement (or equivalent in the relevant jurisdiction) of such Loan Party as in effect on the Closing Date, (ii) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) and, if required by the applicable governing documents, the general meeting of shareholders, of such Loan Party authorizing the execution, delivery and performance of the Loan Documents to which such Person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect, (iii) that the certificate or articles of incorporation or organization (or equivalent in the relevant jurisdiction) of such Loan Party have not been amended since the date of the last amendment thereto shown on the certificate of incorporation or organization furnished pursuant to clause (A) above, and (iv) as to the incumbency and specimen signature of each Responsible Officer executing any Loan Document on behalf of such Loan Party and countersigned by another officer as to the incumbency and specimen signature of the Responsible Officer of such Loan Party executing the certificate pursuant to clause (B) above.

(iv)     a legal opinion from Latham & Watkins LLP, counsel to the Loan Parties, and each of the legal opinions listed on Schedule 4.01(a)(iv), in each case, in a form reasonably satisfactory to the Administrative Agent;

(v)     evidence that the Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.07;

(vi)     a certificate of a Responsible Officer of the Borrower confirming satisfaction of the conditions set forth in Section 4.02(a), (b) and (d); and

(vii)     a (conditional or unconditional) positive or neutral written advice from any works council in relation to the transactions contemplated by this Agreement and any other document required for compliance with the Dutch Act on Works Councils (Wet op de ondernemingsraden); provided that such advice received on May 20, 2020 (as supplemented on May 29, 2020) shall be deemed to have satisfied this condition.

(b)     The Administrative Agent shall have received at least three (3) Business Days prior to the Closing Date all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act that has been reasonably requested at least five (5) Business Days in advance of the Closing Date. The Administrative Agent shall have received an IRS Form W-9 or applicable W-8 duly completed and executed by the Borrower and each Guarantor.

(c)     The Administrative Agent shall have received the Initial Budget, in form and substance satisfactory to the Required Lenders.

(d)     The Petition Date shall have occurred, and the Borrower and each Guarantor (other than the Foreign Subsidiary Guarantors) shall be a debtor and debtor-in-possession in the Cases.

(e)     The Commitment Fee, the Syndication Fee and all fees and expenses required to be paid hereunder and invoiced at least two (2) business days prior to the Closing Date shall have been paid in full or will be paid on the Closing Date out of the initial Credit Extension.

(f)     Bankruptcy Related Items.

(i)     The Cases of any of the Debtors shall have not been dismissed or converted to cases under Chapter 7 of the Bankruptcy Code.

(ii)     A motion, in form and substance satisfactory to the Lenders and the Administrative Agent, seeking approval of the DIP Term Facility, shall have been filed in each of the Cases within one (1) day of the Petition Date.

(iii)     All “first day” orders and all related pleadings intended to be entered on or prior to the Interim Order Entry Date shall have been entered by the Bankruptcy Court and shall be acceptable in form and substance to the Required Lenders, it being understood that drafts approved by counsel to the Required Lenders prior to the Petition Date are acceptable.

(iv)     The Borrower shall have made no payments after the Petition Date on account of any Indebtedness arising prior to the Petition Date unless such payment is made (i) pursuant to the Approved Budget or (ii) pursuant to “first day” orders acceptable to the Required Lenders.

(v)     No trustee under Chapter 7 or Chapter 11 of the Bankruptcy Code or examiner (other than a fee examiner) shall have been appointed in any of the Cases.

(vi)     The Interim Order Entry Date shall have occurred not later than five (5) calendar days following the Petition Date, and the Interim Order shall be in full force and effect and shall not have been vacated or reversed, shall not be subject to a stay, and shall not have been modified or amended in any respect without the prior written consent of the Required Lenders or the Administrative Agent (with the consent of the Required Lenders), and the Administrative Agent shall have received a copy of the Interim Order entered by the Bankruptcy Court.

(g)     The Administrative Agent and the Lenders shall have received evidence, in form and substance satisfactory to the Required Lenders, that, prior to or concurrently with the effectiveness of this Agreement, (i) the DIP ABL Credit Agreement shall be in full force and effect and (ii) all conditions precedent to the initial extensions of credit thereunder shall have been satisfied.

(i)      No Material Adverse Effect. No Material Adverse Effect shall have occurred since the Petition Date.

(ii)     No Action. Except for the Cases, there shall exist no unstayed action, suit, investigation, litigation or proceeding pending in any court or before any arbitrator or governmental instrumentality (other than the Cases) that would reasonably be expected to have a Material Adverse Effect.

Each Lender, by delivering its signature page to this Agreement, and funding its Loans on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved or accepted or to be satisfied with, each Loan Document and each other document required to be approved by, acceptable or satisfactory to any Agent, the Required Lenders or any other Lenders, as applicable, on the Closing Date.

Section 4.02     Each Credit Extension and Withdrawal. The obligation of each Lender to honor any Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) on any date, including the Closing Date, and the Borrower’s right to make a Withdrawal from the Funding Account on each Withdrawal Date, are subject to the satisfaction (or waiver in accordance with Section 10.01) of the following conditions precedent:

(a)     the representations and warranties contained in Article V are true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date; provided, however, that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct as so qualified in all respects on such date;

(b)     no Default or Event of Default shall exist or would result from such proposed Credit Extension or Withdrawal or from the application of the proceeds therefrom;

(c)     the Administrative Agent shall have received a fully completed and executed Committed Loan Notice or Funding Account Withdrawal Notice, as applicable, and all required deliveries under Section 2.14, if applicable;

(d)     the Interim Order or the Final Order, as the case may be, shall be in full force and effect, and shall not (in whole or in part) have been reversed, modified, amended, stayed, vacated, appealed or subject to a stay pending appeal;

(e)     with regard to any Credit Extension after the Closing Date, all “second day” orders approving on a final basis any “first day” orders intended to be entered on or prior to the date of entry of the Final Order shall have been entered by the Bankruptcy Court, shall be acceptable to the Required Lenders, shall be in full force and effect, shall not have been vacated or reversed, shall not be subject to a stay and shall not have been modified or amended other than as reasonably acceptable to the Required Lenders; and

(f)     with respect to any Withdrawal Date that is on or after the date which is thirty-five (35) days following the Petition Date, the Final Order shall have been signed and entered by the Bankruptcy Court, and such order shall be in full force and effect and shall not have been reversed, modified, amended, stayed or vacated absent the prior written consent of the Required Lenders.

Each Request for Credit Extension (other than a Committed Loan Notice requesting only a conversion of Loans to the other Type, or a continuation of Eurocurrency Rate Loans) submitted by the Borrower after the Closing Date shall be deemed to be a representation and warranty that the conditions specified in Section 4.02(a), (b), (d) and (e) have been satisfied on and as of the date of the applicable Credit Extension.

Article V

REPRESENTATIONS AND WARRANTIES

Holdings and the Borrower represent and warrant to the Administrative Agent and the Lenders at the time of each Credit Extension and on each Withdrawal Date that:

Section 5.01     Organization; Powers. Each of the Loan Parties and each of its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization (to the extent the concept of “good standing” is recognized thereunder), (b) except where the failure to have such power and authority could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, has all requisite power and authority to carry on its business as now conducted and is qualified to do business in, and (c) is in good standing in, every jurisdiction where such qualification is required except where the failure to be in good standing could not reasonably be expected to result in a Material Adverse Effect.

Section 5.02     Authorization; No Contravention. Subject to the entry of the Orders and the terms thereof, the Transactions are within each Loan Party’s corporate or organizational powers and have been duly authorized by all necessary organizational and, if required, stockholder (or equity holder, as applicable) action. Subject to the entry of the Orders and the terms thereof, the Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. The Portugal Loan Guarantor incorporated or established in Portugal has a justified self- interest (justificado interesse próprio) in rendering and delivering the Portugal Collateral Documents and the Portugal Guarantee having therefore the legal and statutory power and capacity to execute and deliver the aforementioned security in accordance with article 6 (3) of the Portuguese Companies Code.

Section 5.03     Governmental Approvals; No Conflicts. Subject to the entry of the Orders and the terms thereof, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any Requirement of Law applicable to any Loan Party or any of its Subsidiaries, other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Code, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets (other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Code), or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents and Liens permitted hereunder securing the DIP ABL Obligations permitted hereunder except, in each case, as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 5.04     [Reserved].

Section 5.05     Financial Condition; No Material Adverse Change.

(a)     Holdings has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2019, reported by Deloitte & Touche LLP, independent public accountants. Such financial statements, together with all other financial statements delivered pursuant to the Pre-Petition Term Loan Credit Agreement or this Agreement thereafter relating to the Loan Parties and their Subsidiaries that have been delivered by any Loan Party to the Administrative Agent or the Lenders (or to the Pre-Petition Term Loan Administrative Agent or lenders under the Pre-Petition Term Loan Credit Agreement) present fairly, in all material respects, the financial position and results of operations and cash flows of Holdings and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments).

(b)     No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since the Petition Date.

Section 5.06     Litigation and Environmental Matters.

(a)     Except for the Cases and any litigation resulting therefrom, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting the Loan Parties or any of their Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that directly involve this Agreement or the Transactions.

(b)     Except for the Disclosed Matters and except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) no Loan Party nor any of its Subsidiaries has received notice of any claim with respect to any Environmental Liability or knows of any basis for any Environmental Liability, (ii) each Loan Party and each of its Subsidiaries, and their respective current operations and properties, are in compliance with all Environmental Laws and have obtained, maintained and are in compliance with all permits, licenses or other approvals required under any Environmental Law and (iii) no Loan Party nor any of its Subsidiaries has become subject to any Environmental Liability.

(c)     Since the Petition Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

Section 5.07     [Reserved].

Section 5.08     Properties.

(a)     As of the Closing Date, Schedule 5.08 sets forth the address of each parcel of real property that is owned or leased by any Loan Party and whether such parcel is owned or leased. Except as could not reasonably be expected to have a Material Adverse Effect, each lease and sublease of any parcel of real property is valid and enforceable in accordance with its terms and is in full force and effect, and, to the knowledge of the applicable Loan Party, no default (other than any default caused by the commencement of the Cases) by any party to any such lease or sublease exists. Each of the Loan Parties and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all its real and personal property, free of all Liens other than those permitted by Section 7.01.

(b)     Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (i) each Loan Party and its Subsidiaries owns, or is licensed to use, all Intellectual Property used in its business as currently conducted, a correct and complete list of which, as of the date of this Agreement, is set forth on Schedule 5.08(b), (ii) no claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property in any respect, (iii) no Loan Party or any of its Subsidiaries knows of any valid basis for any claim described in preceding clause (ii) and (iv) the use of Intellectual Property by each Loan Party and its Subsidiaries does not infringe on the rights of any Person.

(c)     Insurance. Schedule 5.08(c) sets forth a description of all insurance maintained by or on behalf of the Loan Parties and the Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid. The Borrower and Holdings believe that the insurance maintained by or on behalf of the Loan Parties and the Subsidiaries is adequate.

Section 5.09     Compliance with Laws and Agreements.

(a)     Other than violations arising as a result of the commencement of the Cases and except as otherwise excused by the Bankruptcy Code, each Loan Party and its Subsidiaries is in compliance with all Requirements of Law applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

(b)     If any Netherlands Loan Guarantor is a credit institution (kredietinstelling) under the laws of the Netherlands, such party is in compliance with the applicable provisions of the Netherlands Financial Supervision Act and any implementing regulation.

Section 5.10     Taxes. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes due and payable (including in its capacity as a Withholding Agent), except Taxes (i) that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Subsidiary, as applicable, has established adequate reserves determined in accordance with GAAP, (ii) that need not be paid pursuant to an order of the Bankruptcy Court or pursuant to the Bankruptcy Code or, for the avoidance of doubt and (iii) for which a notice for a postponement of payment has been filed in accordance with the decree of the Dutch State Secretary of Finance of 22 April 2020 with nr. 2020-8499 (as replaced by the decree of 6 May 2020). Other than the tax assessment pending in Mexico against Libbey México, S. de R.L. de C.V. (“Libbey Mexico”) with respect to its 2010 taxable year (the “Libbey Mexico Tax Assessment”), there are no current or proposed Tax deficiencies or assessments with respect to any Loan Party and/or its Subsidiaries that, in the aggregate, are expected to be material. The Loan Parties have provided a true, complete and correct description of the Libbey Mexico Tax Assessment to the Administrative Agent as of the Effective Date, and there have been no material adverse developments with respect to the Libbey Mexico Tax Assessment since the Effective Date. None of Holdings nor any Subsidiary of Holdings has guaranteed or otherwise has any liability in respect of the Libbey Mexico Tax Assessment, and no Lien exists with respect to any asset of any Loan Party or Subsidiary in favor of any Governmental Authority in respect of the Libbey Mexico Tax Assessment other than Liens on the assets of Libbey Mexico (but not the assets of Holdings or any other Subsidiary thereof). There are no Liens for any material Taxes on any assets of each Loan Party and its Subsidiaries, other than Permitted Liens and no Lien exists with respect to any asset of any Loan Party or Subsidiary in favor of any Governmental Authority in respect of the Libbey Mexico Tax Assessment other than Liens on the assets of Libbey Mexico (but not the assets of Holdings or any other Subsidiary thereof). There are no Liens for any material Taxes on any assets of each Loan Party and its Subsidiaries (other than Liens automatically arising under the laws of Mexico with respect to the assets of Libbey Mexico (but not any other Loan Party or Subsidiary) in respect of the Libbey Mexico Tax Assessment).

Section 5.11     ERISA Compliance. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 5.12     Capitalization and Subsidiaries. As of the Closing Date, Schedule 5.12 sets forth (a) a correct and complete list of the name and relationship to Holdings of each and all of Holdings’ Subsidiaries, (b) a true and complete listing of each class of each of the Loan Parties’ (other than Holdings’) authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable (other than for those Subsidiaries that are limited liability companies and limited partnerships and to the extent such concepts are not applicable in the relevant jurisdiction), and (other than shares issued by Holdings), and (other than shares issued by Holdings) owned beneficially and of record by the Persons identified on Schedule 5.12, and (c) the type of entity of Holdings and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party has been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and is fully paid and non-assessable.

Section 5.13     Margin Regulations; Investment Company Act.

(a)     No part of the proceeds of any Loans, and no other extensions of credit hereunder, will be used for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the regulations of the Board of Governors. If requested by any Lender or the Administrative Agent, the relevant Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

(b)     No Loan Party nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

Section 5.14     Disclosure. No information contained in any of the reports, the financial statements, certificates or other written information (including public filings of Holdings) furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) taken as a whole contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which such statements were made not misleading; provided that, with respect to pro forma and projected financial information, the Borrower and Holdings represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered in light of the circumstances when made and, if such pro forma and projected financial information was delivered prior to the Closing Date, as of the Closing Date. The Initial Budget and each Budget and cash flow forecast delivered thereafter are prepared in good faith based upon estimates and assumptions believed by management of the Borrower to be reasonable in light of the current conditions and facts known to the Borrower at the time delivered (it being understood that the Budgets and cash flow forecasts and the assumptions on which they were based, may or may not prove to be correct).

Section 5.15     Solvency of Foreign Subsidiaries.

(a)     Immediately after the consummation of the Transactions to occur on the Closing Date (including guarantees and grants of security made under the Loan Documents and the DIP ABL Loan Documents), and immediately after the making or deemed making of each Loan hereunder and the fundings under the DIP ABL Loan Documents, each Loan Party that is not a Debtor will be Solvent, (i) the fair value of the assets of such Loan Party that is not a Debtor, at a fair valuation, at such time exceed its debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of such Loan Party that is not a Debtor at such time are greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) such Loan Party that is not a Debtor at such time is able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) such Loan Party that is not a Debtor at such time does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is then conducted and is proposed to be conducted thereafter. Each Mexico Loan Guarantor further agrees that it will not be considered insolvent pursuant to Article 2166 of the Mexican Federal Civil Code (Código Civil Federal) or its correlative provisions of the Civil Codes of the States that comprises Mexico or Article 9 of the Mexican Bankruptcy Law (Ley de Concursos Mercantiles) (or any successor provision).

(b)     No Loan Party that is not a Debtor intends to, or will permit any of its Subsidiaries that are not Debtors to, and no Loan Party believes that it or any of its Subsidiaries that are not Debtors will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

Section 5.16     Holding Companies/Dormant Entities.

(a)     Holdings does not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrower, Subsidiaries of the Borrower and activities incidental thereto, including, without limitation, employee stock options and responsibilities of a public company. Holdings does not own any assets (other than Equity Interests of the Borrower) or have any liabilities (other than liabilities under the Loan Documents, the DIP ABL Credit Agreement, the Pre-Petition ABL Credit Agreement and the Pre-Petition Term Loan Credit Agreement) and liabilities reasonably incurred in connection with its maintenance of its existence and Guarantees and other Indebtedness permitted under Section 7.03, including, without limitation, liabilities and liens granted with respect to the DIP ABL Credit Agreement.

(b)     Other than as disclosed in the Hong Kong Share Mortgage, Libbey Asia Limited does not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of Libbey Trading (Beijing) Co., Ltd. and Libbey Glassware (China) Co., Ltd., and does not own any assets (other than Equity Interests Libbey Trading (Beijing) Co., Ltd. and Libbey Glassware (China) Co., Ltd.) or have any liabilities.

(c)     Crisa Libbey, S.A. de C.V. does not engage in any business activity and does not own any assets or have any liabilities (other than any de minimis assets or liabilities relating to the maintenance of its existence).

Section 5.17     Security Interest in Collateral. Subject to the entry of the Orders and the terms thereof, the provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, and such Liens, upon the filing of financing statements or Mortgages or the obtaining of possession or “control,” in each case, as applicable, constitute perfected and continuing Liens on the Collateral, securing, in the case of the Liens created under the Collateral Documents, the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except as provided in the Orders or, with respect to ABL Priority Collateral, as provided in the Intercreditor Agreement.

Section 5.18     Employment Matters. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, there are no strikes, lockouts or slowdowns against any Loan Party or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Loan Parties and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect. Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, all payments due from any Loan Party or any Subsidiary, or for which any claim may be made against any Loan Party or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Loan Party or such Subsidiary.

Section 5.19     Anti-Terrorism Law.

(a)     Each Loan Party and, to the knowledge of the Borrower, their Affiliates is in compliance in all material respects with any Requirement of Law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”) or the USA PATRIOT Act (as defined below).

(b)     No Loan Party and to the knowledge of the Borrower, none of their Affiliates or broker or other agent of any Loan Party acting or benefiting in connection with the Loans is any of the following:

(i)     a person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(ii)     a person owned or controlled by, or acting for or on behalf of, any person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;

(iii)     a person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)     a person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or

(v)     a person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list or similarly named by any similar governmental agencies of the United Kingdom or the European Union.

(c)     No Loan Party and, to the knowledge of the Borrower, no broker or other agent of any Loan Party acting in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person described in paragraph (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

Section 5.20     Foreign Corrupt Practices Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

Section 5.21     Cases; Orders.

(a)     The Cases were commenced on the Petition Date in accordance with applicable Laws and notice thereof was given for (i) the motion seeking approval of the Loan Documents and the Interim Order and, when applicable, Final Order, (ii) the hearing for the entry of the Interim Order, and (iii) the hearing for the entry of the Final Order (provided that notice of the final hearing will be given as soon as reasonably practicable after such hearing has been scheduled).

(b)     After the entry of the Interim Order, and pursuant to and to the extent permitted in the Interim Order and the Final Order, the Loan Obligations will constitute allowed administrative expense claims in the Cases having the priority of the Liens in respect of the DIP Term Facility as set forth in the Intercreditor Agreement, with respect to all administrative expense claims and unsecured claims against the Debtors now existing or hereafter arising, of any kind whatsoever, including all administrative expense claims of the kind specified in Sections 105, 326, 330, 331, 503(b), 506(c), 507(a), 507(b), 546(c), 726, 1114 or any other provision of the Bankruptcy Code or otherwise, as provided under Section 364(c)(1) of the Bankruptcy Code, subject only to payment of the Carve-Out in accordance with the Orders, and any Claims secured by valid, enforceable, and non-avoidable Liens that (A) are in existence on the Petition Date and (B) are either perfected as of the Petition Date or perfected subsequent to the Petition Date solely to the extent permitted by section 546(b) of the Bankruptcy Code.

(c)     After the entry of the Interim Order and pursuant to and to the extent provided in the Interim Order and the Final Order, the Secured Obligations will be secured by a valid and perfected Lien on all of the Collateral of the Debtors subject, as to priority, to the extent set forth in the Intercreditor Agreement and to the Carve-Out in accordance with the Orders.

(d)     The Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order), as the case may be, is in full force and effect and has not been reversed, stayed (whether by statutory stay or otherwise), vacated, or, without the consent of the Required Lenders, modified or amended. The Loan Parties are in compliance in all material respects with the Interim Order (with respect to the period on and after entry of the Interim Order and prior to entry of the Final Order) or the Final Order (with respect to the period on and after entry of the Final Order).

(e)     Notwithstanding the provisions of Section 362 of the Bankruptcy Code, and subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, upon the Maturity Date (whether by acceleration or otherwise) of any of the Loan Obligations, the Administrative Agent and Lenders shall be entitled to immediate payment of such Loan Obligations and to enforce the remedies provided for hereunder or under applicable Laws, without further notice, motion or application to, hearing before, or order from, the Bankruptcy Court.

(f)     To the best of the Loan Parties’ knowledge, the stipulations of the Loan Parties in each of the Orders are true, accurate and correct in all material respects as of the dates specified therein.

(g)     Subject to the applicable provisions of the Interim Order or the Final Order, as the case may be, neither the Loan Obligations nor the Loan Obligations (as defined in the Pre-Petition Term Loan Credit Agreement) shall be subject to setoff or recoupment or any such rights under Bankruptcy Code section 553 or otherwise with respect to any claim the Loan Parties may have against the Lenders arising on or before the Petition Date.

Section 5.22     Foreign Collateral Documents. The assets pledged or transmitted under the Netherlands Collateral Documents, the Luxembourg Collateral Document, the Mexico Collateral Documents and the Portugal Collateral Documents to secure the Secured Obligations constitute substantially all of the real and personal property, and substantially all of the tangible and intangible property, of the Netherlands Loan Guarantors, the Mexico Loan Guarantors and the Portugal Loan Guarantor, respectively, and the entirety of the Equity Interests issued by the Netherlands Loan Parties, Mexico Loan Guarantors and the Portugal Loan Guarantor, respectively.

Section 5.23     Netherlands Loan Parties.

(a)     For the purpose of the Insolvency Regulation, the centre of main interest (as that term is used in Article 3(1) of the Insolvency Regulation) for each Netherlands Loan Guarantor is in the Netherlands and no Netherlands Loan Guarantor has an establishment (as that term is used in Article 2 (10) of the Insolvency Regulation) in any other jurisdiction.

(b)     No Netherlands Loan Guarantor or other Loan Party resident in the Netherlands for tax purposes is currently required to make any deduction for or on account of Tax from any payment to be made pursuant to any Loan Document to which such Netherlands Loan Guarantor or other Loan Party resident for tax purposes in the Netherlands is a party.

(c)     Each Netherlands Loan Guarantor is resident for tax purposes in the Netherlands only and does not have a permanent establishment or other taxable presence outside the Netherlands.

Article VI

AFFIRMATIVE COVENANTS

Until (i) the Commitments have expired or been terminated and (ii) the principal of and interest on each Loan and all fees and other Loan Obligations (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full in cash, Holdings and the Borrower shall, and Holdings and the Borrower shall cause (except in the case of the covenants set forth in Section 6.01, 6.02, 6.03, 6.19 and 6.26) each Subsidiary to:

Section 6.01     Financial Statements and Other Reports. Deliver to the Administrative Agent (for prompt further distribution to each Lender) and to Ankura:

(i)     within ninety (90) days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, accompanied by any management letter prepared by said accountants. Notwithstanding the foregoing, in the event that the Borrower delivers an annual report on Form 10-K of Holdings for such fiscal year the Borrower will be deemed to have delivered the financial statements required by this Section 6.01(i) on the date of such filing;

(ii)     within fifty-five (55) days after the end of each fiscal quarter of Holdings (or, with respect to the fiscal quarter ended March 31, 2020, no later than June 29, 2020), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of the Responsible Officers of the Borrower as presenting fairly in all material respects the financial condition and results of operations of Holdings and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes. Notwithstanding the foregoing, in the event that the Borrower delivers a quarterly report on Form 10-Q of Holdings for such fiscal quarter, the Borrower will be deemed to have delivered the financial statements required by this Section 6.01(ii) on the date of such filing;

(iii)     within thirty (30) days (or, with respect to the fiscal month ended May 2020, forty-five (45) days) after the end of each fiscal month (beginning with the fiscal month ending May 31, 2020), the consolidated balance sheet of the Holdings and its consolidated Subsidiaries as of the end of such fiscal month and the related consolidated statements of operations and cash flows of Holdings and its consolidated Subsidiaries for such fiscal month (in the case of such statements of operations) and for the period from the beginning of the then current fiscal year to the end of such fiscal month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year;

(iv)     no later than by 11:00 p.m. (New York City time) on each fourth Wednesday after the Petition Date (or, to the extent such Wednesday is not a Business Day, the next Business Day thereafter), a Budget covering the 13-week period beginning on the first Business Day of the week in which it is delivered. Each Budget delivered after the Closing Date shall be subject to the consent of the Required DIP Lender Group and no such Budget shall be effective as the Approved Budget until so approved; provided, that in the event the Required DIP Lender Group, on the one hand, and the Loan Parties, on the other hand, cannot agree as to an updated, modified or supplemented Budget, such disagreement shall give rise to an Event of Default once the full 13-week period covered by the Approved Budget has terminated; provided, further that Administrative Agent and the Lenders (i) may assume that the Loan Parties will comply with the Approved Budget, (ii) shall have no duty to monitor such compliance, (iii) shall not be obligated to pay (directly or indirectly from the Collateral) any unpaid expenses incurred or authorized to be incurred pursuant to any Approved Budget; provided that none of the foregoing shall limit the payment of professional fees that benefit from the Carve-Out, as and when allowed by the Bankruptcy Court at any time (whether by interim order, procedural order or otherwise), (iv) the line items in the Approved Budget for payment of interest, expenses and other amounts to the Administrative Agent and the Lenders shall be estimates only, and the Loan Parties remain obligated to pay any and all Loan Obligations in accordance with the terms of the Loan Documents and the applicable Order regardless of whether such amounts exceed such estimates, and (v) nothing in any Approved Budget shall constitute an amendment or other modification of any Loan Document;

(v)     concurrently with any delivery of financial statements under Section 6.01(i) hereof, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(vi)     no later than the first Wednesday after the Closing Date and each Wednesday thereafter (or, to the extent such Wednesday is not a Business Day, the next Business Day thereafter), (x) a 13-week cash flow forecast for the Debtors prepared in a manner consistent with the Budget and otherwise in form and substance satisfactory to, the Required DIP Lender Group, accompanied by, in each case, a weekly comparison to actual reporting, comparing the Debtors’ actual receipts and disbursements for the prior calendar week with the projected receipts and disbursements for such prior calendar week, including a report from the Debtors identifying and addressing any variance of actual performance to projected performance for the prior calendar week and (y) an certificate of a Responsible Officer of the Borrower reporting Liquidity as of the last Business Day of the immediately preceding week;

(vii)     no later than the second Wednesday after the Closing Date and each second Wednesday thereafter (or, to the extent such Wednesday is not a Business Day, the next Business Day thereafter), a 13-week cash flow forecast for the Subsidiaries of the Borrower organized under the laws of the Netherlands and Portugal on a consolidated basis for each country, prepared in a manner consistent with the Budget and otherwise in form and substance satisfactory to, the Required DIP Lender Group, accompanied by, in each case, a biweekly comparison to actual reporting, comparing the Netherland and Portugal Subsidiaries’ actual receipts and disbursements for the prior two (2) calendar weeks with the projected receipts and disbursements for such prior two (2) calendar weeks, including a report from the Loan Parties identifying and addressing any variance of actual performance to projected performance for the prior two (2) calendar weeks;

(viii)     no later than the second Wednesday after the Closing Date and each second Wednesday thereafter (or, to the extent such Wednesday is not a Business Day, the next Business Day thereafter), a 13-week cash flow forecast for the Subsidiaries of the Borrower organized under the laws of Mexico (the “Mexican Subsidiaries”) on a consolidated basis, prepared in a manner consistent with the Budget and otherwise in form and substance satisfactory to, the Required DIP Lender Group, accompanied by, in each case, a biweekly comparison to actual reporting, comparing the Mexican Subsidiaries’ actual receipts and disbursements for the prior two (2) calendar weeks with the projected receipts and disbursements for such prior two (2) calendar weeks, including a report from the Loan Parties identifying and addressing any variance of actual performance to projected performance for the prior two (2) calendar weeks;

(ix)     no later than the second Business Day after the Closing Date and each Business Day thereafter, a sales flash report that includes sales detail by channel for the Debtors (with respect to the Business Day ended two (2) Business Days prior to such delivery date (as of close of business on such day)) and on weekly basis on each Wednesday by channel and geography for the Debtors and their Subsidiaries, in form and substance reasonably acceptable to the Required DIP Lender Group, together with a comparison of the actual results to the Debtors’ most recent Budget;

(x)     no later than the first Business Day after the Closing Date and each Business Day thereafter, a liquidity report showing Liquidity as of close of business on the prior Business Day, in form and substance reasonably acceptable to the Required DIP Lender Group; and

(xi)     no later than June 26, 2020 (or such later date as agreed to by the Required DIP Lender Group), projected financial statements of Holdings and its consolidated Subsidiaries for the 2020 and 2021 fiscal years (including, without limitation, the consolidated balance sheet of Holdings and its consolidated Subsidiaries, and the related consolidated statements of income or operations and cash flows for each such fiscal year), which projected financial statements shall reflect the Debtors’ cost reduction initiatives anticipated to occur during the pendency of the Cases, and otherwise be in form and substance reasonably acceptable to the Required DIP Lender Group.

Section 6.02     Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(i)     concurrently with any delivery of financial statements under Sections 6.01(i), (ii) or (iii), a Compliance Certificate signed by a Responsible Officer of the Borrower;

(ii)     promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings, the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

(iii)     no later than five (5) Business Days prior to the effectiveness thereof, copies of substantially final drafts of any proposed amendment, waiver or other modification other than a supplement to add additional guarantors with respect to any Indebtedness in excess of the Threshold Amount (so long as such guarantors also guaranty all of the Secured Obligations and such guaranty is permitted by this Agreement);

(iv)     together with the delivery of the financial statements pursuant to Section 6.01(i), a report setting forth the information required by Section 3.2 of the Security Agreement or confirming that there has been no change in such information since the Closing Date or the date of the last such report;

(v)     together with the delivery of the Budget pursuant to Section 6.01(iv) (or, if no Budget is delivered in such week, together with the delivery of the cash flow forecast pursuant to Section 6.01(vi)), a Budget Variance Report. Each such report shall be certified by the chief financial officer of the Borrower as being prepared in good faith and fairly presenting in all material respects the information set forth therein;

(vi)     promptly (and in any event within five (5) Business Days) upon the reasonable request of the Collateral Agent or the Required Lenders (i) a report setting forth the information required by Section 3.2 of the Security Agreement describing the legal name and the jurisdiction of formation of each Loan Party and the location of the chief executive officer of each Loan Party or confirming that there has been no change in such information since the later of the Closing Date or the date of the last such report, (ii) a description of each event, condition or circumstance during the last fiscal quarter requiring a mandatory prepayment under Section 2.05(b) and (iii) a list of each Subsidiary of the Borrower as of the date of delivery or confirmation that there has been no change in such information since the later of the Closing Date or the date of the last such list;

(vii)     each Loan Party shall notify the Collateral Agent on a quarterly basis together with the delivery of each Compliance Certificate pursuant to Section 6.02(i) delivered with the financial statements delivered pursuant to Section 6.01(ii), and at such other times as the Collateral Agent or the Required Lenders reasonably request, in the event that such Loan Party, either directly or through any agent, employee, licensee or designee, files an application for the registration of any Patent, Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar U.S. federal office or agency, and upon the request of the Collateral Agent, such Grantor (as defined in the US Security Agreement) shall execute, deliver and file any short form Intellectual Property security agreements to evidence the Collateral Agent’s security interest on such Patent, Trademark or Copyright, and the General Intangibles (as defined in Article 9 of the UCC) of such Loan Party relating thereto or represented thereby.

(viii)     promptly following any request therefor, (x) copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Loan Party or any ERISA Affiliate with the Internal Revenue Service with respect to each Pension Plan; (ii) the most recent actuarial valuation report for each Pension Plan; (iii) such other documents or governmental reports or filings relating to any Pension Plan as the Administrative Agent shall reasonably request and (y) with respect to any Multiemployer Plan, (i) any documents described in Section 101(k) of ERISA that any Loan Party or any ERISA Affiliate may request and (ii) any notices described in Section 101(l) of ERISA that any Loan Party or any ERISA Affiliate may request; provided that if such Loan Party or ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Loan Party or ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(ix)     promptly following any request therefor, such other reasonably available information regarding the operations, business affairs and financial condition of Holdings or any Subsidiary, as the Administrative Agent or any Lender may reasonably request; and

(x)     simultaneously with the delivery of each Borrowing Base Certificate and all other written financial reporting and other periodic reporting provided under the DIP ABL Loan Documents, a copy of each such Borrowing Base Certificate or other written financial reporting or periodic reporting, as applicable.

Documents required to be delivered pursuant to Section 6.01 or Section 6.02 may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 10.02; or (ii) on which such documents are posted on the Borrower’s behalf on IntraLinks or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) upon written request by the Administrative Agent, the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents and the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrower with any such request for delivery.

Each of Holdings and the Borrower hereby acknowledges that (i) the Administrative Agent will make available to the Lenders materials and/or information provided by or on behalf of Holdings and the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of Holdings and the Borrower hereby agrees that so long as Holdings or the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (w) all the Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent and the Lenders to treat the Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to Holdings or the Borrower or their respective securities for purposes of United States Federal and state securities laws (provided, however, that to the extent the Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent shall be entitled to treat the Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, neither Holdings nor the Borrower shall be under any obligation to mark the Borrower Materials “PUBLIC.”

Section 6.03     Notices of Material Events. The Borrower and Holdings will furnish to the Administrative Agent and each Lender prompt written notice of the following:

(i)     the occurrence of any Default or a “Default” or “Event of Default” (as such terms are defined in the DIP ABL Credit Agreement);

(ii)     receipt of any written notice of any governmental investigation or any litigation or proceeding commenced or threatened against any Loan Party that (i) seeks damages in excess of $500,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of any law regarding, or seeks remedies in connection with, any Environmental Laws involving liability in excess of $500,000, (vi) contests any tax, fee, assessment, or other governmental charge in excess of $500,000, or (vii) involves any product recall;

(iii)     the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to have a Material Adverse Effect;

(iv)     any loss, damage, or destruction to the Collateral in the amount of $500,000 or more, whether or not covered by insurance; and

(v)     any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 6.03 shall be accompanied by a statement of a Responsible Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 6.04     Payment of Obligations. In accordance with the Bankruptcy Code (in the case of the Debtors) and subject to any required approval by the Bankruptcy Court (in the case of the Debtors) (it being understood that no Debtor shall be obligated to make any payments hereunder that may, in its reasonable judgment, result in a violation of any applicable law, including the Bankruptcy Code, without an order of the Bankruptcy Court authorizing such payments), each Loan Party will, and will cause each Subsidiary to, pay or discharge all liabilities and obligations, including Taxes, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and such Loan Party or such Subsidiary has set aside on its books adequate reserves with respect thereto if and to the extent required by GAAP, (b) the failure to do so could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (c) the payment of Taxes is temporarily postponed in accordance with the Decree of the Dutch State Secretary of Finance of 6 May 2020 (nr. 2020-9594).

Section 6.05     Existence; Conduct of Business. Each Loan Party will, and will cause each Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, Intellectual Property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, in each case, except as could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.04 and (b) carry on and conduct its business in substantially the same fields of enterprise as it is presently conducted or enterprises reasonably related thereto or reasonable extensions thereof.

Section 6.06     Maintenance of Properties. Except as could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

Section 6.07     Insurance.

(a)     Each Loan Party will, and will cause each Subsidiary to, maintain insurance with financially sound and reputable insurance companies (in each case, authorized to conduct business in the jurisdiction where the subject Property is located) on all its material Property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business. All such insurance shall, to the extent customary (but in any event, not including business interruption insurance and personal injury insurance) (i) provided that no cancellation thereof shall be effective until at least 10 days after receipt by the Administrative Agent of written notice thereof and (ii) name the Administrative Agent as an additional insured party or lenders’ loss payee, as applicable.

(b)     Property coverage policies maintained with respect to any Collateral shall be endorsed or otherwise amended to include (i) a mortgage clause (regarding improvements to real property subject to a Mortgage) and a lenders’ loss payable clause (regarding personal property), in form and substance reasonably satisfactory to the Administrative Agent, (ii) a provision to the effect that none of the Loan Parties, Senior Credit Parties (in their capacity as such) or any other Affiliate of a Loan Party shall be a co-insurer (the foregoing not being deemed to limit the amount of self-insured retention or deductibles under such policies, which self-insured retention or deductibles shall be consistent with business practices in effect on the Closing Date or as otherwise determined by the Responsible Officers of the Loan Parties acting reasonably in their business judgment), and (iii) such other provisions as the Administrative Agent may reasonably require from time to time to protect the interests of the Senior Credit Parties. Each endorsement to such casualty or liability policy referred to in this Section 6.07(b) shall also provide that it shall not be canceled or modified in any manner that would cause this Section 6.07 to be violated, or not renewed (i) by reason of nonpayment of premium except upon prior written notice thereof by the insurer to the Collateral Agent in accordance with the terms of the applicable policy (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon prior written notice thereof by the insurer to the Collateral Agent in accordance with the terms of the applicable policy. The Borrower shall deliver to the Collateral Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Collateral Agent, including an insurance binder) together with evidence satisfactory to the Collateral Agent of payment of the premium therefor.

(c)     If any portion of any Mortgaged Property is at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a special flood hazard area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then Borrower or applicable Loan Party shall (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in amounts and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent and Collateral Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent and Collateral Agent, including, without limitation, evidence of annual renewals of such insurance.

Section 6.08     Compliance with Laws. Except as could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect and except as otherwise excused by the Bankruptcy Code, each Loan Party will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property.

Section 6.09     Books and Records. Each Loan Party will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries in all material respects in conformity with GAAP (in addition to any standards which each Loan Party may require to maintain to comply with any Requirement of Law in its particular jurisdiction where such party conducts business), are made of all dealings and transactions in relation to its business and activities.

Section 6.10     Inspection Rights. Each Loan Party will, and will cause each Subsidiary to permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers and appraisers retained by the Administrative Agent), upon reasonable prior notice during normal business hours, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested; provided, however that financial officers of the Borrower shall be entitled to participate in any discussion or meeting with the accountants and, absent the continuance of an Event of Default, the Borrower shall not be required to reimburse the Administrative Agent or the Lenders for more than one visit (and if there is more than one such visit in a fiscal year due to the occurrence and continuance of an Event of Default, the Administrative Agent shall be reimbursed for its visits before any Lender is so reimbursed for its visits) in any fiscal year (it being understood without limitation of the foregoing that there shall be no limitation on the frequency of such visits and inspections (x) if an Event of Default shall have occurred and be continuing or (y) such visit and/or inspection is paid for by the relevant Lender). After the occurrence and during the continuance of any Event of Default, each Loan Party shall provide the Administrative Agent and each Lender with contact information relating to its suppliers. Nothing in this Section 6.10 shall be construed to cause Holdings, any Loan Party or any of its or their Subsidiaries to divulge any materials covered by an attorney-client privilege that has not been waived or otherwise subject to confidentiality or disclosure restrictions that would prohibit or restrict such disclosure.

Section 6.11     Future Guarantees. Subject to applicable Law, the Borrower and each Subsidiary that is a Loan Party shall cause each of its Subsidiaries formed or acquired after the date of this Agreement in accordance with this Agreement to become a Loan Party by executing a joinder to this Agreement (or, in the case of a Foreign Subsidiary organized under the laws of Portugal, a joinder to the Portugal Guarantee) (and in the case of any subsidiary organized under the laws of Mexico, a joinder to the Mexico Guarantee) in form and substance reasonably satisfactory to the Required Lenders by the earlier of (I) the date that any such Subsidiary Guarantees any DIP ABL Obligations and (II) the date that is thirty (30) days after the formation or acquisition of such Subsidiary. Upon execution and delivery thereof, each such Person (A) shall automatically become a Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in each such capacity under the Loan Documents and (B) will grant first priority Liens (or in the case of Liens on ABL Priority Collateral, junior in priority only to the Liens securing the ABL Obligations to the extent provided in the Intercreditor Agreement) to the Collateral Agent, for its benefit and the benefit of the Administrative Agent and the Lenders, in any property of such Loan Party which constitutes Collateral, including any parcel of Real Property located in the United States owned by such Loan Party.

Section 6.12     Environmental Laws. Except as could not be reasonably expected, individually or in the aggregate, to result in a Material Adverse Effect, each Loan Party will, and will cause each Subsidiary to:

(a)     comply with all Environmental Laws, and obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws; and

(b)     conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws (except for such investigations, studies, sampling and testing, remedial, removal and other actions, orders or directives that are being contested in good faith).

Section 6.13     Additional Collateral.

(a)     If any material assets (including any Real Property located in the United States) are acquired by the Borrower or any Subsidiary that is a Loan Party after the Closing Date (other than assets constituting Collateral under any Collateral Document that become subject to the Lien in favor of the Administrative Agent upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Loan Parties, as applicable, will cause such assets to be subjected to a Lien securing the Secured Obligations in accordance with and subject to the terms of the Collateral Documents and will take, and cause its Subsidiaries that are Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in Section 6.16, all at the expense of the applicable Loan Party. All such after-acquired assets (and any assets of a Guarantor joined hereto pursuant to Section 6.11) of a Debtor shall automatically be subject to fully perfected first priority Liens (subject, in the case of ABL Priority Collateral, to the priority set forth in the Intercreditor Agreement) on, and security interest in, all right, title and interest of the Loan Parties, pursuant to and as described in Section 6.20 and the Interim Order or the Final Order, as applicable.

(b)     Each Debtor will cause 100% of the issued and outstanding Equity Interests of each of its domestic Subsidiaries and each Foreign Subsidiary (other than Crisa Libbey, S.A. de C.V.) directly owned by the Borrower or any domestic Subsidiary, to be subject at all times to a perfected Lien (junior in priority only to the Liens securing the ABL Obligations to the extent provided in the Intercreditor Agreement) in favor of the Collateral Agent pursuant to the terms and conditions of the US Collateral Documents as the Collateral Agent shall reasonably request.

(c)     Each Netherlands Loan Guarantor will cause 100% of the issued and outstanding Equity Interests of (i) each of its Subsidiaries that is organized under the laws of the Netherlands and (ii) each of its direct Subsidiaries that is not organized under the laws of the Netherlands to be subject at all times to a perfected Lien (junior in priority only to the Liens securing the ABL Obligations to the extent provided in the Intercreditor Agreement) in favor of the Collateral Agent pursuant to the terms and conditions of the Netherlands Collateral Documents (or in the case of (ii) above, similar terms and conditions) as the Collateral Agent shall reasonably request.

(d)     Each Mexico Loan Guarantor will, within the time frame required therefor by Section 5.23 and at all times thereafter, cause 100% of the issued and outstanding Equity Interests of (i) each of its Subsidiaries that is organized under the laws of Mexico and (ii) each of its direct Subsidiaries that is not organized under the laws of Mexico to be subject at all times to a perfected Lien (junior in priority only to the Liens securing the ABL Obligations to the extent provided in the Intercreditor Agreement) (it being understood that the existence of the Netherlands Intercompany Pledge shall not be construed to cause this requirement not to be satisfied so long as the Netherlands Intercompany Pledge remains at all times subject to the Netherlands Subordination Agreement) in favor of the Collateral Agent pursuant to the terms and conditions of the Mexico Collateral Documents (or in the case of (ii) above, similar terms and conditions) as the Collateral Agent shall reasonably request.

(e)     Each Portugal Loan Guarantor will cause 100% of the issued and outstanding Equity Interests of (i) each of its Subsidiaries that is organized under the laws of Portugal and (ii) each of its direct Subsidiaries that is not organized under the laws of Portugal to be subject at all times to a perfected Lien (junior in priority only to the Liens securing the ABL Obligations to the extent provided in the Intercreditor Agreement) in favor of the Collateral Agent, acting for itself and on behalf and for the benefit of the remaining Senior Credit Parties, pursuant to the terms and conditions of the Portugal Collateral Documents (or in the case of (ii) above, similar terms and conditions) as the Collateral Agent shall reasonably request.

Section 6.14     Use of Proceeds. The Borrower will use the proceeds of any Borrowing solely in accordance with the Orders and the Approved Budget, (a) to pay fees and expenses in connection with the Loan Documents and (b) for working capital of the Debtors following the commencement of the Cases (including, for the avoidance of doubt, making payments in respect of the ABL Obligations to the extent contemplated by the Approved Budget and within Permitted Variances thereunder); and (c) to pay payments in respect of Adequate Protection provided to the agents and lenders under the Pre-Petition Term Loan Documents as authorized by the Bankruptcy Court in the applicable Order; provided that none of the foregoing shall limit the payment of professional fees that benefit from the Carve-Out, as and when allowed by the Bankruptcy Court at any time (whether by interim order, procedural order or otherwise). Except to the extent set forth in the Orders, no proceeds of the DIP Term Facility, any Collateral or any Cash Collateral may be used (i) to finance any investigation (including discovery proceedings), initiation or prosecution of any adversary action, suit, arbitration, proceeding, application, motion or other litigation of any type adverse to the Administrative Agent or Lenders, the agents and lenders under the Pre-Petition Term Loan Documents or the Lender Group or any member thereof, or their respective rights and remedies under or in respect of the Loan Documents, the Pre-Petition Term Loan Documents, any Order, or any Adequate Protection provided to the agents and lenders under the Pre-Petition Term Loan Documents, (ii) in connection with challenging, invalidating, disallowing, recharacterizing, setting aside, avoiding, subordinating (other than to the Carve-Out), in whole or in part, or taking or attempting to take any other action to render unenforceable, the liens, claims, interests and Adequate Protection of the Administrative Agent and the Lenders or the agents and lenders under the Pre-Petition Term Loan Credit Agreement, including for the avoidance of doubt, (A) objecting to or contesting the validity, extent, amount, perfection, priority, or enforceability of the obligations under the Loan Documents or the Pre-Petition Term Loan Documents or the Liens securing the Loan Obligations or the Loan Obligations (as defined in the Pre-Petition Term Loan Credit Agreement), or (B) objecting to or contesting the validity, extent, amount, perfection, priority, or enforceability of the Loan Obligations or the Loan Obligations (as defined in the Pre-Petition Term Loan Credit Agreement) and Liens under the Loan Documents or the Pre-Petition Term Loan Documents, (iii) for any purpose that is prohibited under the Bankruptcy Code or the Orders, and (iv) to make any payment in settlement of any claim, action or proceeding, before any court, arbitrator or other governmental body, which payment is not provided for in the Approved Budget, without the prior written consent of the Required Lenders; provided that none of the foregoing shall limit the payment of professional fees that benefit from the Carve-Out, as and when allowed by the Bankruptcy Court at any time (whether by interim order, procedural order or otherwise).

Section 6.15     USA PATRIOT Act. The Borrowers shall and shall cause the Guarantors to promptly, following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

Section 6.16     Further Assurances.

(a)     Subject to the Intercreditor Agreement, each Loan Party will execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents to the extent required by the Collateral Documents, all at the expense of the applicable Loan Party.

(b)     Without limiting the foregoing, within ninety (90) days (or such longer period, if any, that may be approved by the Required Lenders in their respective sole discretion) of the reasonable written request of the Collateral Agent (acting at the written direction of the Required Lenders), the Collateral Agent shall have received, with respect to each Mortgaged Property so requested, each of the following, in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Required Lenders:

(i)     counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the applicable Loan Party, (ii) a title insurance policy or a marked-up commitment or signed pro forma thereof for such property available in each applicable jurisdiction (the “Mortgage Policies”) insuring the Lien of each such Mortgage as a valid first priority Lien on the property described therein, free of any other Liens except for Permitted Liens together with such endorsements, coinsurance and reinsurance and in such amounts as the Collateral Agent may reasonably request and which are available at commercially reasonable rates in the jurisdiction where the Mortgaged Property is located, (iii) either new ALTA surveys in form and substance reasonably acceptable to the Collateral Agent or such existing surveys together with no change affidavits sufficient for the title company to remove all standard survey exceptions from the Mortgage Policies and issue the endorsements required in (ii) above to the extent such coverage and endorsements are available in the applicable jurisdictions and at commercially reasonable rates, (iv) opinions, addressed to the Collateral Agent and the Senior Credit Parties, from local counsel in each jurisdiction (A) where a Mortgaged Property is located regarding the enforceability of the Mortgage and (B) where the applicable Loan Party granting the Mortgage on said Mortgaged Property is organized, regarding the due authorization, execution and delivery of such Mortgage, and in each case, such other matters as may be in form and substance reasonably satisfactory to the Collateral Agent; (v) evidence reasonably acceptable to the Collateral Agent of payment of all Mortgage Policy premiums, search and examination charges, escrow charges and related charges, mortgage recording Taxes, fees, charges, costs and expenses required for the recording of the Mortgage and issuance of the Mortgage Policies referred to above, and (vi) such other documents as the Collateral Agent may reasonably request with respect to any such Mortgaged Property.

(ii)     Completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to each Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto and, to the extent any Mortgaged Property subject to the Flood Insurance Laws is identified as being located in a special flood hazard area, evidence of insurance as required by Section 6.07(c)).

(c)     Each Mexico Loan Guarantor shall promptly, but no later than two (2) Business Days after execution of this Agreement, deliver to the Administrative Agent a certified copy of the public deed that contains a special irrevocable power of attorney for lawsuits and collections (poder para pleitos y cobranzas) in form and substance acceptable to the Administrative Agent, granted by each Mexico Loan Guarantor in favor of the Process Agent in terms of the first and fourth paragraphs of Article 2554 of the Federal Civil Code of Mexico (Código Civil Federal) and the corresponding provisions of the Civil Codes applicable in the States of Mexico (or any successor provisions) and in Mexico City, Mexico, in the presence of a Mexican notary public.

(d)     Without limiting the generality of the foregoing, if any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any Subsidiary that is a Loan Party after the Closing Date (other than assets constituting Collateral under any Collateral Document that become subject to the Lien in favor of the Collateral Agent upon acquisition thereof), the Borrower will notify the Collateral Agent thereof, and, if requested by the Collateral Agent or the Required Lenders, the US Loan Parties, the Netherlands Loan Guarantors, the Mexico Loan Guarantors or the Portugal Loan Guarantor, as applicable, will cause such assets to be subjected to a Lien securing the Secured Obligations in accordance with and subject to the terms of the US Collateral Documents, the Netherlands Collateral Documents, the Luxembourg Collateral Document, the Mexico Collateral Documents or the Portugal Collateral Documents, as applicable, and will take, and cause its Subsidiaries that are Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the applicable Loan Party.

Section 6.17     [Reserved].

Section 6.18     Post-Closing Requirements.

(a)     No later than ten (10) Business Days after the Closing Date, the Borrower shall use its best efforts to deliver to the DIP Lender Group evidence satisfactory to the Required DIP Lender Group that the Borrower has obtained a “point in time” credit rating (but not any specific rating) from Moody’s and S&P for the Loans funded or deemed to be funded hereunder on the Closing Date; and

(b)     On or before the date applicable thereto (or such longer period as the Required DIP Lender Group may agree in their sole reasonable discretion), the Borrower shall fulfill (or cause to be fulfilled) each of the conditions subsequent set forth on Schedule 6.18.

Section 6.19     Maintenance of Independent Directors. Cause the Board of Directors of Holdings to include at all times two (2) independent directors acceptable to the Required DIP Lender Group; provided that, for the avoidance of doubt, the directors added on May 12, 2020 are acceptable to the Required Lenders.

Section 6.20     Priority of Liens. Upon entry of the Interim Order (and when applicable, the Final Order) and to the extent provided for in such Order, its Loan Obligations hereunder and under the other Loan Documents:

(a)     pursuant to Section 364(c)(1) of the Bankruptcy Code, shall at all times constitute an allowed Superpriority Claim payable from and have recourse to all pre- and post-petition property of the Debtors and all proceeds thereof (including Avoidance Actions and Avoidance Proceeds (upon entry of the Final Order)), having the priority of the Liens in respect of the DIP Term Facility as set forth in the Intercreditor Agreement, but in each case subject to the Carve-Out to the extent provided in the Orders;

(b)     pursuant to Sections 364(c)(2), (c)(3) and (d)(1) of the Bankruptcy Code and subject to the Carve-Out to the extent provided in the Orders, shall be secured by a Lien on all Collateral of the Debtors, which Lien shall have the priority of the Liens in respect of the DIP Term Facility as set forth in the Intercreditor Agreement;

(c)     shall not be subject or subordinate to (i) any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under section 551 of the Bankruptcy Code or (ii) unless otherwise provided for in the Loan Documents, any liens arising after the Petition Date including, without limitation, any liens or security interests granted in favor of any federal, state, municipal or other domestic or foreign governmental unit (including any regulatory body), commission, board or court for any liability of the Debtors; and

(d)     for the avoidance of doubt, the Collateral shall include Avoidance Proceeds upon entry of the Final Order.

Subject to and effective only upon entry of the Final Order and the terms thereof, except to the extent of the Carve-Out, no costs or expenses of administration of the Cases or any future proceeding that may result therefrom, including a case under Chapter 7 of the Bankruptcy Code, shall be charged against or recovered from the Collateral pursuant to sections 105 or 506(c) of the Bankruptcy Code, the enhancement of collateral provisions of section 552 of the Bankruptcy Code, or any other legal or equitable doctrine (including, without limitation, unjust enrichment) or any similar principle of law, without the prior written consent of the Administrative Agent and the Required Lenders, as the case may be with respect to their respective interests, and no consent shall be implied from any action, inaction or acquiescence by the Administrative Agent or the Lenders. Subject to and effective only upon entry of the Final Order and the terms thereof, in no event shall the Administrative Agent or the Lenders be subject to (i) the “equities of the case” exception contained in section 552(b) of the Bankruptcy Code (subject only to and effective upon entry of the Final Order), or (ii) the equitable doctrine of “marshaling” or any other similar doctrine with respect to the Collateral.

Except for the Carve-Out, subject to the entry of the Orders and the terms thereof, the Superpriority Claims shall at all times be senior to the rights of the Borrower, any Chapter 11 trustee and, subject to section 726 of the Bankruptcy Code, any Chapter 7 trustee, or any other creditor (including, without limitation, post-petition counterparties and other post-petition creditors) in the Cases or any subsequent proceedings under the Bankruptcy Code, including, without limitation, any Chapter 7 cases (if any of the Cases are converted to cases under Chapter 7 of the Bankruptcy Code).

Each Loan Party hereby confirms and acknowledges that, pursuant to the Interim Order (and, when entered, the Final Order), the Liens on the Collateral of the Debtors in favor of the Collateral Agent on behalf of and for the benefit of the Senior Credit Parties in all of the assets of the Debtors shall be created and (to the extent the Interim Order (and, when entered, the Final Order) is effective to perfect under local law) perfected, without the necessity of the execution, recordation of filings by any Loan Party of mortgages, security agreements, control agreements, pledge agreements, financing statements or other similar documents, or the possession or control by the Collateral Agent of, or over, any Collateral of the Debtors, as set forth in the Interim Order and the Final Order, as applicable.

Section 6.21     Milestones. The Loan Parties shall comply with the following milestones (collectively, the “Milestones” and each a “Milestone”), unless waived or extended with the consent of the Required Lenders (which may be by email):

(a)     the Bankruptcy Court shall enter the Interim Order by no later than five (5) days following the Petition Date;

(b)     the Debtors shall file with the Bankruptcy Court by no later than fifteen (15) days following the Petition Date, an Acceptable Plan and Acceptable Disclosure Statement;

(c)     the Debtors shall file with the Bankruptcy Court by no later than fifteen (15) days following the Petition Date, a motion to approve the Acceptable Disclosure Statement and the related solicitation materials, dates and deadlines;

(d)     the Bankruptcy Court shall enter the Final Order approving the DIP Term Facility on a final basis by no later than thirty-five (35) days following the Petition Date;

(e)     the Bankruptcy Court shall enter an order approving the solicitation of the Acceptable Plan by no later than fifty-five (55) days following the Petition Date;

(f)     the Debtors shall commence solicitation of the Acceptable Plan by no later than fifty-seven (57) days following the Petition Date;

(g)     the Bankruptcy Court shall enter an Acceptable Confirmation Order by no later than one hundred (100) days following the Petition Date; and

(h)     consummation of the Acceptable Plan by no later than one hundred five (105) days following the Petition Date.

Section 6.22     Bankruptcy Related Matters. The Borrower will and will cause each of the Guarantors and Subsidiaries to:

(a)     cause all proposed (i) “first day” orders, (ii) “second day” orders, (iii) orders related to or affecting the Loan Obligations, the Loan Obligations (as defined in the Pre-Petition Term Loan Credit Agreement),the Loan Documents and the Pre-Petition Term Loan Documents, any other financing or use of Cash Collateral, any sale or other disposition of Collateral outside the ordinary course, cash management, adequate protection, any plan of reorganization and/or any disclosure statement related thereto, (iv) orders concerning the financial condition of the Borrower or any of its Subsidiaries or other Indebtedness of the Loan Parties or seeking relief under section 363, 365, 1113 or 1114 of the Bankruptcy Code or section 9019 of the Federal Rules of Bankruptcy Procedure, and (v) orders establishing procedures for administration of the Cases or approving significant transactions submitted to the Bankruptcy Court, in each case, proposed by the Debtors to be in accordance with and permitted by the terms of this Agreement and reasonably acceptable to the Required Lenders in all respects, it being understood and agreed that the forms of orders approved by the Required Lenders prior to the Petition Date are in accordance with and permitted by the terms of this Agreement and are reasonably acceptable in all respects;

(b)     comply with each order entered by the Bankruptcy Court in connection with the Cases;

(c)     comply in a timely manner with their obligations and responsibilities as debtors-in-possession under the Bankruptcy Code, the Bankruptcy Rules, the Interim Order and the Final Order, as applicable, and any other order of the Bankruptcy Court;

(d)     provide the Administrative Agent and the Lenders with reasonable access to non-privileged information (including historical information) and relevant personnel regarding strategic planning, cash and liquidity management, operational and restructuring activities, in each case subject to customary confidentiality restrictions;

(e)     (i) deliver to the Lenders Advisors promptly as soon as available but not later than two (2) Business Days prior to filing, copies of pleadings, motions, applications, orders, financial information and other documents (for the avoidance of doubt, excluding any administrative filings) to be filed by or on behalf of the Loan Parties with the Bankruptcy Court in the Cases, or distributed by or on behalf of the Loan Parties to any official or unofficial committee appointed or appearing in the Cases or any other party in interest related to a plan, a disclosure statement, plan exclusivity, assumption or rejection of executory contracts and unexpired leases, key employee incentive or retention plans, and each such pleading motion, (ii) use reasonable best efforts to deliver any other pleading, motion, application, order, financial information or other document as set forth in, and with the timing set forth in, preceding clause (i) to the Lender Advisors, and (iii) other than in respect of ordinary course transactions, consult with the Lender Advisors prior to taking or deciding not to take any material actions that are not in compliance with, or not in accordance with, any orders entered in the Cases; provided that the terms of this Section 6.22(e) remain subject to any confidentiality obligations imposed by applicable law; and

(f)     if not otherwise provided through the Bankruptcy Court’s electronic docketing system, promptly as soon as available, deliver to the Lender Advisors copies of all final pleadings, motions, applications, orders, financial information and other documents filed by or on behalf of the Loan Parties with the Bankruptcy Court in the Cases; provided that the terms of this Section 6.22(f) remain subject to any confidentiality obligations imposed by applicable law.

Section 6.23     ABL Loan Documents. The Loan Parties shall keep and maintain the DIP ABL Loan Documents in full force and effect and use the proceeds of advances and other extensions of credit thereunder solely for purposes and in amounts set forth in the Approved Budget (subject to the variances and exclusions set forth herein) and as permitted by the DIP ABL Loan Documents, the Loan Documents and the Orders.

Section 6.24     Employment Matters. (i) Within ten (10) days of the Petition Date, the Debtors shall contact each applicable union (Local 711T (Shreveport) and/or Locals 65T, 700, 59M and 105 (Toledo)) to commence good-faith negotiations with such unions regarding any required modifications to the terms of the collective bargaining agreements (“CBAs”) between Debtors and such union, as determined and approved by the Required Lenders (the “Selected CBAs”); and (ii) within ninety (90) days of the Petition Date (or such longer period of time as the Required DIP Lender Group may agree in their sole discretion), the Debtors shall have either (x) executed definitive documents with each union modifying the respective Selected CBA on terms acceptable to the Required DIP Lender Group (the “Modified CBAs”), if necessary, or (y) if determined necessary by the Required DIP Lender Group in their sole discretion, (I) submitted their application to the Bankruptcy Court to reject any Selected CBAs which are not Modified CBAs in a manner acceptable to the Required DIP Lender Group in their sole discretion pursuant to Section 1113 of the Bankruptcy Code, and/or to modify retiree benefits under the CBAs (and outside of the CBAs) in a manner acceptable to the Required DIP Lender Group in their sole discretion pursuant to section 1114 of the Bankruptcy Code and (II) the Bankruptcy Court shall have entered a final order regarding the requested modifications to (1) the Selected CBAs pursuant to Section 1113 of the Bankruptcy Code, and/or (2) retiree benefits under the CBAs (or outside of the CBAs); provided that, in the case of this subclause (y), in the event that the Bankruptcy Court has not issued a ruling within its mandated time period to do so pursuant to the Bankruptcy Code, the Debtors shall modify or terminate the CBAs on the terms set forth in such Modified CBAs and modify or terminate the retiree benefits consistent with the application to the Bankruptcy Court.

Section 6.25     Budget Compliance. The Loan Parties shall comply with, and the proceeds of the Loans and all Withdrawals shall be used by the Loan Parties in accordance with, the Budget, subject to Permitted Variances and the exclusions set forth herein.

Section 6.26     Lender Calls. Upon advance written request of the Lender Advisors, the Borrower shall, at its own expense, facilitate and hold calls between the Lender Advisors, on the one hand, and members of the Borrower’s executive management team and their advisors, on the other hand, at least once every week, which calls may also be attended by any Lenders who are not Public Lenders.

Section 6.27      Netherlands Loan Parties.

(a)     Each Netherlands Loan Guarantor shall maintain its center of main interests in the Netherlands for the purposes of the Insolvency Regulation.

(b)     Each Netherlands Loan Guarantor shall be a resident for tax purposes solely in the Netherlands and shall not have any permanent establishment or other taxable presence outside the Netherlands, unless with the prior written consent of the Administrative Agent (acting at the written direction of the Required Lenders).

(c)     If, at any time, a Netherlands Loan Guarantor or any of its Dutch subsidiaries is part of a Netherlands Fiscal Unity and such Netherlands Fiscal Unity is, in respect of such Netherlands Loan Guarantor or Dutch subsidiary, as applicable, terminated (verbroken) or disrupted (beëindigd) as a result of or in connection with the Administrative Agent enforcing its rights under any Netherlands Collateral Document, such Netherlands Loan Guarantor or Dutch subsidiary, as applicable, shall, at the request of the Administrative Agent, together with the parent (moedermaatschappij) or deemed parent (aangewezen moedermaatschappij) of the Netherlands Fiscal Unity, for no consideration and as soon as reasonably practicable, lodge a request with the Dutch Tax Authority to allocate and hand over any tax losses (as referred to in Article 20 of the Dutch Corporate Income Tax Act) to the Netherlands Loan Guarantor or Dutch subsidiary, as applicable, leaving the Netherlands Fiscal Unity (within the meaning of Article 15af of the Dutch Corporate Income Tax Act), to the extent such tax losses are attributable (toerekenbaar) to the Netherlands Loan Guarantor or Dutch subsidiary, as applicable, leaving the Netherlands Fiscal Unity and lodge a request with the Dutch Tax Authority to allocate and hand over any amount of interest (as referred to in article 15b of the Dutch Corporate Income Tax Act) to the Netherlands Loan Guarantor or Dutch subsidiary, as applicable, leaving the Netherlands Fiscal Unity (within the meaning of Article 15ahb of the Dutch Corporate Income Tax Act), to the extent such amount of interest is attributable (toerekenbaar) to the Netherlands Loan Guarantor or Dutch subsidiary, as applicable, leaving the Netherlands Fiscal Unity.

Section 6.28     Appointment of CRO. Promptly upon and in any event within five (5) Business Days of the Required DIP Lender Group’s written request therefor, the Debtors shall hire a chief restructuring officer (such officer, the “CRO”) acceptable to the Required DIP Lender Group, whose scope of authority shall be acceptable to the Required DIP Lender Group. Upon and following any appointment of a CRO, (i) none of the Loan Parties shall terminate the CRO or modify or reduce the scope of the CRO’s authority without the express prior written consent of the Required DIP Lender Group, and (ii) the DIP Lender Group shall have reasonable direct access to the CRO, including at least one (1) weekly telephonic update from the CRO as to the Loan Parties’ operations and restructuring progress.

Article VII

NEGATIVE COVENANTS

Until (i) the Commitments shall have expired or been terminated and (ii) the principal of and interest on each Loan and all fees and other Loan Obligations (other than contingent indemnity obligations with respect to then unasserted claims) shall have been paid in full in cash, each Loan Party covenants and agrees with the Agents and the Lenders that:

Section 7.01     Liens. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien (other than Permitted Liens) upon any of its property or assets (including Capital Stock of Subsidiaries), whether owned on the Closing Date or acquired after that date.

In addition, if the Borrower or any Subsidiary Guarantor, directly or indirectly, shall create, Incur or suffer to exist any Lien (other than Permitted Liens) securing any ABL Obligations (as defined in the Intercreditor Agreement), the Borrower or such Subsidiary Guarantor, as the case may be, must concurrently grant a first priority Lien (or in the case of ABL Priority Collateral, junior in priority solely to the Liens securing the ABL Obligations) upon such property as security for the Loan Obligations.

Section 7.02     [Reserved].

Section 7.03     Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.

(a)     The Borrower will not, and will not permit any of its Subsidiaries to, Incur any Indebtedness.

(b)     The provisions of Section 7.03(a) hereof will not prohibit the Incurrence of the following Indebtedness:

(1)     Indebtedness of the Borrower and the Loan Parties under the Loan Documents;

(2)     Indebtedness of the Borrower, any Subsidiary Guarantor or any Subsidiary created under (x) the DIP ABL Loan Documents in an aggregate principal amount (excluding the Terminated Swap Obligations, Swap Obligations and Banking Services Obligations, each as defined in the DIP ABL Loan Documents, but including the face amount of any Letters of Credit (as defined in the DIP ABL Loan Documents) outstanding thereunder), not to exceed as of any date $120,000,000 less the aggregate principal amount of Loans outstanding under the Pre-Petition ABL Loan Documents as of such date, together with all Terminated Swap Obligations (as defined in the DIP ABL Loan Documents as in effect on the date hereof) outstanding thereunder under the date hereof and all Swap Obligations and Banking Services Obligations from time to time outstanding thereunder, and (y) the Pre-Petition ABL Loan Documents in an aggregate principal amount not to exceed the aggregate principal amount thereunder as of the Petition Date (including, for the avoidance of doubt, any secured Swap Obligations or Banking Services Obligations thereunder) (less any amounts rolled up pursuant to the terms of the Orders and/or the DIP ABL Loan Documents);

(3)     Guarantees by the Borrower or a Subsidiary Guarantor that is a Debtor of Indebtedness Incurred by the Borrower or another Subsidiary Guarantor that is a Debtor in accordance with the provisions of this Agreement, provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation or a Guarantor Subordinated Obligation, then the related Guarantee shall be subordinated in right of payment to the Loan Obligations or the Guarantee, as the case may be;

(4)     Indebtedness of the Borrower or any Subsidiary Guarantor that is a Debtor owing to and held by any Subsidiary, or Indebtedness of the Borrower or a Subsidiary Guarantor that is a Debtor owing to and held by the Borrower or any other Subsidiary Guarantor that is a Debtor;

(5)     Indebtedness of the Borrower, any Subsidiary Guarantor or any Subsidiary created under the Pre-Petition Term Loan Documents in an aggregate principal amount not to exceed the aggregate principal amount thereunder as of the Petition Date (plus any interest or other amounts capitalized and added thereto in accordance with the Orders) (less any amounts rolled up pursuant to the terms hereof);

(6)     Obligations in connection with cash management and related banking services Incurred in the ordinary course of business;

(7)     Indebtedness under the Netherlands Intercompany Note as in effect on the date hereof (plus any increases to the principal amount of Indebtedness owing thereunder for capitalized interest in accordance with the terms thereof), and in all respects subject to the Netherlands Subordination Agreement;

(8)     Indebtedness Incurred in respect of workers’ compensation claims, self-insurance obligations, letters of credit, performance, surety and similar bonds, warranties, indemnities and completion guarantees provided by the Borrower or a Subsidiary in the ordinary course of business and in each case consistent with the Approved Budget;

(9)     Indebtedness outstanding on the date hereof and listed on Schedule 7.03 and any modifications (other than modifications that shorten or accelerate the maturity of such Indebtedness or require any cash payments earlier than what is already required in respect of such Indebtedness), extensions, renewals and replacements of any such Indebtedness from time to time; provided that (i) the parties thereto shall remain the same and (ii) the aggregate amount of such Indebtedness thereunder does not increase;

(10)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, provided, however, that such Indebtedness is extinguished within five business days of Incurrence; and

(11)     any joint and several liability (hoofdelijke aansprakelijkheid) pursuant to Sections 24, 39 and 43 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) as a result of any Loan Party being or becoming a member of the Netherlands Fiscal Unity.

Section 7.04     Merger, Consolidation or Sale of All or Substantially All Assets; Asset Dispositions.

(a)     Neither the Borrower, nor any other Loan Party nor any Subsidiary will merge or consolidate with or into any other Person (including, in each case, pursuant to a Delaware LLC Division, but excluding, in the case of a consolidation, any Netherlands Fiscal Unity), or liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), and neither the Borrower nor any other Loan Party nor any Subsidiary shall sell, lease, convey, assign, transfer, or otherwise dispose of all or substantially all its assets to, any Person, except that:

(i)     Any Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Borrower, in any transaction in which the Borrower is the surviving Person.

(ii)     any Subsidiary may merge or consolidate with or into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and (x) if any party to such merger or consolidation is a Subsidiary Guarantor that is a Debtor, the surviving Person is a Subsidiary Guarantor that is a Debtor and (y) if any party to such merger or consolidation is a Foreign Subsidiary Guarantor and the other party is not a Loan Party, the surviving Person is the Foreign Subsidiary Guarantor); and

(iii)     any Loan Party that is a Debtor (other than Holdings or the Borrower) may sell, lease, convey, assign, transfer, or otherwise dispose of all or substantially all its assets to the Borrower or to another Loan Party that is a Debtor;

provided, that in the case of clauses (i) and (ii) above, any such consolidation, merger, or transfer shall not be permitted unless it, and each Investment resulting therefrom, is also a Permitted Investment.

(b)     The Borrower will not, and will not permit any of its Subsidiaries to, make any Asset Disposition of, or exclusively license, any asset, including any Capital Stock, owned by it, except:

(i)     Asset Dispositions, in each case consistent with the Approved Budget, of (A) inventory and obsolete, worn out or surplus equipment in the ordinary course of business and (B) leasehold improvements to landlords pursuant to the terms of leases in respect of any Leasehold Property;

(ii)     Asset Dispositions, and exclusive licenses, to any Debtor;

(iii)     Asset Dispositions, and exclusive licenses, made by any Subsidiary that is not a Debtor to any Foreign Subsidiary Guarantor;

(iv)     Permitted Investments;

(v)     Asset Dispositions of accounts receivable in connection with the compromise or collection thereof in the ordinary course of business consistent with past practice and not as part of any accounts receivables financing transaction;

(vi)     leases and licenses (or, in the case of the Netherlands Loan Guarantors, other forms of use) by third parties entered into by the Borrower or any Subsidiary prior to the Petition Date as a licensor or lessor (or, in the case of other forms of use, otherwise) in the ordinary course of business (including any licensing or sublicensing of intellectual property in the ordinary course of business), provided that such leases or licenses (or, in the case of the Netherlands Loan Guarantors, other forms of use) by third parties do not adversely affect in any material respect the value of the properties subject thereto (including the value thereof as Collateral) or interfere in any material respect with the ordinary conduct of business of the Borrower or any Subsidiary, in which respect in any event the use by third parties of (part(s) of) the real estate in the Netherlands with cadastral numbers 11206, 11242 and 11243 are deemed to be in the ordinary course of business and not to be materially interfering with the conduct of business of the Borrower or any Subsidiary; and

(vii)     any casualty or other insured damage to, or the taking under the power of eminent domain or by condemnation or similar proceeding of any assets of the Borrower or any Subsidiary.

For the avoidance of doubt, notwithstanding anything to the contrary in this Section 7.04, any Domestic Subsidiary may convert from a corporation to a limited liability company so long as (1) the Administrative Agent is given ten (10) days prior written notice thereof (or such shorter amount of time as agreed to by the Administrative Agent in its sole discretion), (2) all filings reasonably requested to be made by the Administrative Agent or Required Lenders to maintain the perfection of the Administrative Agent’s Liens on such converting entity’s assets are made and completed, (iii) such conversion or other similar transaction does not give rise to any material Tax liability of any Loan Party and (iv) any and all new operating agreements and other organizational or governing documents of such converting entity are in form and substance satisfactory to the Administrative Agent.

Section 7.05     [Reserved].

Section 7.06     Limitation on Restricted Payments.

(a)     The Borrower will not, and will not permit any of its Subsidiaries, directly or indirectly, to:

(I)     declare or pay any dividend or make any distribution (whether made in cash, securities or other property) on or in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Borrower or any of its Subsidiaries);

(II)     purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Borrower or any direct or indirect parent of the Borrower held by Persons other than the Borrower or a Subsidiary (other than in exchange for Capital Stock of the Borrower);

(III)     purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Obligations of any Loan Party; or

(IV)     make any Restricted Investment in any Person

(any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (I) through (IV) shall be referred to herein as a “Restricted Payment”).

(b)     The foregoing provisions of Section 7.06(a) hereof will not prohibit:

(1)     Restricted Payments by any Subsidiary in respect of its Capital Stock, in each case ratably to the holders of such Capital Stock;

(2)     [reserved];

(3)     [reserved];

(4)     [reserved];

(5)     [reserved];

(6)     [reserved];

(7)     [reserved];

(8)     repurchases of Capital Stock deemed to occur upon the exercise of stock options, warrants or other convertible securities if such Capital Stock represents a portion of the exercise price thereof;

(9)     cash dividends or loans to Holdings in accordance with the Approved Budget in amounts equal to:

(a)     the amounts required for Holdings to pay any consolidated, combined or similar federal, state or local income Taxes to the extent that such income Taxes are directly attributable to the income of the Borrower and its Subsidiaries;

(b)     the amounts required for Holdings to pay franchise or similar Taxes and other fees required to maintain its legal existence; or

(c)     amounts to pay corporate overhead expenses (including professional fees and expenses payable to third parties) of Holdings Incurred in the ordinary course of business (including (x) financing transactions (of debt or equity) that benefit, or are intended to benefit, the Borrower and its Subsidiaries and (y) in connection with reporting obligations under or otherwise in connection with applicable laws, rules or regulations of any governmental, regulatory or self-regulatory body or stock exchange, this Agreement or any other agreement or instrument of Indebtedness of Holdings, the Borrower or any Subsidiary), and to pay salaries, benefits or other compensation of directors, officers, employees and consultants who perform services for Holdings, the Borrower or any Subsidiary, including with respect to any financing transaction to pay such expenses on an interim basis so long as such expenses are repaid out of the proceeds of such transaction upon completion of such transaction.

Section 7.07     Limitation on Lines of Business. The Borrower will not, and will not permit any Subsidiary to, engage in any business other than a Related Business.

Section 7.08     Transactions with Affiliates.

(a)     The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or conduct any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Borrower or such Subsidiary (an “Affiliate Transaction”) unless the terms of such Affiliate Transaction are no less favorable to the Borrower or such Subsidiary, as the case may be, than those that could be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a Person who is not such an Affiliate.

(b)     The provisions of Section 7.08(a) hereof shall not apply to the following:

(1)     any Restricted Payment (other than a Restricted Investment) permitted to be made pursuant to Section 7.06;

(2)     any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements and other compensation arrangements, options to purchase Capital Stock of the Borrower restricted stock plans, long-term incentive plans, stock appreciation rights plans, participation plans or similar employee benefits plans, pension plans or similar plans and/or indemnity provided on behalf of current or former directors, officers and employees, in each case, to the extent in existence on the Closing Date and in accordance with the Approved Budget and approved by the Board of Directors of the Borrower;

(3)     loans or advances to employees, officers or directors of the Borrower or any Subsidiary of the Borrower in the ordinary course of business consistent with past practices and constituting a Permitted Investment under clause (5) of the definition thereof;

(4)     any transaction between the Borrower and a Subsidiary or between Subsidiaries and any Guarantees issued by the Borrower or a Subsidiary for the benefit of the Borrower or a Subsidiary, as the case may be, in accordance with Section 7.03 and any modification, replacement, renewal or extension thereof from time to time; provided that (i) the parties thereto shall remain the same and (ii) the aggregate amount of such transactions thereunder does not increase);

(5)     the payment of reasonable and customary fees paid to, and indemnity provided on behalf of, current, former and future directors of the Borrower or any Subsidiary, in each case, in existence on the Closing Date and in accordance with the Approved Budget;

(6)     [reserved];

(7)     [reserved];

(8)     transactions between or among the Loan Parties not involving any other Affiliate;

(9)     any contribution to the common equity capital of the Borrower;

(10)     [reserved];

(11)     payments by the Borrower or any of its Subsidiaries pursuant to any Tax sharing, allocation or similar agreement that are consistent with Section 7.06(b) and made in accordance with the Approved Budget; and

(12)     transactions permitted by, and complying with, the provisions of Section 7.04(a);

Section 7.09     Limitation on Restrictions on Distributions from Subsidiaries.

(a)     The Borrower will not, and will not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Subsidiary to:

(1)     pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Borrower or any Subsidiary (it being understood that the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on Common Stock shall not be deemed a restriction on the ability to make distributions on Capital Stock)

(2)     make any loans or advances to the Borrower or any Subsidiary (it being understood that the subordination of loans or advances made to the Borrower or any Subsidiary to other Indebtedness Incurred by the Borrower or any Subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)     transfer any of its property or assets to the Borrower or any Subsidiary (it being understood that such transfers shall not include any type of transfer described in clause (1) or (2) of this Section 7.09(a)).

(b)     The restrictions in Section 7.09(a) hereof will not prohibit:

(1)     any encumbrance or restriction pursuant to this Agreement, the Guaranties, the Collateral Documents, the Intercreditor Agreement, the Pre-Petition Term Loan Documents, the Pre-Petition ABL Documents or the DIP ABL Loan Documents, in each case, as in effect on the Closing Date, or any other agreement in effect on the Petition Date and listed on Schedule 7.09 hereto;

(2)     [reserved];

(3)     [reserved];

(4)     in the case of clause (3) of Section 7.09(a), restrictions and conditions imposed by any agreement or document governing secured capital leases otherwise permitted under this Agreement or by clause (2) or (5) of the definition of “Permitted Liens”;

(5)     purchase money obligations or mortgage financings for property acquired in the ordinary course of business and Capitalized Lease Obligations in each case, that are otherwise permitted under this Agreement and that impose encumbrances or restrictions of the nature described in clause (3) of Section 7.09(a) solely on the property so acquired;

(6)     [reserved];

(7)     [reserved];

(8)     net worth provisions in leases and other agreements and provisions restricting cash or other deposits in agreements entered into by the Borrower or any Subsidiary in the ordinary course of business and existing on the Petition Date;

(9)     encumbrances or restrictions arising or existing by reason of applicable law or any applicable rule, regulation or order;

(10)     [reserved];

(11)     [reserved]; and

(12)     encumbrances or restrictions contained in customary non-assignment provisions in leases, contracts, licenses or other agreements entered into in the ordinary course of business.

Section 7.10     Use of Proceeds. The Borrower shall not and shall not permit any of its Subsidiaries to use the proceeds of the Loans, whether directly or indirectly, (i) in violation of Section 5.13(a) or (ii) for purposes other than as set forth in Section 6.14.

Section 7.11     Impairment of Security Interests. Subject to the rights of the holders of Permitted Liens, the Borrower shall not, and shall not permit any of its Subsidiaries to take, or knowingly or negligently omit to take, any action which action or omission would or could reasonably be expected to have the result of materially impairing the security interest with respect to the Collateral for the benefit of the Collateral Agent, the Administrative Agent and the Senior Credit Parties, except as otherwise permitted under this Agreement. Any release of the Collateral in accordance with the provisions of this Agreement shall not be deemed to impair the security hereunder, and any Person may rely on such provision in delivering a certificate requesting release so long as all other provisions of this Agreement with respect to such release have been complied with. The Borrower shall not amend, modify or supplement, or permit or consent to any amendment, modification or supplement of, the Collateral Documents in any manner that would be adverse to the Lenders in any material respect, except as permitted under Section 10.01 hereof, the Security Agreement or the Intercreditor Agreement.

Section 7.12     Limitation on Sale of Capital Stock of Subsidiaries. The Borrower will not, and will not permit any Subsidiary to, transfer, convey, sell, lease or otherwise dispose of any Voting Stock of any Subsidiary or to issue any of the Voting Stock of a Subsidiary (other than, if necessary, shares of its Voting Stock constituting directors’ qualifying shares) to any Person except:

(i)     to the Borrower or a Subsidiary that is a Loan Party and a Debtor; or

(ii)     in compliance with Section 7.04 and immediately after giving effect to such issuance or sale, such Subsidiary either continues to be a Subsidiary or if such Subsidiary would no longer be a Subsidiary, then the Investment of the Borrower in such Person (after giving effect to such issuance or sale) would have been permitted to be made under Section 7.06 as if made on the date of such issuance or sale.

Section 7.13     [Reserved].

Section 7.14     Change of Name or Location; Change of Fiscal Year. Each Loan Party shall not (a) change its name as it appears in official filings in the state of its incorporation or organization, (b) change its chief executive office or principal place of business, (c) change the type of entity that it is (provided that any Domestic Subsidiary may convert from a corporation to a limited liability company so long as the Administrative Agent is given 10 days prior written notice thereof (or such shorter amount of time as agreed to by the Administrative Agent in its sole discretion) and all filings reasonably requested to be made by the Administrative Agent or Required Lenders to maintain the perfection of the Collateral Agent’s Liens on such Domestic Subsidiary’s assets are made and completed), (d) change its organization identification number, if any, issued by its state of incorporation or other organization, or (e) change its state of incorporation or organization. Such Loan Party shall not change its fiscal year which currently ends on December 31.

Section 7.15     Amendments or Waivers of Organizational Documents and Certain Agreements. Neither the Borrower nor any Subsidiary will agree to any amendment, restatement, supplement or other modification to, or waiver of any of its rights under (i)(a) any Pre-Petition Term Loan Documents, (b) any Pre-Petition ABL Loan Documents or (c) any DIP ABL Loan Documents, to the extent that, in the cause of clauses (b) and (c) above, such amendment would (v) increase the maximum principal amount of the loans or other obligations under the Pre-Petition ABL Loan Documents or DIP ABL Loan Documents to an amount greater than the maximum amount permitted hereunder, (w) increase the rate of interest (excluding any additional rate of interest provided for in the DIP ABL Loan Documents upon and during the continuance of an event of default up to 200 basis points) or fees on any of the Indebtedness under the DIP ABL Loan Documents by more than 300 basis points,  (x) change to an earlier date the dates upon which payments of principal or interest on the Indebtedness are due, (y) change (in a manner that makes it adverse to, or more restrictive upon, the Loan Parties) or add any event of default or any covenant or other restrictive provision with respect to the Indebtedness under the DIP ABL Loan Documents (as in effect as of the date hereof), except to the extent such changes, additions, or restrictions mirror any change, addition or restriction made to the Loan Documents following the date hereof or (z) add an obligation of any Person (whether as borrower, guarantor or otherwise) with respect to the DIP ABL Loan Documents unless there also is an opportunity for such Person to also be added as a Guarantor in respect to the Loan Obligations, in each case, without the prior written consent of the Administrative Agent and the Required Lenders or (ii) its certificate of incorporation, by-laws, operating, management or partnership agreement or other organizational documents to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

Section 7.16     Subsidiaries. Neither the Borrower nor any of its Subsidiaries shall create, acquire or otherwise permit to exist any Subsidiary that is not in existence as of the Closing Date.

Section 7.17     Additional Bankruptcy Matters. Without the Required Lenders’ prior written consent, neither the Borrower nor any Subsidiary will, directly or indirectly:

(a)     enter into any agreement to return any of its inventory to any of its creditors for application against any pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims under Section 546(c) of the Bankruptcy Code or allow any creditor to take any setoff or recoupment against any of its pre-petition Indebtedness, pre-petition trade payables or other pre-petition claims based upon any such return pursuant to Section 553(b)(1) of the Bankruptcy Code or otherwise if, after giving effect to any such agreement, setoff or recoupment, the aggregate amount applied to pre-petition Indebtedness, pre-petition trade payables and other pre-petition claims subject to all such agreements, setoffs and recoupments since the Petition Date would exceed $100,000;

(b)     except for the Superpriority Claims of the DIP ABL Administrative Agent and the lenders under the DIP ABL Loan Documents and the Carve-Out, incur, create, assume, suffer to exist or permit any other superpriority administrative claim which is pari passu with or senior to the claim of the Administrative Agent or the Lenders against the Debtors;

(c)     assert or prosecute any claim or cause of action against any of the Senior Credit Parties (in their capacities as such), unless such claim or cause of action is in connection with the enforcement of the Loan Documents against the Administrative Agent or the Lenders;

(d)     subject to the terms of the Interim Order or the Final Order, as applicable, object to, contest, delay, prevent or interfere with in any material manner the exercise of rights and remedies by the Administrative Agent, the Collateral Agent or the Lenders with respect to the Collateral following the occurrence of an Event of Default (provided that any Loan Party may contest or dispute whether an Event of Default has occurred and is continuing);

(e)     seek, consent to, or permit to exist, without the prior written consent of the Administrative Agent, at the direction of Required Lenders, any order granting authority to take any action that is prohibited by the terms of this Agreement, the Interim Order, the Final Order or the other Loan Documents or refrain from taking any action that is required to be taken by the terms of this Agreement, the Interim Order, the Final Order or any of the other Loan Documents;

(f)     except (i) as expressly provided or permitted hereunder (including to the extent pursuant to any “first day” or “second day” orders complying with the terms of this Agreement), (ii) with the prior consent of the Required Lenders in their sole discretion or (iii) as provided pursuant to any other order of the Bankruptcy Court acceptable to the Required Lenders, make any payment or distribution on account of any Indebtedness arising prior to the Petition Date;

(g)     make any payment, or set aside funds for the purpose of making any payments, or otherwise transfer any economic value (including the payment of any fees, costs or expenses of any advisors) to any direct or indirect equity holder of the Borrower solely in its capacity as such); or

(h)     without the prior written consent of the Required Lenders, make, enter into or implement any amendment, waiver, supplement or other modification to any employment agreement or employee compensation plan, in each case, to increase the benefits thereunder and solely to the extent such agreement or compensation plan relates to an Executive Officer (as defined below), or pay or cause to be paid any amount contemplated by such agreements or plans before the date on which such amount becomes due and payable pursuant to the terms of the such agreements or plans, as applicable, or pay or cause to be paid any bonus, incentive, retention, severance, change of control or termination payments pursuant to the terms of such agreements or plans, as applicable, including, without limitation, any transaction or other bonus previously awarded but unpaid (it being understood that “Executive Officer” means the Borrower’s Chief Executive Officer, Chief Operating Officer, Chief Revenue Officer, Chief Financial Officer, Chief Technology Officer or Executive Vice President and General Counsel).

Section 7.18     Budget Variance. As of any Testing Date, for the immediately preceding Testing Period, the Borrower shall not allow any variances to exist from the Approved Budget with respect to the items being tested on such Testing Date, except for any Permitted Variances.

Section 7.19     Crisa Libbey S.A. de C.V. The Loan Parties shall not permit Crisa Libbey S.A. de C.V.to have any material assets or to incur any material liabilities.

Article VIII

EVENTS OF DEFAULT AND REMEDIES

Section 8.01     Events of Default. Any of the following events referred to in any of clauses (a) through (k) inclusive of this Section 8.01 shall constitute an “Event of Default”:

(a)     Non-Payment. Any Loan Party fails to pay (i) when and as required to be paid herein, any amount of principal of any Loan and (ii) within three (3) Business Days after the same becomes due, any interest on any Loan, any fee or any other amount, payable hereunder or with respect to any other Loan Document.

(b)     Specific Covenants.

(i)     Failure by any Loan Party to comply with any of its other obligations, covenants or agreements contained in Sections 2.14, 6.01 (other than with respect to the approval of the Required DIP Lender Group required under Section 6.01(iv)), 6.02(v), 6.02(x), 6.03(i), 6.05(a) (with respect to the Borrower’s legal existence only), 6.14, 6.18, 6.19, 6.20, 6.21, 6.22, 6.23,6.24, 6.25, and 6.26 or in Article VII.

(ii)     Failure by any Loan Party to comply with any of its other obligations, covenants or agreements (other than a default referred to in Sections 8.01(a) and (b)(i) above) contained in this Agreement or any other Loan Document, and such failure shall not have been remedied within thirty (30) days after the earlier of (x) receipt by the Borrower of notice from the Administrative Agent or the Required Lenders of such failure and (y) a Responsible Officer of the Borrower obtaining knowledge thereof.

(c)     [Reserved].

(d)     Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Loan Party herein, in any other Loan Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made.

(e)     Cross-Default.

(i)     Default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Borrower or any of its Subsidiaries (or the payment of which is Guaranteed by the Borrower or any of its Subsidiaries) (other than (x) post-petition Indebtedness owed to the Borrower or a Subsidiary, whether such post-petition Indebtedness or Guarantee now exists, or is created after the Closing Date, (y) the Loan Obligations and (z) in the case of the Debtors, Indebtedness created or incurred prior to the Petition Date), which default:

(A)	is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness; or

(B)	results in the acceleration of such Indebtedness prior to its maturity.

(ii)     If, first arising after the Petition Date, there is (a) an “Event of Default” (as defined in the Pre-Petition Term Loan Credit Agreement), (b) an “Event of Default” (as defined in the Pre-Petition ABL Credit Agreement (as amended, supplemented, or otherwise modified by the DIP ABL Credit Agreement)), including, without limitation, as a result of Borrowers failing to pay all or any portion of the Existing Secured Obligations (as defined in the DIP ABL Credit Agreement) as when due and payable in accordance with the Order, (c) an “Event of Default” (as defined in the DIP ABL Credit Agreement) or (d) a default (after the expiration of any grace periods applicable thereto) in one or more agreements to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness in excess of the Threshold Amount, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder where payment and enforcement thereof is not subject to a stay of proceedings in the Bankruptcy Court (provided, that, if such default has been cured, waived or otherwise no longer in existence, the Event of Default resulting from this clause (d) shall be deemed to be cured, waived and no longer in existence), in each case, other than (w) any default arising prior to the Filing Date, (x) due to Borrowers’ filing, commencement and continuation of the Bankruptcy Cases and any litigation arising therefrom, (y) due to restrictions on payments arising as a result of the Cases or (z) except with respect to the DIP ABL Credit Agreement, where payment or enforcement, acceleration or termination thereof by the holders of such obligations is and remains subject to a stay of proceedings in the Bankruptcy Case.

(f)     Insolvency Proceedings, Etc. (1) Any Subsidiary that is not a Debtor, pursuant to or within the meaning of any Debtor Relief Law:

(i)     commences proceedings to be adjudicated bankrupt or insolvent;

(ii)     consents to the institution of bankruptcy or Insolvency Proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under applicable Debtor Relief Law;

(iii)     consents to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or other similar official of it or for all or substantially all of its property;

(iv)     makes a general assignment for the benefit of its creditors;

(v)     applies for a suspension of payments (surseance van betaling) or a concurso mercantil or insolvency proceeding pursuant to Article 2166 of the Mexican Federal Civil Code (Código Civil Federal) or its correlative provisions of the Civil Codes of the States that comprises Mexico or Article 9 of the Mexican Bankruptcy Law (Ley de Concursos Mercantiles) (or any successor provision);

(vi)     generally is not paying its debts as they become due; or

(vii)     a court of competent jurisdiction enters an order or decree under any Debtor Relief Law that:

(A)	is for relief against such Subsidiary that is not a Debtor, in a proceeding in which such Subsidiary is to be adjudicated bankrupt or insolvent;

(B)

appoints a receiver, liquidator, assignee, trustee, sequestrator or other similar official of such Subsidiary that is not a Debtor, or for all or substantially all of the property of such Subsidiary; or

(C)	orders the liquidation of such Subsidiary that is not a Debtor;

and the order or decree remains unstayed and in effect for sixty (60) consecutive days.

(g)     Inability to Pay Debts; Attachment. (i) Any Subsidiary that is not a Debtor becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due (which, for the avoidance of doubt, does not include the filing of any notice for the postponement of Tax liability payments, including the actual temporary postponement of such Taxes, in accordance with the decree of the Dutch State Secretary of Finance of 22 April 2020 with nr. 2020-8499 (as currently replaced by the decree of 6 May 2020 with nr. 2020-9594) or any other future decree or arrangement through which the aforementioned decree is amended), or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Loan Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy.

(h)     Judgments.

(i)     Failure by the Borrower or any Subsidiary to pay final judgments arising following the Petition Date and related to post-petition administrative expenses aggregating in excess of the Threshold Amount (net of any amounts that a reputable and creditworthy insurance company has acknowledged liability for in writing), which judgments are not paid, discharged or stayed for a period of sixty (60) days.

(ii)     One or more judgments for the payment of money in an aggregate amount in excess of the Threshold Amount shall be rendered against any Loan Party, any Subsidiary of any Loan Party or any combination thereof to the extent not covered by insurance or indemnity for which the insurance company or indemnitor has not disputed coverage and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Subsidiary of any Loan Party with a value in excess of the Threshold Amount to enforce any such judgment or any Loan Party or any Subsidiary of any Loan Party shall fail within 30 days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued.

(i)     ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which, when taken together with all other ERISA Events, has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount which could reasonably be expected to result in a Material Adverse Effect, (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA which could reasonably be expected to result in a Material Adverse Effect, or (iii) a termination, withdrawal or noncompliance with applicable Law or plan terms or termination, withdrawal or other event similar to an ERISA Event occurs with respect to a Foreign Plan that, when taken together with other such events, could reasonably be expected to result in a Material Adverse Effect.

(j)     Invalidity of Loan Documents. Any material provision of any Loan Document (including, without limitation, any Guarantee provided in any Loan Guaranty), at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 7.04) or as a result of acts or omissions by the Administrative Agent or any Lender or the satisfaction in full of all the Loan Obligations, ceases to be in full force and effect; or any Loan Party contests in writing the validity or enforceability of any provision of any Loan Document; or any Loan Party denies in writing that it has any or further liability or obligation under any Loan Document (other than as a result of repayment in full of the Loan Obligations and termination of the New Money DIP Commitments), or purports in writing to revoke or rescind any Loan Document.

(k)     Collateral Documents. With respect to any Collateral, any of the Collateral Documents ceases to be in full force and effect, or any of the Collateral Documents ceases to give the Lenders the Liens on the Collateral purported to be created thereby, or any of the Collateral Documents is declared null and void or the Borrower or any Subsidiary denies in writing that it has any further liability under any Collateral Document or gives written notice to such effect (in each case, other than in accordance with the terms of this Agreement or the terms of the Collateral Documents).

(l)     Change of Control. A Change of Control shall occur other than in accordance with the Acceptable Plan.

(m)     The Cases; Bankruptcy Matters.

(i)     Any of the Cases of the Debtors shall be converted to a case under Chapter 7 of the Bankruptcy Code;

(ii)     a trustee, responsible officer or an examiner (other than a fee examiner) with expanded powers is appointed or elected in the any of the Cases, or the Bankruptcy Court shall have entered an order providing for such appointment;

(iii)     an order of the Bankruptcy Court shall be entered denying or terminating use of Cash Collateral, or borrowing under this Agreement, by the Debtors and the Debtors shall have not obtained use of Cash Collateral pursuant to an order consented to by, and in form and substance acceptable to, the Required Lenders;

(iv)     any Loan Party or any of its Subsidiaries, or any person claiming by or through any Loan Party or any of its Subsidiaries, with any Loan Party’s or any Subsidiary’s consent, shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding against (A) the Administrative Agent, the Collateral Agent or any of the Lenders relating to the DIP Term Facility or (B) the administrative agent, the collateral agent or any lender relating to the Pre-Petition Term Loan Credit Agreement;

(v)     the existence of any claims or charges, or the entry of any order of the Bankruptcy Court authorizing (i) any claims or charges, other than in respect of the DIP Term Facility and the Carve-Out or as otherwise permitted under the applicable Loan Documents or the Orders, entitled to superpriority administrative expense claim status in any Case pursuant to Section 364(c)(1) of the Bankruptcy Code that are pari passu with or senior to the claims of the Agents and the Lenders under the DIP Term Facility, or there shall arise or be granted by the Bankruptcy Court any claim having priority over any or all administrative expenses of the kind specified in clause (b) of Section 503 or clause (b) of Section 507 of the Bankruptcy Code (other than the Carve-Out), or (ii) any Lien on the Collateral having a priority senior to or pari passu with the Liens and security interests provided for herein securing the Obligations hereunder, except, in each case, as expressly provided in the Loan Documents or in the Order then in effect (but only in the event specifically consented to by the Required Lenders (or the Administrative Agent with the consent of the Required Lenders));

(vi)     the Bankruptcy Court shall enter an order or orders granting relief from any stay of proceeding (including, the automatic stay applicable under Section 362 of the Bankruptcy Code to the holder or holders of any security interest) to (i) permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any assets of any of the Loan Parties which have a value in excess of $100,000 in the aggregate or (ii) permit other actions that would have a Material Adverse Effect on the Loan Parties or their estates (taken as a whole);

(vii)     an order of the Bankruptcy Court shall be entered reversing, amending, supplementing, staying, vacating or otherwise amending, supplementing or modifying the Interim Order or the Final Order, without the prior written consent of the Required Lenders (and, with respect to any provision that affects the rights or duties of any Agent, the Administrative Agent), or a Loan Party shall apply for the authority to do so;

(viii)     the Interim Order (prior to the Final Order Entry Date) or the Final Order (on and after the Final Order Entry Date) shall cease to create a valid and perfected Lien on the Collateral or to be in full force and effect, shall have been reversed, modified, amended, stayed, vacated, or subject to stay pending appeal, in the case of modification or amendment, without prior written consent of the Required Lenders (or the Administrative Agent with the consent of the Required Lenders);

(ix)     an order shall have been entered by the Bankruptcy Court avoiding or requiring disgorgement by any Agent or any of the Lenders of any amounts received in respect of the Obligations;

(x)     an order shall have been entered by the Bankruptcy Court terminating or modifying the exclusive right of any Debtor to file a Chapter 11 plan pursuant to section 1121 of the Bankruptcy Code, without the prior written consent of the Required Lenders (or the Administrative Agent with the consent of the Required Lenders);

(xi)     an order shall have been entered by the Bankruptcy Court providing for a change in venue with respect to the Cases;

(xii)     subject to any cure or notice periods set forth in the applicable order, any of the Loan Parties shall fail to comply with the Interim Order (prior to the Final Order Entry Date) or the Final Order (on and after the Final Order Entry Date);

(xiii)     other than with respect to the Carve-Out, an order in the Cases shall be entered charging any of the Collateral (as defined herein and in the Pre-Petition Term Loan Credit Agreement) under Section 506(c) of the Bankruptcy Code against the Lenders or the lenders under the Pre-Petition Term Loan Credit Agreement, or the commencement of other actions by the Debtors that is materially adverse to Administrative Agent, the Collateral Agent or the Lenders, or the administrative agent, the collateral agent or the lenders under the Pre-Petition Term Loan Credit Agreement or their respective rights and remedies under the DIP Term Facility in any of the Cases or inconsistent with any of the Loan Documents;

(xiv)     any order shall be entered which dismisses any of the Cases of the Debtors and which order does not provide for termination of the Commitments and indefeasible payment in full of the Loan Obligations under the Loan Documents (other than contingent indemnification obligations not yet due and payable) and continuation of the Liens with respect thereto until the effectiveness thereof, or any of the Loan Parties and their Subsidiaries shall seek, support or fail to contest in good faith the entry of any such order;

(xv)     any Loan Party or any Subsidiary thereof shall take any action in support of any matter set forth in this Section 8.01 or any other Person shall do so and such application is not contested in good faith by the Loan Parties and the relief requested is granted in an order that is not stayed pending appeal;

(xvi)     other than the lien subordination permitted pursuant to the Carve-Out, any Loan Party or any Subsidiary thereof shall obtain court authorization to commence, or shall commence, join in, assist or otherwise participate as an adverse party in any suit or other proceeding seeking, or otherwise consenting to (i) the invalidation, subordination or other challenging of the Superpriority Claims and Liens granted to secure the Loan Obligations or any other rights granted to the Administrative Agent, the Collateral Agent and the Lenders in the Orders or this Agreement or (ii) any relief under section 506(c) of the Bankruptcy Code with respect to any Collateral;

(xvii)     any Loan Party shall challenge, support or encourage a challenge of any payments made to the Administrative Agent or any Lender with respect to the Loan Obligations or the administrative agent, the collateral agent or any lender under the Pre-Petition Term Loan Credit Agreement with respect to the obligations thereunder, other than to challenge the occurrence of a Default or Event of Default;

(xviii)     without the consent of the Required Lenders, the filing of any motion by the Loan Parties seeking approval of (or the entry of an order by the Bankruptcy Court approving) adequate protection to any pre-petition agent, trustee or lender that is inconsistent with the Interim Order (prior to the Final Order Entry Date) or the Final Order (on and after the Final Order Entry Date);

(xix)     without the consent of the Required Lenders, the entry of any order by the Bankruptcy Court authorizing any party in interest to reclaim any of the Collateral, granting any party in interest relief from the automatic stay with respect to the Collateral, or requiring that the Loan Parties turnover any of the Collateral, in each case prior to full, final and indefeasible repayment of all Loan Obligations;

(xx)     without the consent of the Required Lenders, entry of any order that would restrict or impair (A) the rights and remedies of the Agent and/or Lenders against the Loan Parties as provided in this Agreement or the Interim or Final Orders, or (B) the exercise of such rights or remedies by any of the Agent or Lenders in accordance with this Agreement, the Interim Order or the Final Order;

(xxi)     without the consent of the Required Lenders, the Loan Parties shall have amended, modified or assigned any of their material agreements including, without limitation, the Pre-Petition Term Loan Documents;

(xxii)     without the Required Lenders’ consent, the entry of any order by the Bankruptcy Court granting, or the filing by any Loan Party or any of its Subsidiaries of any motion or other request with the Bankruptcy Court (in each case, other than the Orders and motions seeking entry thereof or permitted amendments or modifications thereto) seeking, authority to use any cash proceeds of any of the Collateral without the Required Lenders’ consent or to obtain any financing under section 364 of the Bankruptcy Code other than the facility hereunder unless such motion or order contemplates payment in full in cash of the Obligations (other than, solely to the extent agreed in writing by the Required Roll-Up Lenders in their sole discretion, the Obligations solely in respect of the Roll-Up Loans) immediately upon consummation of the transactions contemplated thereby;

(xxiii)     any Loan Party shall file any motion seeking authority to consummate a sale of assets of the Loan Parties or the Collateral having a value in excess of $100,000 outside the ordinary course of business and not otherwise permitted hereunder;

(xxiv)     the filing by any of the Loan Parties of, or the entry of an order approving, a plan of reorganization under Chapter 11 of the Bankruptcy Code other than an Acceptable Plan;

(xxv)     the filing by any of the Loan Parties of, or the entry of an order approving, a disclosure statement related to a plan of reorganization under Chapter 11 of the Bankruptcy Code other than an Acceptable Disclosure Statement;

(xxvi)     the entry of an order approving a plan of reorganization under Chapter 11 of the Bankruptcy Code in any of the Cases other than an Acceptable Confirmation Order;

(xxvii)     the entry of an order approving a disclosure statement related to a plan of reorganization under Chapter 11 of the Bankruptcy Code other than an Acceptable Disclosure Statement Order;

(xxviii)     if any Loan Party or any of its Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any part of the business affairs of the Loan Parties and their Subsidiaries, taken as a whole, which could reasonably be expected to have a Material Adverse Effect; provided, that the Loan Parties shall have five (5) Business Days after the entry of such an order to obtain a court order vacating, staying or otherwise obtaining relief from the Bankruptcy Court or another court to address any such court order;

(xxix)     any Loan Party shall make any payment (whether by way of adequate protection or otherwise) of principal or interest or otherwise on account of any pre-petition Indebtedness other than payments in respect of the repayment of the Indebtedness outstanding under the Pre-Petition ABL Loan Documents or the Pre-Petition Term Loan Documents or as otherwise permitted under this Agreement, in each case, to the extent authorized by one or more “first day” orders or “second day” orders, the Interim Order or the Final Order (which in each case shall be acceptable to the Required DIP Lender Group) and in compliance with the Approved Budget; or

(xxx)     without the Required Lenders’ consent, any Loan Party or any Subsidiary thereof shall file any motion or other request with the Bankruptcy Court seeking (i) to grant or impose, under section 364 of the Bankruptcy Code or otherwise, liens or security interests in any Collateral, whether senior, equal or subordinate to the Collateral Agent’s liens and security interests (other than with respect to the Carve-Out); (ii) to use, or seek to use, Cash Collateral; (iii) to obtain any financing under section 364 of the Bankruptcy Code other than the facility hereunder unless such motion or order contemplates payment in full in cash of the Loan Obligations immediately upon consummation of the transactions contemplated thereby; or (iv) to modify or affect any of the rights of the Agents, or the Lenders under the Orders or the Loan Documents, by any order entered in the Cases.

(n)     Permitted Variances. Permitted Variances under the Approved Budget are exceeded for any relevant Test Period.

Section 8.02     Remedies Upon Event of Default. Subject to the terms and conditions of the Orders, if any Event of Default occurs and is continuing, the Administrative Agent may and, at the written request of the Required Lenders, shall take any or all of the following actions:

(i)     declare the Commitment of each Lender to make Loans to be terminated, whereupon such commitments and obligation shall be terminated;

(ii)     declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower and each other Loan Party;

(iii)     terminate the DIP Term Facility and any Loan Documents as to any future liability or obligation of the Senior Credit Parties hereunder, but without affecting any of the Loan Obligations or the Liens securing the Loan Obligations;

(iv)     invoke the right to charge interest at the Default Rate;

(v)     deliver a Carve-Out Trigger Notice invoking the Post Carve-Out Cap as of the Carve-Out Trigger Date; and

(vi)     exercise (or cause the Collateral Agent to exercise) on behalf of itself and the Senior Credit Parties all rights and remedies available to the Agents and the Senior Credit Parties under the Loan Documents or applicable Law, including, without limitation, the enforcement of any and all Liens created pursuant to the Collateral Documents.

Notwithstanding anything to the contrary herein, subject to the provisions of the Interim Order (and, when entered, the Final Order), (x) with respect to enforcement of Liens or remedies with respect to Collateral, the Collateral Agent shall provide the Borrower three (3) Business Days’ notice prior to taking such action (the “Remedies Notice Period”), and (y) after expiration of the Remedies Notice Period, the Agents shall, at the request of, or may, with the consent of, the Required Lenders, (x) terminate the consensual use of Cash Collateral and (y) exercise all other rights and remedies provided for in this Agreement, the Collateral Documents, the Orders and under applicable law; provided, however, that the Agent may take the actions set forth in Sections 8.02(i), (ii), (iii), (iv) and (v) of this Agreement immediately, and without reference to the Remedies Notice Period, upon the occurrence and during the continuance of an Event of Default. During the Remedies Notice Period, the Debtors may use Cash Collateral solely in the ordinary course of business, consistent with past practices, subject to the Approved Budget, including for the purpose of funding the Carve-Out. During the Remedies Notice Period, any party in interest shall be entitled to seek an emergency hearing with the Bankruptcy Court with respect to any attempt by the Administrative Agent, the Collateral or any Lender to exercise rights and/or remedies.

Section 8.03     [Reserved].

Section 8.04     Application of Funds.

(a)     After the exercise of remedies provided for in this Article VIII (or after the Loans have automatically become immediately due and payable), any amounts received under any Collateral Documents, and all funds credited to the Funding Account, shall, subject to the Carve-Out, be applied by the Administrative Agent as follows, subject to the terms of the Intercreditor Agreement:

first, to pay that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Agents) then due and payable to the Agents in their respective capacities as such, until payment in full of all such fees shall have been made;

second, to pay that portion of the Loan Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest) payable to the Lenders, ratably among them in proportion to the amounts described in this clause second payable to them;

third, to pay ratably all accrued and unpaid interest on the Loans, until payment in full of all such interest shall have been made;

fourth, to pay the unpaid principal amount of the Loans ratably, until payment in full of the principal of all Loans shall have been made;

fifth, to pay all other Loan Obligations ratably, until payment in full of all such other Loan Obligations shall have been made; and

finally, to pay to the Borrower or the relevant Loan Party, or as a court of competent jurisdiction may direct, any surplus then remaining (including from the proceeds of the Collateral owned by it);

provided that Collateral owned by a Guarantor and any proceeds thereof shall be applied pursuant to the foregoing clauses first, second, third, fourth and fifth only to the extent permitted by the limitation in Section 2.1 of its Loan Guaranty. The Administrative Agent may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof.

(b)     In making the payments and allocations required by this Section 8.04, the Administrative Agent will be entitled to rely on information from (i) its own records for information as to the Senior Credit Parties, their Loan Obligations and actions taken by them, (ii) any Senior Credit Party for information as to its Loan Obligations and actions taken by it, to the extent that the Administrative Agent has not obtained such information from its own records, and (iii) the Borrower, to the extent that the Administrative Agent has not obtained information from the foregoing sources. All distributions made by the Administrative Agent pursuant to this Section 8.04 shall be final (except in the event of manifest error) and the Administrative Agent shall have no duty to inquire as to the application by any Senior Credit Party of any amount distributed to it.

Article IX

AGENTS

Section 9.01     Appointment and Authority.

(a)     Each of the Lenders hereby irrevocably appoints Cortland as the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents and authorizes Cortland to act as the Administrative Agent and the Collateral Agent in accordance with the terms hereof and of the other Loan Documents (including the Collateral Documents) and to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent or the Collateral Agent, as applicable, by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents, sub-agents, employees, and other Related Parties. Each such Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and in the other Loan Documents, as applicable. Other than Sections 9.06 and 9.10, the provisions of this Section 9 are solely for the benefit of the Agents, the Lenders, and no Loan Party shall have any rights as a third party beneficiary of any such provisions. In performing its functions and duties hereunder, no Agent assumes, and shall not be deemed to have assumed, any obligation towards or relationship of agency or trust with or for the Borrower or any Subsidiary to act as the Administrative Agent or the Collateral Agent. In addition, for Mexican law purposes, each Lender hereby grants to the Administrative Agent a comisión mercantil con representación in accordance with Articles 273, 274 and any other applicable Articles of the Commerce Code of Mexico (Código de Comercio) to act on its behalf as its agent in connection with this Agreement and the Loan Documents, and authorizes the Administrative Agent and the Collateral Agent to enter into the Mexico Collateral Documents and to hold the Liens granted to it under such documents acting on behalf of itself and for the benefit of the Lenders under this Agreement and each Lender to secure any Secured Obligations. Furthermore, each Lender hereby authorizes the Administrative Agent and the Collateral Agent to delegate the above mentioned comisión mercantil con representación pursuant to Article 280 and any other applicable Articles of the Commerce Code of Mexico (Código de Comercio) to the extent permitted by and under the terms provided in the Intercreditor Agreement and any of the Loan Documents.

(b)     Without limiting the generality of the foregoing, the Lenders hereby expressly authorize the Collateral Agent to (i) execute and deliver each Collateral Document and the Intercreditor Agreement and (ii) execute any and all documents (including releases) with respect to the Collateral and the rights of the Senior Credit Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement and the Collateral Documents. The Collateral Agent, as “Collateral Agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Collateral Agent pursuant to the Collateral Documents for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Senior Credit Parties (under and as defined in the US Security Agreement) required pursuant to the terms of the Collateral Documents, shall be entitled to the benefits of all provisions of this Article IX and Article X (as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement and the Collateral Documents, the Collateral Agent shall not have any duties or responsibilities hereunder or thereunder nor shall the Collateral Agent have or be deemed to have any fiduciary relationship with the Administrative Agent, the Lenders or any Loan Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement and the Collateral Documents or otherwise exist against the Collateral Agent. Except as expressly otherwise provided in this Agreement or the other Loan Documents, the Collateral Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which the Collateral Agent is expressly entitled to take or assert under this Agreement and the other Loan Documents, including the exercise of remedies pursuant to Article VIII, and any action so taken or not taken shall be deemed consented to by the Administrative Agent and the Lenders.

(c)     If at any time or times the Administrative Agent shall receive (i) by payment, foreclosure, set-off or otherwise, any proceeds of Collateral or any payments with respect to the Loan Obligations arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by the Administrative Agent from the Collateral Agent pursuant to the terms of this Agreement or the other Loan Documents, or (ii) payments from the Collateral Agent in excess of the amount required to be paid to the Administrative Agent pursuant to Article VIII, the Administrative Agent shall promptly turn the same over to the Collateral Agent, in kind, and with such endorsements as may be required to negotiate the same to the Collateral Agent.

(d)     The Collateral Agent is the Administrative Agent’s and each Lender’s agent for the purpose of perfecting the Administrative Agent’s and Lenders’ security interest in assets which, in accordance with Article 9 of the Uniform Commercial Code or other applicable law, can be perfected only by possession. Should the Administrative Agent or any Lender obtain possession of any such Collateral, upon request from the Borrower, the Administrative Agent or such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

(e)     Portugal Collateral.

(i)     Subject to paragraph (vi) below, each of the other Senior Credit Parties authorizes the Collateral Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Portugal Collateral Document and this Agreement together with any other incidental rights, powers, authorities and discretions (and, in particular, as “mandatário com representação” in accordance with, inter alia, art. 1178 of the Portuguese Civil Code (Código Civil) to the extent the relevant Portugal Security Document is governed by Portuguese law) under and in connection with the Portugal Security Documents and this Agreement. The Collateral Agent acting in its name and behalf and for its benefit, and in the name, behalf and for the benefit of the other Senior Credit Parties, can, inter alia, (i) execute all types of security or guarantees granted in connection with the Loan Documents as well as amend and cancel them, and (ii) claim and enforce debts, exercise against the security providers in accordance with the provisions set forth in the Portugal Collateral Documents and Loan Documents, inter alia, powers and duties relating to the enforcement of security and guarantees, the claiming of amounts owed under the Loan Documents and the application of proceeds obtained from such enforcement and claims in accordance with the provisions of this Agreement.

(ii)     For the avoidance of doubt, the security interests created under the Portugal Security Document governed by Portuguese law shall not be held by the Collateral Agent in trust but as agent (“mandatário com representação”) acting for itself and on behalf and for the benefit of the remaining Senior Credit Parties in accordance with the relevant provisions of the Portugal Collateral Documents; in line with the foregoing and solely for the purposes of taking and/or enforcing the Portugal Collateral contemplated by the Portugal Collateral Documents to be entered into by the Portugal Loan Guarantor incorporated and established in Portugal, the Collateral Agent shall further be the joint and several creditor (“credor solidário”) in accordance with, inter alia, art. 528 of the Portuguese Civil Code (Código Civil), together with each other Senior Credit Parties, in relation to any and all liabilities towards such other Senior Credit Parties.

(iii)     Subject to paragraph (vi) below, each of the other Senior Credit Parties authorizes the Collateral Agent to exercise the rights, powers, authorities and discretions specifically given to it under or in connection with the Portugal Collateral Documents and this Agreement together with any other incidental rights, powers, authorities and discretions.

(iv)     Subject to paragraph (iv) below and for the avoidance of doubt, each Senior Credit Party (other than the Collateral Agent) irrevocably and unconditionally appoints the Collateral Agent to act as its agent (mandatário com representação) for the purpose of executing any Portuguese Collateral Documents and accepting, managing and enforcing the relevant security interests on its behalf, in accordance with the relevant provisions of the Portugal Collateral Documents.

(v)     Subject to paragraph (vi) below, each Senior Credit Party (other than the Collateral Agent) confirms its approval of the Portugal Collateral Documents creating or expressed to be creating security interests benefiting to it and any security interests created or to be created pursuant thereto.

(vi)     To the extent that any Senior Credit Party is unable to make the appointments in this clause (e) and under paragraphs (i) and (ii) above by entry into this Agreement (including via any Assignment and Assumption or joinder to this Agreement) such Senior Credit Party shall, by the date of this Agreement (or the date of the relevant Assignment and Assumption or joinder to this Agreement) enter into a power of attorney appointing the Collateral Agent to act on its behalf in connection with the Loan Documents and/or the Portugal Collateral Documents, as applicable.

(vii)     Each Senior Credit Party (other than the Collateral Agent) authorizes the Collateral Agent, for the purposes of this clause (e) and in accordance with Article 261 of the Portuguese Civil Code (Código Civil), to enter into agreements with itself (negócios consigo mesmo).

(viii)     The Collateral Agent hereby accepts its appointment as agent (mandatário com representação) pursuant to this clause (e).

Section 9.02     Rights as a Lender. The Person serving as the Administrative Agent and Collateral Agent hereunder shall have the same rights and powers in its capacity as a Lender (if applicable) as any other Lender and may exercise the same as though it were not the Administrative Agent and the Collateral Agent and the term “Lender” or “Lenders” shall, if applicable and unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent or Collateral Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent and the Collateral Agent hereunder and without any duty to account therefor to the Lenders. For the avoidance of doubt, Cortland is not a Lender.

Section 9.03     Exculpatory Provisions.

No Agent nor any of its Related Parties shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, each of the Agents and each of their Related Parties:

(i)     shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(ii)     shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a final, non-appealable judgment of a court of competent jurisdiction;

(iii)     shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent, the Collateral Agent or any of its respective Affiliates in any capacity; and

(iv)     shall not be liable for any apportionment or distribution of payments made by it in good faith and if any such apportionment or distribution is subsequently determined to have been made in error, in which case, the sole recourse of any Lender to whom payment was due but not made, shall be to recover from other Lenders any payment in excess of the amount to which they are determined to be entitled (and such other Lenders hereby agree to return to such Lender any such erroneous payments received by them).

The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default as such is given to the Administrative Agent by the Borrower or a Lender.

Each Agent shall be entitled to refrain from the taking of any action (including the failure to take an action) in connection herewith or with any of the other Loan Documents or from the exercise of any power, discretion or authority (including the making of any requests, determinations, judgments, calculations or the expression of any satisfaction or approval) vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from the Required Lenders (or such other Lenders as may be required, or as such Agent shall believe in good faith to be required, to give such instructions under the circumstances as provided in Sections 8.02 and 10.01) and upon receipt of such instructions from the Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions; provided that such Agent shall not be required to take any action that, in its opinion, could expose such Agent to liability or be contrary to any Loan Document or applicable law, including any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

No Agent be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or the Collateral Agent, as applicable.

Section 9.04     Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 9.05     Delegation of Duties. The Administrative Agent or the Collateral Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent or the Collateral Agent, as applicable. The Administrative Agent or the Collateral Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory, indemnification and other provisions of this Article and Section 10.04 hereof shall apply to any such sub-agent and to the Related Parties of the Administrative Agent or the Collateral Agent, as applicable, and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent or Collateral Agent. No Agent shall be responsible for the negligence or misconduct of any sub-agent appointed by it except to the extent that a court of competent jurisdiction determines in a final, non-appealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agent. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by any Agent, (i) such sub-agent shall be a third party beneficiary under the exculpatory, indemnification and other provisions of this Article and Section 10.04 hereof and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such provisions directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders and (ii) such sub-agent shall only have obligations to such Agent, and not to any Loan Party, any Lender or any other Person, and no Loan Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 9.06     Resignation of Agents. The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may (but shall not be required) on behalf of the Lenders appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if no successor Administrative Agent has been appointed by the 30th day after the resigning Administrative Agent gave notice of its resignation, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (ii) all payments, communications and determinations to be made by, to or through the Administrative Agent shall instead be made by or to each Lender, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section 9.06. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 9.06). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article IX and Section 10.04 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent. Any resignation by the Administrative Agent under this Section 9.06 shall also constitute a resignation by the entity serving as Administrative Agent in its capacity as Collateral Agent (and the provisions of this Section 9.06 shall apply equally to such entity in its capacity as Collateral Agent).

Section 9.07     Lenders’ Acknowledgments.

(a)     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b)     Each Lender acknowledges and agrees that Cortland or one or more of its Affiliates will be (i) acting as the administrative agent and collateral agent under the Pre-Petition Term Loan Credit Agreement, and, in its capacity as the collateral agent under the Pre-Petition Term Loan Credit Agreement, is a party to the Intercreditor Agreement and (ii) acting as the Specified Mexico Collateral Agent (as defined in the Intercreditor Agreement) under the Intercreditor Agreement and under the Specified Mexico Collateral Documents (as defined in the Intercreditor Agreement). Each Lender and Senior Credit Party waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against Cortland or any of its Affiliates any claims, causes of action, damages or liabilities of whatever kind or nature relating to any such conflict of interest.

Section 9.08     No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Agents shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, Collateral Agent or, if applicable, a Lender hereunder. Without limiting the foregoing, none the Agents in their respective capacities as such, shall by reason of any Loan Document, have any fiduciary relationship in respect of any Loan Party, Lender or any other Person (regardless of whether or not a Default or an Event of Default has occurred), it being understood and agreed that the use of the term “agent” (or any other similar term) in this Agreement or any other Loan Document with reference to any Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law, and that such term is used as a matter of market custom; and nothing herein or in any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or of any of the other Loan Documents except as expressly set forth herein or therein. Without limiting the generality of the foregoing, no Agent shall, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, or be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as such Agent or any of its Affiliates in any capacity.

Section 9.09     Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Laws with respect to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)     to file a verified statement pursuant to rule 2019 of the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)     to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Administrative Agent, the Collateral Agent and any other Senior Credit Party (including any claim under Sections 2.05, 2.07, 2.08, 2.09, 2.10, 2.12, 3.04, 3.05, and 10.04) allowed in such judicial proceeding; and

(c)     to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Senior Credit Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Senior Credit Parties, to pay to the Administrative Agent any amount due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties under the Loan Documents (including under Section 10.04). To the extent that the payment of any such amounts due to the Administrative Agent, in such capacity or in its capacity as the Collateral Agent, or to its Related Parties out of the estate in any such proceeding shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other property that the Lenders, or the other Senior Credit Parties may be entitled to receive in such proceeding, whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender, or to vote in respect of the claim of any Lender in any such proceeding.

Section 9.10     Collateral and Loan Guaranty Matters. Each of the Lenders irrevocably agrees to (and authorizes each Agent to act in accordance with) the following subject to, to the extent required, authorization of the Bankruptcy Court:

(a)     Release of Collateral and Loan Guaranty. Subject to Section 9.10(b), Collateral may be released from the Lien and security interest created by the Collateral Documents and any Loan Party may be released from its Loan Guaranty at any time or from time to time in accordance with the provisions of the Loan Documents or as provided hereby. The Borrower and the Guarantors will be entitled to a release of property and other assets included in the Collateral from the Liens securing the Loan Obligations, and the Administrative Agent shall release, or instruct the Collateral Agent to release, as applicable, the same from such Liens at the Borrower’s sole cost and expense, under one or more of the following circumstances:

(1)	to enable the disposition of such property or assets (other than to the Borrower or a Guarantor) to the extent not prohibited under Section 7.04;

(2)

in the case of a Guarantor that is released from its Loan Guaranty with respect to all of the Loan Obligations in accordance with the terms of such Loan Guaranty, the release of the property and assets of such Guarantor;

(3)	pursuant to an amendment or waiver in accordance with Section 10.01 hereof; or

(4)

upon payment in full of the principal of, together with accrued and unpaid interest (including post-petition interest, if any) on, all of the Loans and all other Loan Obligations that are due and payable at or prior to the time such principal, together with accrued and unpaid interest are paid and all Commitments have terminated.

(b)     Release Documentation. The Administrative Agent shall, or shall cause the Collateral Agent, to execute, deliver or acknowledge (at the Borrower’s expense) such instruments or releases to evidence the release of any Collateral or any Loan Guaranty permitted to be released pursuant to this Agreement or any other Loan Documents (including any Collateral Documents). Any execution and delivery of documents pursuant to this Section 9.10 shall be without recourse to or warranty by the Administrative Agent or the Collateral Agent. Neither the Administrative Agent nor the Collateral Agent shall be liable for any such release undertaken in good faith.

(c)     [Reserved].

(d)     Right to Realize on Collateral and Enforce Loan Guaranty. Notwithstanding anything contained in any of the Loan Documents to the contrary, the Loan Parties, the Administrative Agent, the Collateral Agent and each Senior Credit Party hereby agree that (i) except with respect to the exercise of set-off rights of any Lender or with respect to a Senior Credit Party’s right to file a proof of claim in any proceeding under the Debtor Relief Laws, no Senior Credit Party shall have any right individually to realize upon any of the Collateral or to enforce any Loan Guaranty purported to be created under the Loan Documents, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent or the Collateral Agent, as applicable, for the benefit of the Senior Credit Parties in accordance with the terms thereof and that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Collateral Agent for the benefit of the Senior Credit Parties in accordance with the terms thereof and (ii) in the event of a foreclosure, exercise of a power of sale or similar enforcement action by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code, any analogous Debtor Relief Laws or any law relating to the granting or perfection of security interests), the Collateral Agent (or any Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or any other applicable section of the Bankruptcy Code any analogous Debtor Relief Laws or any law relating to the granting or perfection of security interests) may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Senior Credit Parties (but not any Lender or Lenders in its or their respective individual capacities) shall be entitled, upon instructions from the Required Lenders (subject to procedures reasonably satisfactory to the Collateral Agent), for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold or licensed at any such sale or other disposition, to use and apply any of the Loan Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent at such sale or other disposition. In connection with any such bid referred to in clause (iii) above, (A) the Collateral Agent shall be authorized to form one or more acquisition vehicles to make a bid, (B) the Collateral Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Collateral Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof, shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 10.05(a), (C) the Collateral Agent shall be authorized to assign the relevant Loan Obligations to any such acquisition vehicle pro rata among the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Loan Obligations to be credit bid, all without the need for any Senior Credit Party or acquisition vehicle to take any further action, and (D) to the extent that Loan Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Loan Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Loan Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Loan Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Senior Credit Party or any acquisition vehicle to take any further action.

Section 9.11     Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender an amount equal to any applicable withholding Tax. If the IRS or any Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from any amount paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered or was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective), such Lender shall indemnify and hold harmless the Administrative Agent within ten (10) days after demand therefor (to the extent that the Administrative Agent has not already been reimbursed by the Loan Parties and without limiting or expanding the obligation of the Loan Parties to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties, additions to Tax or interest thereon, together with all expenses incurred, including legal expenses and any out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. In addition (and without duplication of the indemnity obligation described in the foregoing sentence), each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (a) any Indemnified Taxes and Other Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (b) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability described in this Section 9.11 that is delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Section 9.11. The agreements in this Section 9.11 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Loans and the repayment, satisfaction or discharge of all Obligations under this Agreement. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender any refund of Taxes withheld or deducted from funds paid for the account of such Lender.

Article X

MISCELLANEOUS

Section 10.01     Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Loan Parties, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (w) any amendment or waiver to the Agent Fee Letter, or waiver of any rights or privileges thereunder, shall only require the consent of the Borrower and the Agents, (x) the Administrative Agent and the Borrower may, without the consent of the Lenders, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, typographical error, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent or any Lender, (y) any amendment, waiver or consent to the Intercreditor Agreement or any Junior Lien Intercreditor Agreement shall only require the consent of any Loan Party to the extent expressly set forth therein and (z) no such amendment, waiver or consent shall:

(i)     extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender (it being understood that a waiver of any condition precedent or the waiver of any Default or mandatory prepayment shall not constitute an extension or increase of any Commitment of any Lender);

(ii)     extend the scheduled final maturity date of any Loan without the written consent of each Lender affected thereby;

(iii)     postpone any date fixed by this Agreement or any other Loan Document for any scheduled payment of principal, interest or fees due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment, it being understood that the waiver of (or amendment to the terms of) any mandatory prepayment of the Loans shall not constitute a postponement of any date scheduled for the payment of principal or interest;

(iv)     reduce the principal of, or the rate of interest specified herein on, any Loan or any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender entitled to such amount; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(v)     change (A) Section 8.04 in a manner that would alter the application of payments required thereby without the written consent of each Lender affected thereby or (B) the order of application of any prepayment of Loans from the application thereof set forth in the applicable provisions of Section 2.05(b), in any manner that adversely affects the Lenders without the written consent of each Lender adversely affected thereby;

(vi)     change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder without the written consent of each Lender adversely affected thereby;

(vii)     release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender, in each case except as expressly provided in the Loan Documents and except in connection with a “credit bid” undertaken by the Collateral Agent at the direction of the Required Lenders pursuant to section 363(k), section 1129(b)(2)(a)(ii) or any other section of the Bankruptcy Code or any other sale or other disposition of assets in connection with other Debtor Relief Laws or an enforcement action with respect to the Collateral permitted pursuant to the Loan Documents;

(viii)     release all or substantially all of the value of the Loan Guaranty, without the written consent of each Lender;

(ix)     amend, waive or otherwise modify the portion of the definition of “Interest Period” that provides for one, two or three month intervals to automatically allow intervals in excess of three (3) months, without the written consent of each Lender affected thereby;

(x)     amend the term “Pro Rata Share” or waive, amend or otherwise modify Section 2.13 or Section 8.04 hereof (or any comparable provision of any other Loan Document) in a manner that would alter the pro rata sharing of payments required thereby; or

(xi)     except as provided by operation of law and otherwise permitted hereunder, amend or modify the Superpriority Claims status of the Loan Obligations under the Orders or under any Loan Document;

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) Section 10.06(g) may not be amended, waived or otherwise modified without the consent of each Granting Lender all or any part of whose Loans are being funded by an SPC at the time of such amendment, waiver or other modification; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Collateral Agent in addition to the Lenders required above, affect the rights or duties of the Collateral Agent under this Agreement or any other Loan Document; and (iv) the consent of Lenders holding more than 50% of any Class of Commitments or Loans shall be required with respect to any amendment that by its terms adversely affects the rights of such Class in respect of payments or Collateral hereunder in a manner different than such amendment affects other Classes.

Notwithstanding anything to the contrary contained in this Section 10.01, Guarantees, collateral security documents and related documents executed by Loan Parties or any Subsidiaries of the Borrower in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be, together with this Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of the Borrower without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with local Law or advice of local counsel, (ii) to cure any ambiguity, typographical error, defect or inconsistency or (iii) to cause such Guarantee, collateral security document or other document to be consistent with this Agreement and the other Loan Documents.

Notwithstanding anything to the contrary contained in this Section 10.01 or otherwise, for purposes of determining the treatment of the Roll-Up Loans in any plan of reorganization or liquidation of the Debtors, such determination shall be made by the Required Roll-Up Lenders and, so long as all Lenders are treated ratably with respect to their Roll-Up Loans, all Lenders hereby agree to approve, and shall be subject to, any such treatment of the Roll-Up Loans as determined by the Required Roll-Up Lenders.

Section 10.02     Notices; Effectiveness; Electronic Communication.

(a)     Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows:

(i)     if to the Borrower or the Administrative Agent to the address, telecopier number or electronic mail address specified for such Person on Schedule 10.02; and

(ii)     if to any other Lender, to the address, telecopier number or electronic mail address specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier or electronic mail shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b)     Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article II by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received when sent; provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c)     The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through electronic telecommunications or other information transmission systems, except for direct or “economic” (as such term is used in Title 18, United States Code, Section 1030(g)) (as opposed to special, indirect, consequential or punitive) losses, claims, damages, liabilities or expenses to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to such direct or “economic” damages).

(d)     Change of Address, Etc. Each of the Loan Parties and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.

(e)     Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices) purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 10.03     No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or by any Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall impair such right, remedy power or privilege hereunder or operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.02 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.08 (subject to the terms of Section 2.13) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.02 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.13, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

Section 10.04     Expenses; Indemnity; Damage Waiver.

(a)     Costs and Expenses. Holdings and the Borrower jointly and severally agree to pay (i) all reasonable and documented out-of-pocket costs and expenses (including the reasonable fees, expenses and other charges of counsel or other advisor for the Administrative Agent or any Lender, including the Lender Advisors) incurred by any Agent, the Lenders and any of their respective Affiliates, in connection with the structuring, documentation, negotiation, arrangement and syndication of the credit facilities provided for herein and any credit or similar facility refinancing, extending or replacing, in whole or in part, the credit facilities provided herein, including the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) or any other document or matter requested by the Borrower or any other Loan Party, (ii) all reasonable and documented out-of-pocket costs and expenses of creating, perfecting, recording, maintaining and preserving Liens in favor of the Collateral Agent for the benefit of the Senior Credit Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes (including the payment of stamp duty), search fees, title insurance premiums and reasonable fees, expenses and other charges of counsel to the Collateral Agent and of counsel providing any opinions that the Administrative Agent or the Collateral Agent may reasonably request in respect of the Collateral or the Liens created pursuant to the Collateral Documents and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the fees, charges and disbursements of any counsel or other advisor for the Administrative Agent or any Lender, including the Lender Advisors) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section 10.04, or (B) in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans; provided that Holdings and the Borrower shall not be required to reimburse the legal fees and expenses of more than (x) one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for the Administrative Agent and its Related Parties, taken as a whole, and (y) one outside counsel (in addition to any special counsel and up to one local counsel in each applicable local jurisdiction) for the Lenders and their Related Parties, taken as a whole, unless, in the opinion of counsel, representation of all such indemnified persons would be inappropriate due to the existence of an actual or potential conflict of interest.

(b)     Indemnification. Holdings and the Borrower, jointly and severally, shall indemnify each Agent (and any sub-agent thereof), each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities , penalties, claims, actions, judgments, suits, costs, and reasonably related expenses (including, reasonable fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party relating to, arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby (including any amendments, waivers, or consents with respect to any provision of any Loan Documents), the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, any enforcement of any of the Loan Documents (including any sale of, collection from or other realization upon any of the Collateral or the enforcement of any Loan Guaranty) or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability of the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing brought by a third party or by the Borrower or any other Loan Party or any of the Borrower’s or such Loan Party’s directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee (other than the Agents and their Related Parties) for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. This Section 10.04(b) shall not apply to Taxes, except any Taxes that represent losses, claims, damages, liabilities or reasonably related expenses arising from a non-Tax claim.

(c)     Reimbursement and Indemnification by Lenders. The Lenders severally agree to indemnify upon demand each Agent (and any sub-agent thereof) and any Related Party thereof (to the extent not reimbursed by or on behalf of Holding or the Borrower and without limiting the obligation of Holdings and the Borrower to do so) ratably in accordance with the Lenders’ respective Pro Rata Shares (determined as of the time that the applicable indemnity payment is sought (or if such indemnity payment is sought after the date on which the Loans have been paid in full and the Commitments have terminated, in accordance with their respective Pro Rata Shares immediately prior to the date on which the Loans are paid in full and the Commitments are terminated)), and hold harmless each Agent (and each sub-agent thereof) and each Related Party thereof from and against, any and all Indemnified Liabilities that may at any time be imposed on, incurred by or asserted against any Agent (or sub-agent thereof) or any Related Party thereof;; provided that no Lender shall be liable for the payment to any Agent (or any sub-agent thereof) or any Related Party thereof of any portion of such Indemnified Liabilities resulting from such Person’s own gross negligence or willful misconduct as determined by the final non-appealable judgment of a court of competent jurisdiction; provided further that no action taken in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Loan Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 10.04(c). Without limitation of the foregoing, the Lenders shall reimburse each Agent upon demand ratably in accordance with the Lenders’ respective Pro Rata Shares (determined as of the time that the applicable reimbursement is sought (or if such reimbursement is sought after the date on which the Loans have been paid in full and the Commitments have terminated, in accordance with their respective Pro Rata Shares immediately prior to the date on which the Loans are paid in full and the Commitments are terminated)), for any costs or out-of-pocket expenses incurred by each Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of Holdings or the Borrower; provided that such reimbursement by the Lenders shall not affect Holdings’ and the Borrower’s continuing reimbursement obligations with respect thereto. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(e). Each Lender hereby authorizes each Agent and Collateral Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent or the Collateral Agent to such Lender from any source against any amount due to the Administrative Agent or the Collateral Agent under this Section 10.04(c). The undertaking in this Section 10.04(c) shall survive termination of the Commitments, the payment of all other Obligations and the resignation and/or replacement of the Administrative Agent or the Collateral Agent, as the case may be.

(d)     Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, no Borrower or Indemnitee shall assert, and each Borrower and Indemnitee hereby waives, any claim, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof provided that the foregoing will not limit the Borrower’s indemnity or reimbursement obligations otherwise set forth in this Section 10.04. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)     Payments. All amounts due under this Section 10.04 shall be payable not later than ten Business Days after demand therefor; provided, however, that such Indemnitee shall promptly refund such amount to the extent that there is a final judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.04.

(f)     Survival. The agreements in this Section 10.04 shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the New Money DIP Commitments and the repayment, satisfaction or discharge of all the other Loan Obligations.

Section 10.05     Marshalling; Payments Set Aside. None of the Agents or the Lenders shall be under any obligation to marshal any assets in favor of any Loan Party or any other Person or against or in payment of any or all of the Loan Obligations. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Loan Obligations and the termination of this Agreement.

Section 10.06     Successors and Assigns.

(a)     Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (except as permitted under Section 7.04) and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f), or (iv) to an SPC in accordance with the provisions of Section 10.06(g) (and any other attempted assignment or transfer by any party hereto shall be null and void); provided, however, that notwithstanding anything to the contrary, no Lender may assign or transfer by participation any of its rights or obligations hereunder to (i) a natural Person or (ii) to Holdings, the Borrower or any of their respective Subsidiaries. Nothing in this Agreement, expressed or implied, is intended to confer, shall be construed to confer, or shall confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section 10.06 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement. In the event of a transfer, assignment, novation or amendment of any rights or obligations under any Loan Documents, the security interests created under the Loan Documents shall automatically and without any formality be preserved as permitted under articles 1278 to 1281 of the Luxembourg Civil Code and for any other purposes.

(b)     Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i)     Minimum Amounts.

(A)

in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)

in any case not described in subsection (b)(i)(A) of this Section 10.06, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $1.0 million unless the Administrative Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

(ii)     Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

(iii)     Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section 10.06 and, in addition:

(A)	[reserved]; and

(B)

the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of any Commitment if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund.

(iv)     Assignment and Assumption. The parties to each assignment shall execute (except as otherwise contemplated in the penultimate sentence of Section 10.13) and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire, any tax forms required under Section 3.01, and all documentation and other information about such assignee as shall have been reasonably requested by the Administrative Agent in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(v)     No Assignment to Natural Persons or Borrower and its Affiliates. No such assignment shall be made to any Defaulting Lender, a natural person, the Borrower or any of the Borrower’s Subsidiaries or Affiliates.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section 10.06, from and after the effective date specified in each Assignment and Assumption, (1) other than in connection with an assignment pursuant to Section 10.06(i), the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided that, except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender. Upon request, and the surrender by the assigning Lender of its Note, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c)     Register. The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a copy of each Assignment and Assumption delivered to it and each notice of cancellation of any Loans delivered by the Borrower pursuant to Section 10.06(i), and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and stated interest amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and each Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender with respect with its own position only, at any reasonable time and from time to time upon reasonable prior notice. This Section 10.06(c) and Section 2.11 shall be construed so that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury regulations (or any other relevant or successor provisions of the Code or of such Treasury regulations). In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, any Lender may request and receive from the Administrative Agent a copy of the Register. Upon its receipt of, and consent to, a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), any tax forms required under Section 3.01, and all documentation and other information about such assignee as shall have been reasonably requested by the Administrative Agent in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, the processing and recordation fee referred to in subsection (b) above, if applicable, and the written consent of the Administrative Agent, if required, and, if required, the Borrower to such assignment, the Administrative Agent shall promptly (i) accept such Assignment and Assumption and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this subsection (c).

(d)     Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower or any of the Borrower’s Subsidiaries or Affiliates) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.01 that directly affects such Participant. Subject to subsection (e) of this Section 10.06, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those Sections, including Section 3.01(e) and Section 3.06) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b) (it being agreed that any documentation required to be provided under Section 3.01(e) shall be provided to the participating Lender). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant shall be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”), provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary in connection with a Tax audit or proceeding to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations (or any applicable amended or successor regulations). The entries in the Participant Register shall be conclusive absent manifest error and such Lender (and the Borrower, to the extent that the Participant requests payment from the Borrower) shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(e)     Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with the Borrower’s prior written consent (not to be unreasonably withheld) or (ii) to the extent that any entitlement to a greater payment results from a Change in Law arising after such Participant became a Participant.

(f)     Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g)     Special Purpose Funding Vehicles. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower (an “SPC”) the option to provide all or any part of any Loan that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Loan, and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. Subject to the provisions of this subsection (g), the Loan Parties agree that each SPC shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 (subject to the requirements and limitations of those Sections) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section 10.06. Each party hereto hereby agrees that (i) neither the grant to any SPC nor the exercise by any SPC of such option shall increase the costs or expenses or otherwise increase or change the obligations of the Borrower under this Agreement (including its obligations under Section 3.04) except (a) to the extent the increase or change results from a Change in Law arising after the grant is made or (b) if the grant to the SPC is made with the Borrower’s prior written consent (not to be unreasonably withheld), (ii) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender would be liable, and (iii) the Granting Lender shall for all purposes, including the approval of any amendment, waiver or other modification of any provision of any Loan Document, remain the lender of record hereunder. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency, or liquidation proceeding under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained herein, any SPC may (i) with notice to, but without prior consent of the Borrower and the Administrative Agent, assign all or any portion of its right to receive payment with respect to any Loan to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Loans to any rating agency, commercial paper dealer or provider of any surety or guaranty or credit or liquidity enhancement to such SPC.

Section 10.07     Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Confidential Information (as defined below) and not to disclose such information, except that Confidential Information may be disclosed: (i) to its Affiliates and to its and their respective Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Confidential Information and instructed to keep such Confidential Information confidential); (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process in which case the Administrative Agent or such Lender, as applicable, shall notify the Borrower prior to such disclosure, in any case, to the extent legally permissible except in the case of routine bank examinations; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (vi) subject to an agreement containing provisions at least as restrictive as those of this Section 10.07, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations; (vii) with the consent of the Borrower; (viii) to the extent such Confidential Information (A) becomes publicly available other than as a result of a breach of this Section 10.07 or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower other than as a result of a breach of this Section 10.07; (ix) to any rating agency in connection with the Transaction, (x) on a confidential basis, to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans, or (xi) to the extent such Confidential Information is independently developed by the Administrative Agent, any Lender or any of their respective Affiliates.

For purposes of this Section 10.07, “Confidential Information” means all non-public information received from Holdings, the Borrower or any of its Subsidiaries or Related Parties relating to Holdings or the Borrower or any Subsidiary or Related Party thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower or any Subsidiary other than by breach of this Section 10.07; provided that, in the case of information received from Holdings or the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential or is delivered pursuant to Section 6.01, 6.02 or 6.03 hereof. Any Person required to maintain the confidentiality of Confidential Information as provided in this Section 10.07 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Confidential Information as such Person would accord to its own confidential information. Notwithstanding the foregoing, any Agent and any Lender may place advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of information on the Internet or worldwide web as it may choose, and circulate similar promotional materials, after the closing of the transactions contemplated by this Agreement in the form of a “tombstone” or otherwise describing the names of the Loan Parties, or any of them, and the amount, type and closing date of such transactions, all at their sole expense.

Each of the Administrative Agent and the Lenders acknowledges that (i) the Confidential Information may include material non-public information concerning Holdings, the Borrower or one or more Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities Laws.

Section 10.08     Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent (such consent not to be unreasonably withheld), to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other Obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such Obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender and its Affiliates under this Section 10.08 are in addition to other rights and remedies (including other rights of setoff) that such Lender or its Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 10.09     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Loan Obligations hereunder.

Section 10.10     Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.11     Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligations shall remain unpaid or unsatisfied.

Section 10.12     Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 10.13     Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, if any Lender’s obligations to make or continue to make Loans has been suspended pursuant to Section 3.02, if any Lender becomes a Defaulting Lender or if any Lender becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.04 or Section 3.01) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(i)     the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);

(ii)     such Eligible Assignee shall have delivered to the Administrative Agent (unless the assignee is already a Lender hereunder) an Administrative Questionnaire, any tax forms required under Section 3.01, and all documentation and other information about such assignee as shall have been reasonably requested by the Administrative Agent in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act;

(iii)     such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iv)     such Lender shall execute an Assignment and Assumption with respect to the Lender’s applicable Commitment and outstanding Loans;

(v)     in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter;

(vi)     such assignment does not conflict with applicable Laws; and

(vii)     in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable amendment, waiver, discharge or termination that the Borrower has requested shall become effective upon giving effect to such replacement (and any related Assignment and Assumptions required to be effected in connection therewith in accordance with this Section 10.13).

In the event that (i) the Borrower or the Administrative Agent has requested that the Lenders consent to an amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders (or, in the case of a consent, waiver or amendment involving all affected Lenders of a certain class, the Required Class Lenders as applicable), then any Lender who does not agree to such consent, waiver or amendment shall be deemed a “Non-Consenting Lender.”

In connection with any replacement, if any such Non-Consenting Lender does not execute and deliver to the Administrative Agent a duly executed Assignment and Assumption reflecting such replacement within five (5) Business Days of the date on which the assignee Lender executes and delivers such Assignment and Assumption Agreement to such Non-Consenting Lender, then such Non-Consenting Lender shall be deemed to have executed and delivered such Assignment and Assumption without any action on the part of the Non-Consenting Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

Section 10.14     Governing Law; Jurisdiction Etc.

(a)     Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN SUCH OTHER LOAN DOCUMENTS) AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK) AND TO THE EXTENT APPLICABLE, THE BANKRUPTCY CODE.

(b)     Submission to Jurisdiction. SUBJECT TO THE FINAL SENTENCE OF THIS CLAUSE (b), EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE BANKRUPTCY COURT AND, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM JURISDICTION, THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN THE BANKRUPTCY COURT, OR, IF THE BANKRUPTCY COURT DOES NOT HAVE, OR ABSTAINS FROM JURISDICTION, SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION, AND HEREBY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT.

(c)     Waiver of Venue. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION 10.14. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d)     Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. Each party to this Agreement irrevocably consents, to the fullest extent it may legally and effectively do so, to service of process in the manner provided for notices in this Agreement. As an alternative method of service, each Netherlands Loan Guarantor, each Mexico Loan Guarantor and each Portugal Loan Guarantor hereby also irrevocably appoints the Process Agent as its agent to receive on behalf of such Netherlands Loan Guarantor, Mexican Loan Guarantor or Portugal Loan Guarantor, as applicable, and its property service of copies of any process, summons, notice or document in any action or proceeding arising out of or relating to any Loan Documents, or for the recognition or enforcement of any judgment.  Such service may be made by mailing or delivering a copy of such process to the applicable Netherlands Loan Guarantor, Mexico Loan Guarantor or Portugal Loan Guarantor in care of the Process Agent.  Each Netherlands Loan Guarantor, each Mexico Loan Guarantor and each Portugal Loan Guarantor hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf and the Process Agent hereby accepts its appointment to act as process agent on behalf of the Netherlands Loan Guarantors, the Mexico Loan Guarantors and the Portugal Loan Guarantors.  Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 10.15     [Reserved].

Section 10.16     Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.16,THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 10.17     No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby and by each of the other Loan Documents (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Loan Parties acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the transactions contemplated by the Loan Documents (including, without limitation, the services provided by the Agents under the Loan Documents and the exercise of rights and remedies under the Loan Documents) are arm’s-length commercial transactions between each of the Loan Parties and their respective Affiliates, on the one hand, and each of the Agents and the Lenders, on the other hand, (B) each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Loan Parties is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) no Agent or Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its equityholders or its Affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Agent or Lender has advised, is currently advising or will advise any Loan Party, its equityholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents, (B) each Agent and each Lender is and has been acting solely as a principal and has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties or any of their respective Affiliates, or any other Person and (C) each of the Administrative Agent in its capacity as Administrative Agent and the Collateral Agent in its capacity as Collateral Agent has no obligation to the Loan Parties or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and no Agent has any obligation to disclose any of such interests to the Loan Parties or any of their respective Affiliates. Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it has deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Agent or Lender, on the one hand, and such Loan Party or its equityholders or its Affiliates, on the other. To the fullest extent permitted by law, each of the Loan Parties agrees that it will not assert, hereby waives and releases any claims that it may have against any Agent or any Lender any claim that any Agent or Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with any such transaction or the process leading thereto.

Section 10.18     Electronic Execution of Assignments and Certain Other Documents. This Agreement, any other Loan Document and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement or any other Loan Document (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures.  Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding each of the Loan Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered.   Any Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication.  For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent, the Collateral Agent and each of the Lenders of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. The Administrative Agent, the Collateral Agent and each of the Lenders may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such Person’s business, and destroy the original paper document.  All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record.  Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor the Collateral Agent is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent or Collateral Agent pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent or Collateral Agent has agreed to accept such Electronic Signature, the Administrative Agent, the Collateral Agent and each of the Lenders shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Administrative Agent, the Collateral Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart.  For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

Section 10.19     USA PATRIOT Act Notice. Each Lender that is subject to the USA PATRIOT Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies all Loan Parties that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001)) (the “USA PATRIOT Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act. Each Loan Party shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the USA PATRIOT Act.

Section 10.20     Orders; Intercreditor Agreements.

(a)     In the event of any conflict between the terms of the Orders and the terms of this Agreement or any other Loan Document (including the Intercreditor Agreement), the terms of the Orders shall govern and control.

(b)     Each of the Lenders and the other Senior Credit Parties: acknowledges that obligations of the Loan Parties under the DIP ABL Loan Documents and Pre-Petition ABL Documents are secured by Liens on assets of the Loan Parties that constitute Collateral and that the relative Lien priority and other creditor rights of the Senior Credit Parties and the secured parties under the DIP ABL Documents and the Pre-Petition ABL Loan Documents will be set forth in the Intercreditor Agreement. Each of the Lenders and the other Senior Credit Parties hereby acknowledges that it has received a copy of the Intercreditor Agreement. Each of the Lenders and the other Senior Credit Parties hereby irrevocably authorizes and directs the Administrative Agent and the Collateral Agent to (i) execute and deliver, in each case on behalf of such Senior Credit Party and without any further consent, authorization or other action by such Senior Credit Party, on the Closing Date, the Intercreditor Agreement dated as of the Closing Date and any documents relating thereto and (ii) appoint Cortland to act as Specified Mexico Collateral Agent (as defined therein) thereunder and under the other Specified Mexico Collateral Documents (as defined therein). Each of the Lenders and the other Senior Credit Parties agree that in the event of any conflict or inconsistency between this Agreement and the Intercreditor Agreement with respect to lien priority, rights and remedies in connection with the Collateral, or otherwise, the terms of the Intercreditor Agreement shall govern.

(c)     Each of the Lenders and the other Senior Credit Parties (each on behalf of itself and any Senior Credit Parties that may be its Affiliate) hereby irrevocably (i) consents to the treatment of Liens to be provided for under the Intercreditor Agreement, (ii) agrees that, upon the execution and delivery thereof, such Senior Credit Party will be bound by the provisions of the Intercreditor Agreement as if it were a signatory thereto and will take no actions contrary to the provisions of the Intercreditor Agreement, (iii) agrees that no Senior Credit Party shall have any right of action whatsoever against the Administrative Agent or any Collateral Agent or Cortland, in its capacity as Specified Mexico Collateral Agent (as defined in the Intercreditor Agreement), as a result of any action taken by the Administrative Agent, the Collateral Agent or Cortland, in its capacity as Specified Mexico Collateral Agent (as defined in the Intercreditor Agreement) pursuant to this Section 10.20 or in accordance with the terms of the Intercreditor Agreement, (iv) authorizes and directs the Administrative Agent and the Collateral Agent to carry out the provisions and intent of each such document and (v) authorizes and directs the Administrative Agent and the Collateral Agent to take such actions as shall be required to release Liens on the Collateral in accordance with the terms of the Intercreditor Agreement.

Section 10.21     Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     he application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 10.22     Parallel Liability. Each Loan Party irrevocably and unconditionally undertakes to pay to the Collateral Agent an amount equal to the aggregate amount of its Corresponding Liabilities (as these may exist from time to time). The parties hereto agree that (a) a Loan Party’s Parallel Liability is due and payable at the same time as, for the same amount of and in the same currency as its Corresponding Liabilities, (b) a Loan Party’s Parallel Liability is decreased to the extent that its Corresponding Liabilities have been irrevocably paid or discharged and its Corresponding Liabilities are decreased to the extent that its Parallel Liability has been irrevocably paid or discharged, (c) a Loan Party’s Parallel Liability is independent and separate from, and without prejudice to, its Corresponding Liabilities, and constitutes a single obligation of that Loan Party to the Collateral Agent (even though that Loan Party may owe more than one Corresponding Liability to the Loan Parties under the Loan Documents) and an independent and separate claim of the Collateral Agent to receive payment of that Parallel Liability (in its capacity as the independent and separate creditor of that Parallel Liability and not as a co-creditor in respect of the Corresponding Liabilities); and (d) solely for purposes of this Section 10.22, the Collateral Agent acts as creditor in its own right and not as agent or representative of any other Senior Credit Party or any other Person and accordingly holds neither its claim resulting from a Parallel Liability nor any Collateral securing a Parallel Liability on trust.

Section 10.23     Portugal Guarantor. The Portugal Guarantee granted by the Portugal Loan Guarantor (a) will not guarantee, in any case, any Loan Obligations under the Loan Documents if and to the extent the granting of such guarantee would, in any way, constitute unlawful financial assistance situation in violation, to the extent applicable, of article 322 of the Portuguese Commercial Companies Code, enacted by Decree-Law no. 262/86, of 2 September 1986, as amended from time to time; (b) shall be preserved and shall not be released, discharged, extinguished or in any way impaired or jeopardized neither (i) by the amendment, alteration or novation of the Loan Obligations nor (ii) by the transfer, whether by assignment, novation or otherwise of the Loan Obligations, all carried out in accordance with the Loan Documents. The Portugal Loan Guarantor waives its rights of prior excussio (renúncia ao benefício da excussão prévia).

Article XI

Loan Guaranty

Section 11.01     Loan Guaranty. Each Loan Guarantor hereby agrees that it is jointly and severally liable for, and, as primary obligor and not merely as surety, absolutely and unconditionally Guarantees to the Administrative Agent and each other Senior Credit Party and their respective successors and assigns, the due and punctual payment and performance of the Loan Obligations, and that all other obligations of the Borrower to the Senior Credit Parties or the Administrative Agent under this Agreement or the Credit Agreement shall be promptly paid in full or performed, all in accordance with the terms hereof. Each Loan Guarantor further agrees that the Loan Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its Guarantee notwithstanding any such extension or renewal.

Section 11.02     Guaranty of Payment. Each of the Loan Guarantors further agrees that failing payment when due of any amount so guaranteed or any performance so Guaranteed for whatever reason, the Loan Guarantors shall be jointly and severally obligated to pay the same immediately. Each Loan Guarantor agrees that this is a Guarantee of payment and not a guarantee of collection. Each Loan Guarantor waives any right to require the Administrative Agent, the Collateral Agent, any Lender or any other Senior Credit Party to sue the Borrower, any Loan Guarantor, any other Guarantor, or any other person obligated for all or any part of the Loan Obligation, or otherwise to enforce its payment against any collateral securing all or any part of the Loan Obligations.

Section 11.03     No Limitations.

(a)     Except for termination of a Loan Guarantor’s obligations hereunder as expressly provided in Section 9.10 hereof, the obligations of each Loan Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Loan Obligations, or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any other Senior Credit Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Loan Guarantor under this Agreement; (iii) the release of any security held by the Collateral Agent or any other Senior Credit Party for the Loan Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Loan Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Guarantor or otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the indefeasible payment in full of all the Loan Obligations). Subject to the terms of the Intercreditor Agreement, each Loan Guarantor expressly authorizes the Senior Credit Parties to take and hold security for the payment and performance of the Loan Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Loan Obligations, all without affecting the obligations of any Loan Guarantor hereunder.

(b)     To the fullest extent permitted by applicable Law, each Loan Guarantor waives any defense based on or arising out of any defense of the Borrower, the Portugal Loan Guarantor or any other Loan Guarantor or the unenforceability of the Loan Obligations, or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower, the Portugal Loan Guarantor or any other Loan Guarantor, other than the indefeasible payment in full of all the Loan Obligations. Subject to the terms of the Intercreditor Agreement, the Administrative Agent, Collateral Agent and the other Senior Credit Parties may in accordance with the terms of the Collateral Documents, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Loan Obligations, make any other accommodation with the Borrower, the Portugal Loan Guarantor or any other Loan Guarantor or exercise any other right or remedy available to them against the Borrower, the Portugal Loan Guarantor or any other Loan Guarantor, without affecting or impairing in any way the liability of any Loan Guarantor hereunder except to the extent the Loan Obligations have been fully and indefeasibly paid in full. To the fullest extent permitted by applicable Law, each Loan Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Guarantor against the Borrower, the Portugal Loan Guarantor or any other Loan Guarantor, as the case may be, or any security.

(c)     In case any provision hereunder shall be invalid, illegal or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(d)     All rights of the Administrative Agent hereunder and all obligations of each Loan Guarantor under this Loan Guaranty shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of this Agreement, any other Loan Document, any agreement with respect to any of the Loan Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Loan Obligations, or any other amendment or waiver of or any consent to any departure from this Agreement, any other Loan Document, any other agreement or instrument, (c) any release or amendment or waiver of or consent under or departure from any guarantee guaranteeing all or any of the Loan Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Loan Guarantor in respect of the Loan Obligations or this Agreement, other than the indefeasible payment in full of all the Loan Obligations. Without limiting the generality of the foregoing, each Mexico Loan Guarantor hereby irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, all rights and benefits of orden, excusión, división, quita, novación, espera and/or modificación and any other rights specified in Articles 2813, 2814, 2815, 2816, 2817, 2818, 2819, 2820, 2821, 2822, 2823, 2826, 2827, 2829, 2837, 2838, 2839, 2840, 2842, 2844, 2845, 2846, 2847, 2848 and 2849, and any other related or applicable Articles of the Federal Civil Code of Mexico (Código Civil Federal) and the corresponding provisions of the Civil Codes applicable in the States of Mexico (or any successor provisions) and in Mexico City, Mexico. Each Mexico Loan Guarantor hereby expressly and irrevocably represents that it has full knowledge about the content of such Articles described above, and therefore, such Articles are not required to be transcribed herein.

Section 11.04     Rights of Subrogation. Each Loan Guarantor shall be subrogated to all rights of Senior Credit Parties against the Borrower in respect of any amounts paid by any Loan Guarantor pursuant to the provisions of Section 11.01 hereof; provided that, if an Event of Default has occurred and is continuing, no Loan Guarantor shall be entitled to enforce or receive any payments arising out of, or based upon, such right of subrogation until all amounts then due and payable by the Borrower under this Agreement or the Loan Obligations shall have been paid in full.

Section 11.05     Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Loan Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, or reorganization of the Borrower or otherwise, including, without limitation in connection with the Cases, each Loan Guarantor’s obligations under this Loan Guaranty (if any) with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent or any other Senior Credit Party is in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Loan Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, including, without limitation, by the Cases, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Loan Obligations shall nonetheless be payable by the Loan Guarantors to the extent such Loan Guarantor has guaranteed such Loan Obligation forthwith on demand by the Administrative Agent or any other Senior Credit Party.

Section 11.06     Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s, the Portugal Loan Guarantor and each other Loan Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Loan Obligations, and the nature, scope and extent of the risks that such Loan Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Senior Credit Parties will have any duty to advise such Loan Guarantor of information known to it or any of them regarding such circumstances or risks.

Section 11.07     Waiver of Contribution and Subrogation. Each Loan Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Senior Credit Parties in respect of any obligations guaranteed hereby until payment in full of all obligations guaranteed hereby. Each Loan Guarantor further agrees that, subject to the terms of the Intercreditor Agreement, as between the Loan Guarantors, on the one hand, and the Senior Credit Parties and the Administrative Agent, on the other hand, (x) the maturity of the obligations guaranteed hereby may be accelerated as provided in Article VIII hereof for the purposes of this Loan Guaranty, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such obligations as provided in Article VIII hereof, such obligations (whether or not due and payable) shall forthwith become due and payable by the Loan Guarantors for the purpose of this Agreement. The Loan Guarantors shall have the right to seek contribution from any non-paying Loan Guarantor so long as the exercise of such right does not impair the rights of the Senior Credit Parties under the Loan Guaranty.

Section 11.08     Subordination. Each Loan Guarantor hereby agrees that upon the occurrence and during the continuance of an Event of Default and after notice from the Administrative Agent, all Indebtedness owed by it to any Subsidiary shall be fully subordinated to the indefeasible payment in full of the Loan Obligations.

Section 11.09     Survival of Loan Guaranty. All covenants, agreements, representations and warranties made by the Loan Guarantors in this Loan Guaranty shall be considered to have been relied upon by the Senior Credit Parties and shall survive the execution and delivery of the Loan Documents and the making of any Loans, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Loan Obligations shall remain unpaid or unsatisfied.

Section 11.10     Right of Setoff. In addition to any rights and remedies of the Senior Credit Parties provided by Law, upon the occurrence and during the continuance of any Event of Default, each Senior Credit Party and its Affiliates is authorized at any time and from time to time, without prior notice to the Borrower or any Loan Guarantor, any such notice being waived by the Borrower and each Loan Guarantor to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other Indebtedness at any time owing by, such Senior Credit Party and its Affiliates to or for the credit or the account of the respective Loan Guarantors against any and all obligations owing to such Senior Credit Party and its Affiliates hereunder, now or hereafter existing, irrespective of whether or not such Senior Credit Party or Affiliate shall have made demand under this Agreement and although such obligations may be contingent or unmatured or denominated in a currency different from that of the applicable deposit or Indebtedness. Each Senior Credit Party agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Senior Credit Party; provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Senior Credit Party under this Section 11.10 are in addition to other rights and remedies (including other rights of setoff) that the Administrative Agent and such Senior Credit Party may have.

Section 11.11     Maximum Liability. The provisions of this Loan Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, including, without limitation, the Bankruptcy Code, if the obligations of any Loan Guarantor under this Loan Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Loan Guarantor’s liability under this Loan Guaranty, then, notwithstanding any other provision of this Loan Guaranty to the contrary, the amount of such liability shall, without any further action by the Loan Guarantors or any Senior Credit Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Loan Guarantor’s “Maximum Liability”). This Section with respect to the Maximum Liability of each Loan Guarantor is intended solely to preserve the rights of the Administrative Agent and the other Senior Credit Parties to the maximum extent not subject to avoidance under applicable law, and no Loan Guarantor nor any other person or entity shall have any right or claim under this Section with respect to such Maximum Liability, except to the extent necessary so that the obligations of any Loan Guarantor hereunder shall not be rendered voidable under applicable law. Each Loan Guarantor agrees that the Loan Obligations guaranteed by such Loan Guarantor may at any time and from time to time exceed the Maximum Liability of each Loan Guarantor without impairing this Loan Guaranty or affecting the rights and remedies of the Administrative Agent or any other Senior Credit Party hereunder, provided that, nothing in this sentence shall be construed to increase any Loan Guarantor’s obligations hereunder beyond its Maximum Liability.

Section 11.12     Contribution.

(a)     In the event any Loan Guarantor (a “Paying Guarantor”) shall make any payment or payments under this Loan Guaranty in respect of the Loan Obligations or shall suffer any loss as a result of any realization upon any collateral granted by it to secure its obligations under this Loan Guaranty in respect of the Loan Obligations, each other Loan Guarantor (each a “Non-Paying Guarantor”) shall contribute to such Paying Guarantor an amount equal to such Non-Paying Guarantor’s “Applicable Percentage” of such payment or payments made, or losses suffered, by such Paying Guarantor. For purposes of this Article XI, each Non-Paying Guarantor’s “Applicable Percentage” with respect to any such payment or loss by a Paying Guarantor shall be determined as of the date on which such payment or loss was made by reference to the ratio of (i) such Non-Paying Guarantor’s Maximum Liability as of such date in respect of the Loan Obligations (without giving effect to any right to receive, or obligation to make, any contribution hereunder) or, if such Non-Paying Guarantor’s Maximum Liability in respect of the Loan Obligations has not been determined, the aggregate amount of all monies received by such Non-Paying Guarantor from the Borrower after the date hereof (whether by loan, capital infusion or by other means) to (ii) the aggregate Maximum Liability of all Loan Guarantors hereunder in respect of the Loan Obligations (including such Paying Guarantor) as of such date (without giving effect to any right to receive, or obligation to make, any contribution hereunder), or to the extent that a Maximum Liability has not been determined for any Loan Guarantor in respect of the Loan Obligations, the aggregate amount of all monies received by such Loan Guarantors from the Borrowers after the date hereof (whether by loan, capital infusion or by other means). Nothing in this provision shall affect any Loan Guarantor’s several liability for the entire amount of the Loan Obligations (up to such Loan Guarantor’s Maximum Liability in respect of the Loan Obligations).

(b)     Each of the Loan Guarantors covenants and agrees that its right to receive any contribution under this Loan Guaranty from a Paying Guarantor or Non-Paying Guarantor shall be subordinate and junior in right of payment to the payment in full in cash of the Loan Obligations. This provision is for the benefit of both the Administrative Agent, the Senior Credit Parties and the Loan Guarantors and may be enforced by any one, or more, or all of them in accordance with the terms hereof.

Section 11.13     Liability Cumulative. The liability of each Loan Party (other than the Portugal Loan Guarantor) as a Loan Guarantor under this Article XI is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent and the other Senior Credit Parties under this Agreement and the other Loan Documents to which such Loan Party is a party without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

Section 11.14     Effect of Netherlands Civil Code. Notwithstanding the foregoing provisions of this Article XI, no Loan Party residing or incorporated in The Netherlands shall, or shall be deemed to, guarantee any Loan Obligations or otherwise bind itself (whether by indemnification or otherwise) to the extent that if included, such act would constitute unlawful financial assistance within the meaning of Article 98c or 207c of Book 2 of the Netherlands Civil Code.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LIBBEY INC.,
as Holdings

By: /s/ Michael P. Bauer
     Name: Michael P. Bauer
     Title:   Chief Executive Officer

LIBBEY GLASS INC.,
as Borrower

By: /s/ Michael P. Bauer
     Name: Michael P. Bauer
     Title:   Chief Executive Officer

[SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

SUBSIDIARY GUARANTORS:

LGA3 CORP.

By: /s/ Michael P. Bauer
     Name: Michael P. Bauer
     Title:   Chief Executive Officer

THE DRUMMOND GLASS COMPANY

By: /s/ Michael P. Bauer
     Name: Michael P. Bauer
     Title:   Chief Executive Officer

LGA4 CORP.

By: /s/ Michael P. Bauer
     Name: Michael P. Bauer
     Title:   Chief Executive Officer

SYRACUSE CHINA COMPANY

By: /s/ Michael P. Bauer
     Name: Michael P. Bauer
     Title:   Chief Executive Officer

LGFS INC.

By: /s/ Michael P. Bauer
     Name: Michael P. Bauer
     Title:   Chief Executive Officer

[SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

SUBSIDIARY GUARANTORS (CONT.):

WORLD TABLEWARE INC.

By: /s/ Michael P. Bauer
     Name: Michael P. Bauer
     Title:   Chief Executive Officer

LGC CORP.

By: /s/ Michael P. Bauer
     Name: Michael P. Bauer
     Title:   Chief Executive Officer

LGAC LLC

By: /s/ Michael P. Bauer
     Name: Michael P. Bauer
     Title:   Chief Executive Officer

LIBBEY.COM LLC

By: /s/ Michael P. Bauer
     Name: Michael P. Bauer
     Title:   Chief Executive Officer

LGAU CORP.

By: /s/ Michael P. Bauer
     Name: Michael P. Bauer
     Title:   Chief Executive Officer

[SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

SUBSIDIARY GUARANTORS (CONT.):

LIBBEY EUROPE B.V.

By: /s/ Jennifer Michele Jaffee
     Name: Jennifer Michele Jaffee
     Title:   Authorized Signatory

LIBBEY INTERNATIONAL C.V.

represented by its general partner LIBBEY

GLASS INC.

By: /s/ Jennifer Michele Jaffee
     Name: Jennifer Michele Jaffee
     Title:   Senior Vice President,

                 General Counsel and

                 Secretary

B.V. KONINKLIJKE NEDERLANDSCHE

GLASFABRIEK LEERDAM

By: /s/ Jennifer Michele Jaffee
     Name: Jennifer Michele Jaffee
     Title:   Authorized Signatory

LIBBEY EUROPE FINANCE COMPANY B.V.

By: /s/ Jennifer Michele Jaffee
     Name: Jennifer Michele Jaffee
     Title:   Authorized Signatory

[SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

SUBSIDIARY GUARANTORS (CONT.):

LIBBEY MEXICO HOLDINGS B.V.

By: /s/ Jennifer Michele Jaffee
     Name: Jennifer Michele Jaffee
     Title:   Authorized Signatory

LIBBEY MÉXICO, S. DE R.L. DE C.V.

By: /s/ Jennifer Michele Jaffee
     Name: Jennifer Michele Jaffee
     Title:    Attorney-In-Fact

CRISA LIBBEY MÉXICO, S. DE R.L. DE C.V.

By: /s/ Jennifer Michele Jaffee
     Name: Jennifer Michele Jaffee
     Title:    Attorney-In-Fact

CRISAL-CRISTALARIA AUTOMÁTICA, SA

By: /s/ Jennifer Michele Jaffee
     Name: Jennifer Michele Jaffee
     Title:   Chairman of the Board of

                 Directors with delegated

                 powers

[SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

CORTLAND CAPITAL MARKET SERVICES LLC, as Administrative Agent and as Collateral Agent By: /s/ Winnalynn N Kantaris Name: Winnalynn N. Kantaris Title: Associate General Counsel

[SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

Credit Suisse Loan Funding LLC, as a Lender

By:	/s/ Sathish Shanthan
Name: Sathish Shanthan
Title: Authorized Signatory

[SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

By Brigade Capital Management, LP as Investment Manager on Behalf of its Various Funds Accounts listed below, as Lenders

By:	/s/ Patrick Criscillo
Name:	Patrick Criscillo
Title:	Chief Financial Officer

Portfolio
Big River Group Fund SPC LLC
Brigade Credit Fund II Ltd.
Brigade Collective Investment Trust - Brigade Diversified Credit CIT
Brigade Opportunistic Credit LBG Fund Ltd.
Delta Master Trust
FedEx Corporation Employees' Pension Trust
Future Directions Credit Opportunities Fund
JPMorgan Chase Retirement Plan Brigade Bank Loan
Los Angeles County Employees Retirement Association
SC CREDIT OPPORTUNITIES MANDATE, LLC
SEI Institutional Managed Trust - Multi-Strategy Alternative Fund
The Coca-Cola Company Master Retirement Trust

[SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

Pelican Loan Advisors III, LLC		,
as a Lender

By:	/s/ Daniel Collin
Name: Daniel Collin
Title: Authorized Signer

GCF Subsidiary 1 LLC, as a Lender

By:	/s/ Christina D. Jamieson
Name: Christina D. Jamieson
Title: Designated Signatory

GC Finance Operations II, Inc., as a Lender

By:	/s/ Christina D. Jamieson
Name: Christina D. Jamieson
Title: Designated Signatory

Bell Atlantic Master Trust,
as a Lender

By:	/s/ Adolfo Waisburg
Name: Adolfo Waisburg
Title: Authorized Signatory

Credit Value Master Fund IV-A1, LP, as a Lender

By:	/s/ Adolfo Waisburg
Name: Adolfo Waisburg
Title: Authorized Signatory

Credit Value Master Fund IV-B, LP, as a Lender

By:	/s/ Adolfo Waisburg
Name: Adolfo Waisburg
Title: Authorized Signatory

NYLIAC General Credit Value Partners (SMA), 1861, as a Lender

By:	/s/ Adolfo Waisburg
Name: Adolfo Waisburg
Title: Authorized Signatory

[SUPERPRIORITY SECURED DEBTOR-IN-POSSESSION CREDIT AGREEMENT]

Schedule 1.01(a)

Subsidiary Guarantors

1.	The Drummond Glass Company
2.	World Tableware Inc.
3.	LGA3 Corp.
4.	LGA4 Corp.
5.	Syracuse China Company
6.	Libbey.com LLC
7.	LGFS Inc.
8.	LGAC LLC
9.	LGC Corp.
10.	LGAU Corp.
11.	Crisa Libbey México, S. de R.L. de C.V.
12.	Libbey México, S. de R.L. de C.V.
13.	Crisal – Cristalaria Automática S.A.
14.	Libbey International C.V.
15.	Libbey Europe B.V.
16.	Libbey Mexico Holdings B.V.
17.	B.V. Koninklijke Nederlandsche Glasfabriek Leerdam
18.	Libbey Europe Finance Company B.V.